SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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☐	Soliciting Material Pursuant to §240.14a-11(c) or §240.14a-12

ADVANCED MICRO DEVICES, INC.

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(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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ADVANCED MICRO DEVICES, INC.

ONE AMD PLACE

P.O. BOX 3453

SUNNYVALE, CALIFORNIA 94088-3453

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

We will hold the 2009 Annual Meeting of Stockholders of Advanced Micro Devices, Inc. at the Hyatt Regency Austin, 208 Barton Springs Road, Austin, Texas, on             ,             , 2009. The meeting will start at 9 a.m. CDT. At the meeting, we will ask you to:

•	Elect nine directors;

•	Ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the current fiscal year;

•

Approve a one-time exchange of outstanding employee stock options to purchase shares of our common stock that have an exercise price greater than the 52-week high trading price of our common stock on the NYSE at the commencement of our tender offer to our employees (other than options granted within the 12-month period preceding the commencement date of our tender offer to our employees and other than options held by our independent directors and named executive officers set forth on the Summary Compensation Table on page 36) to (i) provide renewed incentives and motivate eligible employees to achieve future stock price growth, (ii) avoid stockholder dilution that would result from the issuance of new option grants to incentivize employees and (iii) recapture value from compensation costs that we already are incurring with respect to outstanding options that have little or no retentive or incentive value (replacing such outstanding options should not create additional compensation expense (other than immaterial expenses));

•	Approve the amendment and restatement of the Advanced Micro Devices, Inc. 2004 Equity Incentive Plan; and

•	Transact any other business that properly comes before the meeting or any adjournment or postponement thereof.

By Order of the Board of Directors,

HARRY A. WOLIN

Corporate Secretary

This Proxy Statement is dated                     , 2009 and will first be mailed to the stockholders of Advanced Micro Devices, Inc. on or about     , 2009.

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, YOUR VOTE IS IMPORTANT AND WE ENCOURAGE YOU TO VOTE PROMPTLY. YOU MAY VOTE YOUR SHARES VIA A TOLL-FREE TELEPHONE NUMBER OR OVER THE INTERNET BY FOLLOWING THE INSTRUCTIONS CONTAINED IN THE PROXY CARD. YOU MAY ALSO SIGN, DATE AND MAIL THE PROXY CARD IN THE ENVELOPE PROVIDED. INSTRUCTIONS REGARDING METHODS OF SUBMITTING A PROXY ARE CONTAINED ON THE PROXY CARD.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON             , 2009: OUR PROXY STATEMENT AND ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED DECEMBER 27, 2008 ARE AVAILABLE ELECTRONICALLY AT WWW.PROXYVOTE.COM.

ADVANCED MICRO DEVICES, INC.

PROXY STATEMENT

2009 ANNUAL MEETING OF STOCKHOLDERS

QUESTIONS AND ANSWERS

1.	Q: WHY AM I RECEIVING THESE MATERIALS?

A:	Our Board of Directors is providing these materials to you in connection with the Board’s solicitation of proxies for use at our Annual Meeting, which will take place on , 2009 at the Hyatt Regency Austin, 208 Barton Springs Road, Austin, Texas. Our stockholders as of the close of business on , 2009, the record date for our Annual Meeting, are invited to attend the Annual Meeting and are requested to vote on the items described in this proxy statement.

2.	Q: WHO IS SOLICITING MY VOTE?

A:	This proxy solicitation is being made by the Board of Directors of Advanced Micro Devices, Inc. We have retained , professional proxy solicitors, to assist us with this proxy solicitation. We will pay the entire cost of this solicitation, including fee, which we expect to be approximately $ .

3.	Q: WHEN WERE MATERIALS MAILED TO STOCKHOLDERS?

A:	The proxy materials were first mailed to stockholders on or about , 2009.

4.	Q: WHAT MAY I VOTE ON?

A:	You may vote on:

•	The election of directors to serve on our Board of Directors;

•	Ratifying the appointment of our independent registered public accounting firm for the current fiscal year;

•

The approval of a one-time exchange of outstanding employee stock options to purchase shares of our common stock that have an exercise price greater than the 52-week high trading price of our common stock on the New York Stock Exchange, or NYSE, at the commencement of our tender offer to our employees (other than options granted within the 12-month period preceding the commencement date of our tender offer to our employees and other than options held by our independent directors and named executive officers) (Option Exchange); and

•	The approval of an amendment and restatement of the Advanced Micro Devices, Inc. 2004 Equity Incentive Plan (2004 Plan).

5.	Q: HOW DOES THE BOARD RECOMMEND I VOTE ON THE PROPOSALS?

A:	The Board of Directors recommends that you vote:

•	FOR each of the director nominees;

•	FOR the ratification of appointment of Ernst & Young LLP as our independent registered public accounting firm for the current fiscal year;

•	FOR the Option Exchange; and

•	FOR the approval of the amendment and restatement of the 2004 Plan.

6.	Q: WHY DOES THE BOARD RECOMMEND THAT I VOTE FOR THE OPTION EXCHANGE?

A:	Our Board of Directors believes that the Option Exchange will provide an opportunity to (i) provide renewed incentives and motivate eligible employees to achieve future stock price growth, (ii) avoid stockholder dilution that would result from the issuance of new option grants to incentivize employees and (iii) recapture value from compensation costs that we already are incurring with respect to outstanding options that have little or no retentive or incentive value (replacing such outstanding options should not create additional compensation expense (other than immaterial expenses)). As a result of the extreme volatility in our stock price, many of our employee stock options are underwater. By realigning the exercise prices of previously granted stock options with the current value of our common stock, our Board of Directors believes that the new stock options will become an important tool to help motivate our eligible employees to continue to create stockholder value. See “Item 3—Approval of the Option Exchange” included elsewhere in this proxy statement.

7.	Q:	WHY DOES THE BOARD RECOMMEND THAT I VOTE FOR THE AMENDMENT AND RESTATEMENT OF THE 2004 PLAN?

A:	The Board of Directors believes it is essential to obtain an additional 31,250,000 million shares for grant under the 2004 Plan and to increase the number of shares an individual may receive to 3,000,000 shares in any calendar year and to 6,000,000 shares during the first 12 months of an individual’s service. The Board of Directors believes that these amendments are necessary to assist in the retention and hiring of employees, to allow us to continue awarding equity-based compensation, which is an important component of our overall compensation program, and to continue to provide our employees with an incentive to contribute to our future success by providing an opportunity to acquire shares of our common stock. The Board of Directors believes that the increased number of shares to fund awards under our equity compensation program represents a reasonable amount of potential equity dilution. Further, the Board of Directors believes that the increased number of awards an individual may receive provides additional flexibility to grant the equity awards required to attract, retain and motivate our employees. See “Item 4-Approval of the Amendment and Restatement of the 2004 Equity Incentive Plan” included elsewhere in this proxy statement.

8.	Q: WHO IS ENTITLED TO VOTE?

A:	Stockholders as of the close of business on , 2009, the record date for our Annual Meeting, are entitled to vote on all items properly presented at the Annual Meeting. On the record date, approximately shares of our common stock were outstanding. Every stockholder is entitled to one vote for each share of common stock held on the record date. A list of these stockholders will be available during ordinary business hours at the principal place of business of AMD, located at One AMD Place, M/S 68, Sunnyvale, California, from the Assistant Corporate Secretary of the Company and at 7171 Southwest Parkway, M/S 100, Austin, Texas, 78735 from the Corporate Secretary of the Company, in each case at least ten days before the Annual Meeting. The list of stockholders will also be available at the time and place of the Annual Meeting.

9.	Q: IF I AM A STOCKHOLDER OF RECORD, HOW DO I VOTE?

A:	If you are a stockholder of record, you may vote in person at the Annual Meeting. We will give you a ballot when you arrive.

If you do not wish to vote in person or if you will not be attending the Annual Meeting, you may vote by proxy. If you complete and properly sign each proxy card you received and return it to us in the prepaid envelope, it will be voted by one of the individuals indicated on the card (your “proxy”) as you direct. If you return your signed proxy card or vote by proxy over the Internet but do not mark the boxes showing how you wish to vote, your shares will be voted FOR the election of the director nominees, FOR the ratification of the appointment of our independent registered public accounting firm, FOR the Option Exchange, FOR the amendment and restatement of the 2004 Plan, and in the discretion of the proxy holders for any other matter that may properly come before the Annual Meeting.

If you live in the United States or Canada, you may submit your proxy by following the Vote by Telephone instructions on the proxy card. If you have Internet access, you may submit your proxy from any location in the world by following the Vote by Internet instructions on the proxy card.

10.	Q: WHO CAN ATTEND THE ANNUAL MEETING?

A:	Only stockholders as of the close of business on , 2009, holders of proxies for those stockholders and other persons invited by us can attend. If your shares are held by your broker in “street name,” you must bring a letter from your broker to the Annual Meeting showing that you were the direct or indirect (“beneficial”) owner of the shares on , 2009 to attend the Annual Meeting.

11.	Q: CAN I VOTE AT THE MEETING?

A:	Yes. If you held your shares in your own name on the record date, you may vote your shares in person at the Annual Meeting. If you wish to vote your shares in person at the Annual Meeting and they are held by your broker in “street name,” you must obtain a proxy from the record holder and bring a letter from the broker to the Annual Meeting showing that you were the beneficial owner of the shares on , 2009.

12.	Q: CAN I CHANGE MY VOTE AFTER I HAVE VOTED?

A:	Yes. You may change your vote at any time before the voting concludes at the Annual Meeting. You may vote again on the Internet or by telephone (only your latest Internet or telephone proxy submitted prior to the Annual Meeting will be counted), or by signing and returning a new proxy card with a later date or by attending the Annual Meeting and voting in person. However, your attendance at the Annual Meeting will not automatically revoke your proxy unless you vote again at the Annual Meeting or specifically request in writing that your prior proxy be revoked.

13.	Q: HOW DO I VOTE MY SHARES IF THEY ARE HELD IN STREET NAME?

A:	If your shares are held by your broker in “street name,” you will receive a form from your broker seeking instruction as to how your shares should be voted. We urge you to complete this form and instruct your broker how to vote on your behalf. Instead, you can vote in person at the Annual Meeting, but you must bring a letter from the broker showing that you were the beneficial owner of your shares on , 2009.

14.	Q: WHAT IS A “QUORUM”?

A:	For the purposes of the Annual Meeting, a “quorum” is a majority of the outstanding shares. They may be present at the Annual Meeting or represented by proxy. There must be a quorum for the Annual Meeting to be held. If you voted on the Internet, by telephone or by properly submitting a proxy card, even if you abstain from voting, your shares will be considered part of the quorum.

15.	Q: WHAT IS BROKER “DISCRETIONARY” VOTING?

A:

Under the rules of the NYSE, if you hold your shares through a broker, your broker is permitted to vote your shares on the election of directors and the ratification of our independent registered public accounting firm in its discretion if it has transmitted the proxy materials to you and has not received voting instructions from you on how to vote your shares before the deadline set by your broker. Under the NYSE rules, your broker does not have discretionary authority to vote on the proposal to approve the Option Exchange or the proposal to amend and restate the 2004 Plan, so it is very important that you instruct your broker how to vote on these proposals. A broker non-vote occurs where your broker has not received instructions from you as to how to vote your shares on a proposal and does not have discretionary authority to vote on the proposal.

16.	Q: HOW ARE MATTERS PASSED OR DEFEATED?

A:	Each of the nine director nominees will be elected if each of them receives a majority of the votes cast. A majority of the votes cast means that the number of votes cast “for” a director must exceed the number of votes cast “against” that director. Abstentions will not be counted in the determination of the majority of votes cast and will thus have no effect on this proposal. Broker non-votes will have no effect on the outcome of the election of directors. Each incumbent director has submitted a written resignation to the Board that will be effective if he/she does not receive a majority of the votes cast and the resignation is accepted by the Board. Ratification of the appointment of our independent registered public accounting firm must receive affirmative votes from the majority of the shares of common stock entitled to vote and represented, in person or by proxy, at the meeting. An abstention has the same effect as a vote against this proposal. Broker non-votes will have no effect on the outcome of the ratification of the appointment of our independent registered public accounting firm. The proposal to approve the Option Exchange and the proposal to amend and restate the 2004 Plan both require the affirmative vote of a majority of votes cast, provided that the total vote cast on the proposal represents over 50% of the outstanding common stock entitled to vote on the proposals. Abstentions will not be counted as a vote “for” or “against” these proposals, but will be counted for purposes of determining whether the total votes cast on each proposal represents over 50% of the outstanding common stock entitled to vote on the proposals. Broker non-votes will not be counted in the determination of the majority of votes cast or the determination of whether the total votes cast on the proposals represent over 50% of the outstanding common stock entitled to vote on the proposals.

17.	Q: WHO WILL COUNT THE VOTES?

A:	Proxies will be tabulated by Broadridge Financial Solutions, Inc. (Broadridge), formerly known as ADP-ICS.

18.	Q: WHERE CAN I FIND THE VOTING RESULTS OF THE ANNUAL MEETING?

A:	We will announce preliminary voting results at the Annual Meeting and publish final results in our quarterly report on Form 10-Q for the second fiscal quarter of 2009.

19.	Q: IS MY VOTE CONFIDENTIAL?

A:	Proxy cards, ballots and voting tabulations that identify individual stockholders are mailed or returned directly to Broadridge and handled in a manner that protects your voting privacy. Your vote will not be disclosed except (1) as needed to permit Broadridge to tabulate and certify the vote and (2) as required by law. However, comments written on the proxy card may be forwarded to management. In that case, your identity may not be kept confidential.

20.	Q:	HOW WILL VOTING ON ANY BUSINESS NOT DESCRIBED IN THIS PROXY STATEMENT BE CONDUCTED?

A:	We do not know of any business to be considered at the Annual Meeting other than the items described in this proxy statement. If any other business is presented at the Annual Meeting, your proxy gives authority to Derrick R. Meyer, our Chief Executive Officer, and Harry A. Wolin, our Senior Vice President, General Counsel and Corporate Secretary, to vote on such matters at their discretion.

21.	Q:	WHEN ARE THE STOCKHOLDER PROPOSALS FOR THE 2010 ANNUAL MEETING DUE?

A:	Under the SEC rules, for stockholder proposals to be considered for inclusion in the proxy statement for the 2010 Annual Meeting, they must be submitted in writing to our Corporate Secretary, Advanced Micro Devices, Inc., 7171 Southwest Parkway, M/S 100, Austin, Texas, 78735 on or before November , 2009. In addition, our bylaws provide that for directors to be nominated or other proposals to be properly presented at the 2010 Annual Meeting, a separate notice of any nomination or proposal must be received by us between January 7, 2010 and February 6, 2010. If our 2010 Annual Meeting is not held within 30 days of , 2010, to be timely, the notice by the stockholder must not be later than the close of business on the tenth day following the earlier of the day on which the first public announcement of the date of the 2010 Annual Meeting was made or the notice of the meeting was mailed. The public announcement of an adjournment or postponement of the 2010 Annual Meeting will not trigger a new time period (or extend any time period) for the giving of a stockholder notice as described in this proxy statement. More information about the information required to be included in a stockholder’s notice of a nomination is included in this proxy statement under “Consideration of Stockholder Nominees for Director.”

22.	Q: WILL YOU WEBCAST THE ANNUAL MEETING?

A.	Yes. The Annual Meeting will be webcast live. You can access it by going to our Investor Relations Web site at: www.amd.com. The webcast will enable you to listen only. You will not be able to ask questions. The Annual Meeting audio webcast will be available on our Web site for a period of time after the meeting.

23.	Q:	WHAT IS HOUSEHOLDING AND HOW DO I OBTAIN A SEPARATE SET OF PROXY MATERIALS IF I SHARE AN ADDRESS WITH OTHER STOCKHOLDERS?

A.	We have adopted a procedure called “householding,” which has been approved by the SEC. Under this procedure, we will deliver only one copy of our Annual Report on Form 10-K and Proxy Statement to stockholders of record who share the same address (if they appear to be members of the same family) unless we have received contrary instructions from an affected stockholder. A separate proxy card for each stockholder of record will be included in the materials. This procedure reduces our printing costs and mailing costs and fees. Upon written or oral request, we will promptly deliver a separate Annual Report and Proxy Statement to any stockholder at a shared address to which a single copy of either of those documents was delivered. To receive a separate copy of the Annual Report or this Proxy Statement, contact us at (408) 749-4000 or at Advanced Micro Devices, Inc., 7171 Southwest Parkway, M/S 100, Austin, Texas 78735, attention: Corporate Secretary, or by email to Corporate.Secretary@amd.com. If you would like to revoke your householding consent or you are a stockholder eligible for householding and would like to participate in householding, please contact Broadridge at 1-800-842-1061.

A number of brokerage firms have instituted householding. If you hold your shares in “street name,” please contact your bank, broker or other holder of record to request information about householding.

ITEM 1—ELECTION OF DIRECTORS

Nine directors will be elected at the Annual Meeting. All directors are elected annually and serve a one-year term until the next Annual Meeting.

The Nominating and Corporate Governance Committee of the Board of Directors selected, and the Board of Directors accepted, the following nine persons as nominees for election to the Board: Dr. Hector de J. Ruiz, Dr. W. Michael Barnes, Mr. John E. Caldwell, Mr. Bruce L. Claflin, Mr. Frank M. Clegg, Ms. H. Paulett Eberhart, Mr. Derrick R. Meyer, Mr. Robert B. Palmer and Mr. Morton L. Topfer. All of the nominees are currently directors of AMD.

The Board of Directors expects all nominees named below to be available for election. If a nominee declines or is unable to act as a director, your proxy may vote for any substitute nominee proposed by the Board. Your proxy will vote FOR the election of these nominees, unless you instruct otherwise. Directors are strongly encouraged to attend annual meetings of our stockholders, and we expect all of our current Board member nominees to be present at the 2009 Annual Meeting. All of the Board member nominees set forth in our 2008 Proxy Statement were present at the 2008 Annual Meeting.

The experience and background of each of the nominees follow:

Dr. Hector de J. Ruiz—Dr. Ruiz, 63, has been a director since 2000. Dr. Ruiz is currently our Executive Chairman and Chairman of the Board. Dr. Ruiz joined AMD as President and Chief Operating Officer in January 2000 and became our Chief Executive Officer on April 25, 2002. Dr. Ruiz was appointed Chairman in April 2004. Dr. Ruiz served as Chief Executive Officer and Chairman until July of 2008. Before joining AMD, Dr. Ruiz served as President of the Motorola, Inc. Semiconductor Products Sector since 1997. From 1991 to 1995, Dr. Ruiz was Senior Vice President and General Manager of Motorola’s paging and messaging businesses and in 1996 became Executive Vice President and General Manager of those businesses. Dr. Ruiz joined Motorola in 1977 and, from 1977 to 1991, he held various executive positions in Motorola’s Semiconductor Products Sector. Before joining Motorola, Dr. Ruiz worked at Texas Instruments, Inc. from 1972 to 1977. Dr. Ruiz is a member of the Board of Directors of Eastman Kodak Company.

Dr. W. Michael Barnes—Dr. Barnes, 66, has been a director since 2003. Dr. Barnes served as Senior Vice President and Chief Financial Officer of Rockwell International Corporation (Rockwell), a diversified NYSE company, from 1991 until his retirement in 2001. Dr. Barnes joined Collins Radio Company (Collins) in 1968 as a member of the corporate operations research staff. Collins was acquired by Rockwell in 1973, and Dr. Barnes held various management positions at Rockwell until 1991. He was named a distinguished alumnus by the Texas A&M University College of Engineering in 1992, is a member of the Texas A&M University Chancellor’s Century Council and is on the university’s Engineering Advisory Board. Dr. Barnes is a member of the Board of Directors of MetroPCS Communications, Inc.

John E. Caldwell—Mr. Caldwell, 59, has been a director since October 2006. Mr. Caldwell is currently a member of the Board of Directors and Chief Executive Officer of SMTC Corporation, an electronics manufacturing services company, and has held these positions since March 2003. Before joining SMTC, Mr. Caldwell held positions in the Mosaic Group, a marketing services provider, as Chair of the Restructuring Committee of the Board, from October 2002 to September 2003 and in GEAC Computer Corporation Limited, a computer software company, as President and Chief Executive Officer from October 2000 to December 2001. Mr. Caldwell was a director of ATI Technologies Inc. until October 25, 2006, when we acquired ATI. Currently he is a director of Faro Technologies, Inc., a producer of three dimensional manufacturing measurement systems, and IAMGOLD Corporation, a mid-tier gold producer.

Bruce L. Claflin—Mr. Claflin, 57, has been a director since 2003. Mr. Claflin was President, Chief Executive Officer, and a member of the Board of Directors of 3Com Corporation (3Com), a provider of voice and data networking products and services, from January 2001 until he retired in 2006. He joined 3Com as President and Chief Operating Officer in August of 1998. Prior to 3Com, Mr. Claflin served as Senior Vice

President and General Manager, sales and marketing, for Digital Equipment Corporation. Mr. Claflin also worked for 22 years at IBM, where he held various sales, marketing and management positions, including general manager of IBM PC Company’s worldwide research and development, product and brand management, as well as president of IBM PC Company Americas. Mr. Claflin is a member of the Board of Directors of Ciena Corporation.

Frank M. Clegg—Mr. Clegg, 54, has been a director since May 2007. Since February 2005, Mr. Clegg has been a member of the Board of Directors of Indigo Books and Music, a Canadian book retailer. He has been Chairman of Navantis, Inc., a provider of IT software solutions and services, since October 2005. From 1991 to 1996 and from 2000 to 2005, Mr. Clegg was the President of Microsoft Canada. From 1996 to 2000, Mr. Clegg was Vice President, Central U.S. and Canada Region, for Microsoft.

H. Paulett Eberhart—Ms. Eberhart, 55, has been a director since 2004. Ms. Eberhart was President and Chief Executive Officer of Invensys Process Systems, a provider of products, services and solutions for the automation and optimization of plant operation in the process industries from January 2007 until January 2009. Before joining Invensys Process Systems in January 2007, Ms. Eberhart was the President—Americas of Electronic Data Systems Corporation (EDS), an information technology and business process outsourcing company, from 2003 until she retired from EDS in 2004. Ms. Eberhart had been an employee of EDS since 1978. Prior to serving as President—Americas, Ms. Eberhart was the Senior Vice President—EDS and President—Solutions Consulting and had held various other executive operating and financial roles in EDS. She also was a member of the Board of Directors of AT Kearney, a subsidiary of EDS. Ms. Eberhart is a certified public accountant and is a member of the Financial Executives Institute and American Institute of Certified Public Accountants. She also is a member of the Board of Directors of Anadarko Petroleum Corporation.

Derrick R. Meyer—Mr. Meyer, 47, has been a director since November 2007. Mr. Meyer is our President and Chief Executive Officer. Mr. Meyer joined AMD in 1995 and was Vice President of Engineering for the Computation Products Group before being promoted to Group Vice President, Computation Products Group in 2001. In April 2002, Mr. Meyer became an executive officer of AMD and was promoted to Senior Vice President of our Computation Products Group. Mr. Meyer became our Executive Vice President of our Computation Products Group in 2004 and was named President and Chief Operating Officer of the Microprocessor Solutions Sector in April 2005. He was promoted to President and Chief Operating Officer in January 2006 and to President and Chief Executive Officer in July 2008. Before joining us, Mr. Meyer was employed by Digital Equipment Corporation beginning in 1986 and by Intel Corporation from 1983 to 1986.

Robert B. Palmer—Mr. Palmer, 68, has been a director since 1999. Mr. Palmer was the Chairman and Chief Executive Officer of Digital Equipment Corporation (Digital) from 1995 until his retirement in 1998. Mr. Palmer was appointed Chief Executive Officer and President of Digital in October 1992. From 1985 to 1992, Mr. Palmer served in various executive positions at Digital. Before Digital, Mr. Palmer was Executive Vice President of Semiconductor Operations at United Technologies Corporation (UTC), joining UTC in 1980 when it acquired Mostek Corporation, where he was a member of the founding team in 1969. Mr. Palmer is on the Board of Trustees of the Cooper Institute for Aerobic Research, a non-profit preventative medicine research and education organization.

Morton L. Topfer—Mr. Topfer, 72, has been a director since February 2005. Mr. Topfer is the Managing Director of Castletop Capital L.P., an investment firm that focuses on private equity and real estate investments. Before forming Castletop Capital in 2002, Mr. Topfer was Vice Chairman of Dell Computer Corporation (Dell), counselor to Dell’s Chief Executive Officer and a member of Dell’s office of the Chief Executive Officer. Before joining Dell in 1994, Mr. Topfer held various positions with Motorola, Inc., last serving as Corporate Executive Vice President and President of the Land Mobile Products Sector. Before joining Motorola in 1971, Mr. Topfer spent 11 years with RCA Laboratories in various research and development and management positions. Mr. Topfer serves on the Board of Directors of Measurement Specialties, Inc.

Consideration of Stockholder Nominees for Director

The policy of the Nominating and Corporate Governance Committee is to consider properly submitted stockholder nominations for candidates to serve on our Board. Pursuant to our bylaws, stockholders who wish to nominate persons for election to the Board of Directors at the 2010 Annual Meeting must be a stockholder of record when they give us notice and at the meeting, must be entitled to vote at the meeting and must comply with the notice provisions in our bylaws. A stockholder’s notice must be delivered to our Corporate Secretary not less than 90 nor more than 120 days before the anniversary date of the immediately preceding annual meeting. For our 2010 Annual Meeting, the notice must be delivered between January 7, 2010 and February 6, 2010. However, if our 2010 Annual Meeting is not within 30 days of             , 2010, the notice must be delivered no later than the close of business on the 10th day following the earlier of the day on which the first public announcement of the date of the 2010 Annual Meeting was made or the day the notice of the 2010 Annual Meeting is mailed. Notwithstanding the foregoing, if the number of directors to be elected to the Board at an annual meeting is increased and we do not make a public announcement naming all of the nominees for director or specifying the size of the increased Board at least 100 days prior to the first anniversary of the preceding year’s annual meeting, the stockholder’s notice will be considered timely, but only with respect to nominees for any new positions created by the increase, if it is delivered to our Corporate Secretary not later than the close of business on the 10th day following the day on which we first make such public announcement. The stockholder’s notice must include the following information for the person making the nomination:

•	name, age, nationality, business and residence addresses;

•	principal occupation and employment;

•	the class and number of shares of the Company owned beneficially or of record;

•	any derivative, swap or other transaction which gives economic risk similar to ownership of shares of the Company;

•	any proxy, agreement, arrangement, understanding or relationship that confers a right to vote any shares of the Company;

•	any agreement, arrangement, understanding or relationship, engaged in to increase or decrease the level of risk related to, or the voting power with respect to, shares of the Company;

•	any performance related fees that the nominating person is entitled to based on any increase or decrease in the value of any shares of the Company; and

•	any other information required by the SEC to be disclosed in a proxy statement.

The stockholder’s notice must also include the following information for each proposed director nominee:

•	financial or other relationships between the nominating person and the nominee during the past three years;

•	the same information as for the nominating person (see above); and

•	all information required to be disclosed in a proxy statement in connection with election of directors.

The Chair of the Annual Meeting will determine if the procedures in the bylaws have been followed, and if not, declare that the nomination be disregarded. If the nomination was made in accordance with the procedures in our bylaws, the Nominating and Corporate Governance Committee of the Board of Directors will apply the same criteria in evaluating the nominee as it would any other Board nominee candidate and will recommend to the Board whether or not the stockholder nominee should be nominated by the Board and included in our proxy statement. These criteria are described below in the description of the Nominating and Corporate Governance Committee on page 10. The nominee must be willing to provide a written questionnaire, representation and agreement, if requested by us, and any other information reasonably requested by the Nominating and Corporate Governance Committee in connection with its evaluation of the nominee’s independence.

Communications with the Board or Non-Management Directors

Interested parties who wish to communicate with our Board of Directors or with non-management directors may send their communications in writing to our Corporate Secretary, 7171 Southwest Parkway, M/S 100, Austin, Texas 78735 or send an email to Corporate.Secretary@amd.com. Our Corporate Secretary will forward all of these communications to our lead independent director.

The Board of Directors unanimously recommends that you vote “FOR” each of the director nominees. Unless you indicate otherwise, your proxy will vote “FOR” the proposed nominees.

CORPORATE GOVERNANCE

The Board of Directors has adopted Principles of Corporate Governance (the Principles) to address significant corporate governance issues. The Principles provide a framework for our corporate governance matters and include topics such as Board and Board committee composition and evaluation. The Nominating and Corporate Governance Committee is responsible for reviewing the Principles and reporting and recommending any changes to the Principles to the Board of Directors.

The Principles provide that a substantial majority of the members of the Board must meet the criteria for independence as required by applicable law and the listing standards of the NYSE. No director qualifies as independent unless the Board of Directors determines that the director has no direct or indirect material relationship with us. On an annual basis, each director and executive officer is obligated to complete a director and officer questionnaire which requires disclosure of any transactions with us in which the director or executive officer, or any member of his or her immediate family, have a direct or indirect material interest. We also review our relationship to any entity employing a director or on which the director serves as a member of the Board of Directors. Our Board of Directors has determined that all directors who served during our 2008 fiscal year and all of our director nominees, other than Mr. Meyer and Dr. Ruiz, are independent in accordance with SEC and NYSE rules. The Board has concluded that there are no business relationships that are material or that would interfere with the exercise of independent judgment by any of the directors in his or her service on our Board of Directors or the Audit Committee.

In 2007, the Board of Directors approved an amendment to our bylaws to change the plurality vote standard for the election of directors to a majority vote standard with respect to uncontested elections. The standard requires each director to receive a majority of the votes cast to be elected. A majority of the votes cast means that the number of votes cast “for” a director must exceed the number of votes cast “against” that director. In contested elections, where the number of nominees exceeds the number of directors to be elected, the vote standard will continue to be a plurality of votes cast. Each incumbent director has submitted a written resignation to the Board which will be effective if he/she does not receive a majority of the votes cast and the resignation is accepted by the Board.

On December 3, 2008, the Board of Directors approved an amendment and restatement of our bylaws including the “advance notice” provisions which set forth the procedures for stockholders to propose business or director nominees to be considered at annual or special meetings and to act by written consent in lieu of a meeting. These amendments are intended to establish a process for stockholders seeking to take such actions, as well as to elicit information relevant to our and our stockholders’ evaluation of the proposed action.

The Board of Directors has adopted a code of ethics that applies to all directors and employees entitled, “Worldwide Standards of Business Conduct,” which we designed to help directors and employees resolve ethical issues encountered in the business environment. The Worldwide Standards of Business Conduct covers topics such as conflicts of interest, compliance with laws, fair dealing, protecting AMD property and confidentiality of AMD information and encourages the reporting of any behavior not in accordance with the Worldwide Standards of Business Conduct.

The Board of Directors has also adopted a Code of Ethics for the Chief Executive Officer, the Chief Financial Officer, the Corporate Controller and all other senior finance executives. The Code of Ethics covers topics such as financial reporting, conflicts of interest and compliance with laws, rules, regulations and our policies.

Each of the Committees described below has adopted a charter, which has been approved by the Board of Directors. You can access our bylaws, the latest Committee Charters, the Principles, the Worldwide Standards of Business Conduct and the Code of Ethics on the Investor Relations Web page of our Web site at www.amd.com, by writing to us at Corporate Secretary, AMD, 7171 Southwest Parkway, M/S 100, Austin, Texas, 78735, or emailing us at Corporate.Secretary@amd.com. We will provide you with this information free of charge. Please note that information contained on our Web site is not incorporated by reference in, or considered to be a part of, this document.

MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

The Board of Directors held ten regularly scheduled and special meetings during fiscal 2008. All directors attended at least 75 percent of the meetings of the Board of Directors in 2008. The Board has Audit, Nominating and Corporate Governance, Compensation and Finance Committees. The members of the Committees and their Chairs are selected by the Nominating and Corporate Governance Committee and then appointed by the Board annually. In 2008, the Board of Directors reappointed Mr. Robert Palmer as the lead independent director of the Board of Directors. In that capacity, Mr. Palmer chairs executive sessions of the non-management directors, which are held at regularly scheduled sessions, and the meetings of the Nominating and Corporate Governance Committee. Sessions of the non-management directors were held six times in 2008.

Audit Committee.    The Audit Committee consists of Ms. H. Paulett Eberhart, as Chair, Dr. W. Michael Barnes, Mr. Bruce L. Claflin and Mr. Morton L. Topfer, each of whom was determined by the Board of Directors to be financially literate and “independent” under the applicable SEC and NYSE rules. All members of the Audit Committee are qualified to be designated as “audit committee financial experts.” However, the Board of Directors determined that only Ms. Eberhart would be designated to be an “audit committee financial expert.” The Audit Committee held 12 meetings during 2008. The Audit Committee assists the Board with its oversight responsibilities regarding the integrity of our financial statements, our compliance with legal and regulatory requirements and the performance of our internal audit function. The Audit Committee is also directly responsible for the appointment, independence, compensation, retention and oversight of the work of the independent registered public accounting firm, which reports directly to the Audit Committee. The Audit Committee meets alone with our senior management, our financial, legal and internal audit personnel, and with our independent registered public accounting firm, which has free access to the Audit Committee. The director of our Internal Audit Department reports directly to the Chair of the Audit Committee and “dotted-line” to our Chief Financial Officer and serves a staff function for the Audit Committee. All members of the Audit Committee attended at least 75 percent of the meetings of the Audit Committee in 2008.

Nominating and Corporate Governance Committee.    The Nominating and Corporate Governance Committee consists of Mr. Robert B. Palmer, as Chair, Dr. W. Michael Barnes, Mr. John E. Caldwell, Mr. Bruce L. Claflin, Mr. Frank M. Clegg, Ms. H. Paulett Eberhart and Mr. Morton L. Topfer, each determined by the Board of Directors to be “independent” under the applicable SEC and NYSE rules. The Nominating and Corporate Governance Committee met six times in 2008. The Nominating and Corporate Governance Committee met once during 2009 to consider director nominees for the 2009 Annual Meeting and other corporate governance matters. The Nominating and Corporate Governance Committee assists the Board in discharging its responsibilities regarding the identification of qualified candidates to become Board members, the selection of nominees for election as directors at the next annual meeting of stockholders (or special meeting of stockholders at which directors are to be elected), the selection of candidates to fill any vacancies on the Board, the development and recommendation to the Board of corporate governance guidelines and principles, including the Principles, and oversight of the evaluation of the Board and management. The Nominating and Corporate Governance Committee retains a search firm for the purpose of obtaining information regarding potential candidates for Board membership. In evaluating candidates to determine if they are qualified to become Board members, the Nominating and Corporate Governance Committee looks principally for the following attributes: personal and professional character, integrity, ethics and values; general business experience and leadership profile, including experience in corporate management, such as serving as an officer or former officer of a publicly held company; strategic planning abilities and experience; aptitude in accounting and finance; expertise in domestic and international markets; experience in our industry and with relevant social policy concerns; understanding of relevant technologies; expertise in an area of our operations; communications and interpersonal skills; and practical and mature business judgment. The Nominating and Corporate Governance Committee also evaluates Board members’ and nominees’ service on the Board of other public companies. Also, in considering whether to nominate any incumbent director for re-election, the Board will take into account whether or not the incumbent director has tendered an irrevocable resignation that will be effective if he/she does not receive a majority of the votes cast and the resignation is accepted by the Board. Although the Nominating and Corporate

Governance Committee uses these and other criteria to evaluate potential nominees, there are no stated minimum criteria for nominees. The Nominating and Corporate Governance Committee uses the same standards to evaluate all director candidates, whether or not the candidates were proposed by stockholders. All members of the Nominating and Corporate Governance Committee attended at least 75 percent of the meetings of the Nominating and Corporate Governance Committee in 2008. Mr. Clegg joined the Nominating and Corporate Governance Committee on May 8, 2008 and attended all committee meetings held during the remainder of 2008.

Compensation Committee.    The Compensation Committee consists of Mr. Bruce L. Claflin, as Chair, Mr. Frank M. Clegg, Mr. Robert B. Palmer and Mr. Morton L. Topfer, each determined by the Board to be “independent” under the applicable SEC and NYSE rules. During 2008, the Compensation Committee met nine times. The Compensation Committee assists the Board in discharging its responsibilities relating to the compensation of all Section 16 officers and members of the Board. In consultation with management, the Board and the Compensation Committee’s compensation consultant, the Compensation Committee designs, recommends to the Board for approval and evaluates employment, severance and change of control agreements with Section 16 officers and our compensation plans, policies and programs. The Compensation Committee ensures that compensation programs are designed to encourage high performance, promote accountability and align employee interests with the Company’s strategic goals and with the interests of our stockholders. All members of the Compensation Committee attended at least 75 percent of the meetings of the Compensation Committee in 2008. Mr. Clegg joined the Compensation Committee on May 8, 2008 and attended four of the five compensation committee meetings held during the remainder of 2008.

Finance Committee.    The Finance Committee consists of Dr. W. Michael Barnes, as Chair, Ms. H. Paulett Eberhart. and Mr. John E. Caldwell. During 2008, the Finance Committee met five times. The Finance Committee assists the Board by reviewing and making recommendations to the Board about our financial affairs and policies and the nature and structure of major financial commitments. All members of the Finance Committee attended at least 75 percent of the meetings of the Finance Committee in 2008, other than Mr. Caldwell, who attended 60 percent of the meetings.

DIRECTORS’ COMPENSATION AND BENEFITS

The table below summarizes the compensation paid by us to non-employee directors for serving as directors for the fiscal year ended December 27, 2008.

2008 NON-EMPLOYEE DIRECTOR COMPENSATION

Name	Fees Earned or Paid in Cash(1)	Stock Awards(2),(3)(4)	Option Awards(2),(3)(4)	All Other Compensation(5)		Total
W. Michael Barnes	$86,200	$108,280	$0	$21,977	(6)	$216,457
John E. Caldwell	$72,600	$131,555	$69,738	$3,007	(7)	$276,900
Bruce L. Claflin	$88,600	$108,280	$0	$4,595	(8)	$201,475
Frank M. Clegg	$69,400	$101,510	$0	$13,169	(9)	$184,079
H. Paulett Eberhart	$96,200	$108,280	$0	$22,894	(10)	$227,374
Robert B. Palmer	$93,800	$108,280	$0	$5,724	(11)	$207,804
Morton L. Topfer	$78,600	$143,411	$55,886	$19,604	(12)	$297,501

(1)	Consists of the annual retainer, additional fees for directors who chair a Board committee and attendance fees, where applicable. Also includes applicable attendance fees for a temporary committee of the Board consisting of all the non-employee directors, the Transaction Oversight Committee, which was formed in connection with considering the terms of The Foundry Company manufacturing joint venture transaction.
(2)	The amounts shown do not reflect compensation actually received by the directors or the actual value that may be recognized by the directors with respect to these awards in the future. The actual value realized from these awards, if any, will only be recognized by our directors upon the earlier of vesting of the award or the occurrence of events described under “Acceleration of Vesting,” below, and for Messrs. Barnes, Claflin, Palmer and Topfer and Ms. Eberhart, also upon retirement. The actual value will fluctuate depending upon the price of AMD’s common stock. Instead, the dollar value reflected in the table above is the compensation expense recognized for financial statement reporting purposes for the fiscal year ended December 27, 2008 in accordance with the provisions of Statement of Financial Accounting Standards No. 123R, “Share-based Payments,” (SFAS 123R), but excluding any estimate of future forfeitures and reflecting the effect of any actual forfeitures. The compensation expense reflects equity awards granted between 2005- 2008, and the related expense over each award’s service period. No stock option awards were forfeited by any of our non-employee directors in fiscal 2008. See Note 11 of the consolidated financial statements in our Annual Report on Form 10-K for the year ended December 27, 2008 regarding the assumptions underlying the valuation of equity awards.
(3)	The aggregate number of stock awards (which consisted solely of restricted stock units (RSUs)) and the aggregate number of option awards outstanding at December 27, 2008 were as follows:

Name	RSUs Outstanding as of December 27, 2008	Option Awards Outstanding as of December 27, 2008
W. Michael Barnes	23,959	103,710
John E. Caldwell	23,959	50,000
Bruce L. Claflin	23,959	117,500
Frank M. Clegg	23,959	0
H. Paulett Eberhart	23,959	72,224
Robert B. Palmer	23,959	107,890
Morton L. Topfer	23,959	75,000

(4)	In May 2007, we amended our Outside Directors Equity Compensation Policy to, among other things, provide that all of a non-employee director’s equity awards would become fully vested upon retirement if the non-employee director served as a member of the Board for at least three years prior to the date of retirement and satisfied our equity ownership guidelines. Because Messrs. Barnes, Claflin, Palmer and Topfer and Ms. Eberhart were retirement-eligible as of December 27, 2008, the compensation expense under SFAS 123R set forth above includes the compensation expense associated with the unvested portion of all their equity awards. The original vesting schedule of these awards is through 2011. For Messrs. Caldwell and Clegg, the compensation expense under SFAS 123R for their equity awards is recognized over the shorter of either: (i) the period through the first date that they are retirement-eligible, or (ii) the original vesting schedule of the equity award.
(5)	“Family member” means spouse, significant other or other immediate family member.
(6)	Includes $14,867 for Dr. Barnes’ family member to travel with him to the United Arab Emirates (UAE) and Texas for Board-related activities at our request and other costs associated with the trips. He also received a tax gross up of $7,110 related to his family member’s travel.

(7)	Includes $3,007 for Mr. Caldwell’s family member to travel with him to Texas for Board-related activities at our request and other costs associated with the trip.
(8)	Includes $3,175 for Mr. Claflin’s family member to travel to Texas for Board-related activities at our request and other costs related to the trip. He also received a tax gross up of $1,420 related to his family member’s travel.
(9)	Includes $13,169 for Mr. Clegg’s family member to travel with him to the UAE for Board-related activities at our request and other costs associated with the trip.
(10)	Includes $15,404 for Ms. Eberhart’s family member to travel with her to the UAE and Texas for Board-related activities at our request and other costs associated with the trips. She also received a tax gross up of $7,490 related to her family member’s travel.
(11)	Includes $4,464 for Mr. Palmer’s family member to travel to Texas and California for Board-related activities at our request and other costs related to the trips. He also received a tax gross up of $1,260 related to his family member’s travel.
(12)	Includes $13,144 for Mr. Topfer’s family member to travel with him to the UAE for Board-related activities at our request and other costs associated with the trip. He also received a tax gross up of $6,460 related to his family member’s travel.

Our directors play a critical role in guiding our strategic direction and overseeing our management. In order to compensate them for their substantial time commitment, we provide a mix of cash and equity-based compensation. In order to align the long-term interests of our directors with those of stockholders, a substantial portion of director compensation is provided in the form of equity. We do not provide pension or retirement plans for non-employee directors. Our employee directors, Derrick R. Meyer and Dr. Hector Ruiz, do not receive separate compensation for Board service.

Determining Director Compensation.    In 2008, Mercer (US) Inc. (Mercer) advised the Compensation Committee on a variety of compensation-related issues, including Board member compensation levels. To assist the Board in its annual review of director compensation, the Compensation Committee engaged Mercer to compile a “peer group” as benchmarks for determining Board compensation. The director peer group consists of companies within the semiconductor, graphics and technology sectors generally considered comparable to AMD. The director peer group consists of the following companies:

Agilent Technologies, Inc.	LSI Corporation
Applied Materials, Inc.	Micron Technology, Inc.
Broadcom Corporation	Nvidia Corporation
Corning Incorporated	Qualcomm Incorporated
EMC Corporation	SanDisk Corporation
Harris Corporation	Seagate Technology LLC
Intel Corporation	Texas Instruments Incorporated
Lexmark International, Inc.

The Board reviews the Compensation Committee’s recommendations and determines the amount of director compensation.

Cash Retainer and Meeting Fees for Non-Employee Directors.    During fiscal year 2008, each of our non-employee directors received an annual retainer of $65,000 for serving as a director and each of the applicable fees and retainers set forth below for serving as a chair of one of the committees of the Board.

Annual Retainers for Committee Chairs:
Audit Committee	$20,000
Lead Independent Director	$20,000
Compensation Committee	$10,000
Finance Committee	$10,000

In addition, when the Board or a committee has met more than eight times during the year, we pay an attendance fee to our non-employee directors for each additional meeting attended, in the following amounts:

Board meeting attendance	$2,000
Committee meeting attendance	$1,200

Stock Options.    Non-employee directors also participate in our 2004 Plan. Prior to May 3, 2007, under a formula contained in a policy adopted by the Board, we granted initial options to purchase 50,000 shares of common stock to non-employee directors on their first election to the Board. These initial options were granted in four installments of 12,500 during the initial year of service, of which 4,166 shares in each installment vested on the first anniversary of the first installment of the grant, with the balance vesting monthly over the next two years. If a director was re-elected to the Board, we automatically granted annual supplemental options to purchase 25,000 shares of common stock. These annual options were granted in four installments of 6,250 during the year of re-election, of which 2,083 shares in each installment vested on the first anniversary of the first installment of the grant, with the balance vesting monthly over the next two years.

The exercise price of each option is the fair market value of our common stock on the grant date. The options expire on the earlier of ten years from the grant date or 12 months (for options granted before April 26, 2001) or 24 months (for options granted on or after April 26, 2001) following termination of a director’s service on the Board.

Restricted Stock Units.    Effective May 3, 2007, our director equity compensation policy was revised such that non-employee directors’ initial annual equity awards were made in the form of RSUs rather than stock options. Pursuant to the policy, at each annual meeting of our stockholders, provided that the director had served on the Board for at least six months prior to the annual meeting, a non-employee director would be granted RSUs having a value equal to $225,000 divided by the trailing average closing trading prices of our common stock for the 180-day period preceding and ending with the date of the RSU grant. The number of RSUs was limited so that in no event would each annual grant be for greater than 125% or less than 75% of the prior year’s number of granted RSUs. In February 2009, our outside director equity compensation policy was revised to provide that at each annual meeting of our stockholders, provided that the director has served on the Board for at least six months prior to the annual meeting, a non-employee director would be granted RSUs having a value equal to $225,000 divided by the lesser of (i) the trailing average closing trading prices of our common stock for the 180-day period preceding and ending with the date of the RSU grant or (ii) such number of RSUs as the Board may determine based on additional criteria such as business conditions and/or company performance, outside director compensation practices at peer companies and advice from outside compensation consultants. New non-employee directors appointed to the Board other than at an annual meeting of our stockholders become entitled to an initial RSU grant equal to the RSU grant made to each non-employee director at the immediately preceding annual meeting of our stockholders. The non-employee directors’ RSUs vest in equal one-third installments over three years from the date of grant. At a director’s election, the issuance of the underlying shares subject to the RSUs may be deferred until the termination of his or her directorship.

Acceleration of Vesting.    In the event of a change of control of AMD, all of the non-employee directors’ equity compensation awards will become fully vested. In the event of the termination of a non-employee director’s service to the Board as a result of death, disability or retirement, all of the non-employee director’s equity compensation awards will become fully vested, provided that the non-employee director served as a member of the Board for at least three years prior to the date of termination and the non-employee director satisfied our equity ownership guidelines during his or her service as a Board member.

Other Benefits.    We reimburse the directors for their travel and related expenses in connection with attending Board meetings and Board-related activities, such as AMD site visits and sponsored events, as well as for continuing education programs. From time to time, we also invite our directors’ family members to accompany them to our Board meetings, and we reimburse travel and incidental expenses related to their attendance.

Stock Ownership Guidelines.    Under our stock ownership guidelines, each non-employee director was required to acquire and hold, within five years of the establishment of the stock ownership guidelines in 2004, or being elected to the Board, 50% of the number of shares that constituted their annual grant of stock options following re-election, 12,500 shares. In February 2008, we amended our stock ownership guidelines to increase the stock ownership requirement for non-employee directors to 15,000 shares. The time frame for compliance was extended to five years from the establishment of the new guidelines, which is the first quarter of 2013, or five years from the director’s first appointment to the Board. As of December 27, 2008, all directors were on target to meet their ownership guideline within the appropriate time frame.

PRINCIPAL STOCKHOLDERS

The following table shows each person or entity we know to be the beneficial owner of more than five percent of our common stock as of March 9, 2009.

Name and Address of Beneficial Owner	Number of Shares Owned	Percent of class(1)
Oppenheimer Funds, Inc.(2) Two World Financial Center 225 Liberty Street, 11th Floor New York, New York 10281	81,987,722(2) (shared voting and shared dispositive power as to all shares)%

West Coast Hitech, L.P.(3) P.O. Box 309 GT Ugland House, South Church Street George Town, Grand Cayman, Cayman Islands	49,000,000(3) (shared voting and shared dispositive power as to all shares)%

(1)	Based on shares of common stock outstanding as of March 9, 2009.
(2)	This information is based on Amendment No. 5 of the Schedule 13G/A filed with the SEC on January 26, 2009 by Oppenheimer Funds, Inc. (Oppenheimer) and includes 79,000,000 of common stock owned by Oppenheimer Global Opportunities Fund (Oppenheimer Global). Oppenheimer is an investment advisor and disclaims beneficial ownership of all shares pursuant to Rule 13d-4 of the Exchange Act of 1934. Oppenheimer Global, an investment company located at 6803 S. Tucson Way, Centennial, CO, has shared dispositive and voting power over 79,000,000 shares of common stock.
(3)	This information is based on a Schedule 13D filed with the SEC on October 6, 2008 by Mubadala Development Company PJSC (Mubadala), West Coast Hitech L.P., and West Coast Hitech G.P. Ltd. pursuant to a joint filing agreement. Mubadala is a public joint stock company incorporated in the Emirate of Abu Dhabi, United Arab Emirates and is wholly-owned by the Government of the Emirate of Abu Dhabi. Mubadala disclaims beneficial ownership of all shares pursuant to Rule 13d-4 of the Exchange Act. The 49,000,000 shares are held as of record by West Coast Hitech, L.P., a Cayman Islands limited partnership of which West Coast Hitech G.P., Ltd., a Cayman Islands corporation and wholly-owned subsidiary of Mubadala, is the general partner.

SECURITY OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

The table below shows the number of shares of our common stock beneficially owned as of March 9, 2009, by our current directors, by our Chief Executive Officer, our Chief Financial Officer, our other executive officers as of the end of our last fiscal year, and by all of our directors and executive officers as a group. Except as otherwise indicated, each person has sole investment and voting power with respect to the shares shown as beneficially owned. Ownership information is based upon information provided by the individuals.

Name	Amount and Nature of Beneficial Ownership(1)(2)	Percent of Class(3)

Derrick R. Meyer		*
Dr. W. Michael Barnes		*
John E. Caldwell		*
Bruce L. Claflin		*
Frank M. Clegg		*
H. Paulett Eberhart		*
Robert B. Palmer		*
Morton L. Topfer		*
Thomas M. McCoy(4)		*
Robert J. Rivet(5)		*
Dr. Hector de J. Ruiz(6)		*
All directors and executive officers as a group (11 persons)		%

*	Less than one percent
(1)	Some of the individuals may share voting power with regard to the listed shares with their spouses.
(2)	Includes beneficial ownership of the following number of shares that may be acquired because stock options are vested or will vest, or RSUs will vest, by May 8, 2009 (within 60 days of March 9, 2009) pursuant to our 2004 Equity Incentive Plan:

Shares
Derrick R. Meyer
Dr. W. Michael Barnes
John E. Caldwell
Bruce L. Claflin
Frank M. Clegg
H. Paulett Eberhart
Robert B. Palmer
Morton L. Topfer
Thomas M. McCoy
Robert J. Rivet
Dr. Hector de J. Ruiz
All directors and executive officers as a group (11 persons)

(3)	Based on shares of common stock outstanding as of March 9, 2009.
(4)	Mr. McCoy is the Executive Vice President, Legal and Public Affairs of AMD.
(5)	Mr. Rivet is the Chief Administrative and Operating Officer and Chief Financial Officer of AMD.
(6)	Includes shares held by 2000 Ruiz Trust, of which Dr. Ruiz is the trustee, and stock options, all of which are exercisable as of March 9, 2009, held by Ruiz Ventures L.P.

EXECUTIVE OFFICERS

The following persons were our executive officers as of March 9, 2009:

Dr. Hector de J. Ruiz—Dr. Ruiz, 63, has been a director since 2000. Dr. Ruiz is currently our Executive Chairman and Chairman of the Board. Dr. Ruiz joined AMD as President and Chief Operating Officer in January 2000 and became our Chief Executive Officer on April 25, 2002. Dr. Ruiz was appointed Chairman in April 2004. Dr. Ruiz served as Chief Executive Officer and Chairman until July of 2008. Before joining AMD, Dr. Ruiz served as President of the Motorola, Inc. Semiconductor Products Sector since 1997. From 1991 to 1995, Dr. Ruiz was Senior Vice President and General Manager of Motorola’s paging and messaging businesses and in 1996 became Executive Vice President and General Manager of those businesses. Dr. Ruiz joined Motorola in 1977 and, from 1977 to 1991, he held various executive positions in Motorola’s Semiconductor Products Sector. Before joining Motorola, Dr. Ruiz worked at Texas Instruments, Inc. from 1972 to 1977.

Derrick R. Meyer—Mr. Meyer, 47, is our President and Chief Executive Officer. He is also a member of our Board of Directors since November 2007. Mr. Meyer joined AMD in 1995 and was Vice President of Engineering for the Computation Products Group before being promoted to Group Vice President, Computation Products Group in 2001. In April 2002, Mr. Meyer became an executive officer of AMD and was promoted to Senior Vice President, Computation Products Group. Mr. Meyer became our Executive Vice President, Computation Products Group in 2004 and was named President and Chief Operating Officer of the Microprocessor Solutions Sector in April 2005. He was promoted to President and Chief Operating Officer in January 2006 and to President and Chief Executive Officer in July 2008. Before joining us, Mr. Meyer was employed by Digital Equipment Corporation beginning in 1986 and by Intel Corporation from 1983 to 1986.

Robert J. Rivet—Mr. Rivet, 54 is our Executive Vice President, Chief Administrative and Operating Officer and Chief Financial Officer. Mr. Rivet joined us in September 2000 as our Chief Financial Officer. He was promoted to Chief Administrative and Operating Officer in October 2008. Before joining us, he had served as Senior Vice President and Director of Finance of the Semiconductor Products Sector of Motorola, Inc. since 1997. Mr. Rivet served in a number of positions in semiconductor operations at Motorola since 1981, after joining the company in 1976 as a senior financial analyst and senior accountant.

Thomas M. McCoy—Mr. McCoy, 58, is our Executive Vice President, Legal and Public Affairs. From 2003 to October 2008, he was our Executive Vice President, Legal Affairs and Chief Administrative Officer. From 1998 to December 2003, Mr. McCoy served as our Senior Vice President, General Counsel until his appointment as Chief Administrative Officer. Mr. McCoy also served as our Secretary from 1995 until April 2003. Before his appointment as Senior Vice President, Mr. McCoy held the office of Vice President, General Counsel from 1995 to 1998. Before joining us, Mr. McCoy was with the law firm of O’Melveny and Myers where he practiced law, first as an associate and then as a partner, from 1977 to 1995.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

We believe that during the fiscal year 2008, our directors and Section 16 officers complied with all Section 16(a) filing requirements, except in the following instances: (1) Mr. Rick Bergman, Mr. Michel Cadieux and Mr. Adrian Hartog did not timely file a Form 4 to report an RSU release received on April 10, 2008. Late Forms 4 were filed with the commission on behalf of the above Section 16 officers on May 6, 2008; (2) Mr. Randy Allen did not timely file a Form 4 to report the purchase of stock on November 4, 2008. A late Form 4 was filed with the commission on November 12, 2008. In making the above statements, we have relied upon the written representations of our directors and Section 16 officers.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information as of December 27, 2008 with respect to shares of our common stock that may be issued under our existing equity compensation plans. Our 2004 Plan, which was approved by our stockholders, is our only equity incentive plan available for the grant of new equity awards. Outstanding options and any full value awards are not transferable for consideration.

Equity Compensation Plan Information

	Fiscal Year Ended December 27, 2008
	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights		Weighted- Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance
	(a)		(b)	(c)
Equity compensation plans approved by stockholders	54,128,554		—	5,686,760	(1)
Options	43,275,446		$10.66	—
Awards	10,853,108		—	—
Equity compensation plans not approved by stockholders	15,336,813	(2)	—	—
Options	14,870,025		$15.74	—
Awards	466,788	(3)	—	—

Total	69,465,367			5,686,760

(1)	In addition, approximately 4.4 million shares are reserved for award under our 2000 Employee Stock Purchase Plan, which was suspended indefinitely by our Board of Directors in December 2008.
(2)	Includes 44,367 shares outstanding from treasury stock issued in 2002 as non-plan grants and 9,838,359 shares assumed from ATI Technologies Inc. stock plans with a weighted average exercise price of $17.54 as a result of our acquisition of ATI.
(3)	Represents awards assumed from ATI Technologies Inc. stock plans as a result of our acquisition of ATI.

COMPENSATION DISCUSSION AND ANALYSIS

Compensation Committee

The Compensation Committee regularly reviews the alignment of AMD’s compensation programs with the strategy and needs of the business, market trends, changes in competitive practices and linkage with the interests of stockholders. Based on those reviews, the Compensation Committee makes specific decisions as well as recommendations to the board of directors with respect to the compensation of AMD’s officers, including base salary, annual incentives, long term incentives, and benefits and perquisites.

In 2008, the Compensation Committee retained Mercer as its consultant in order to get objective, expert advice. The Compensation Committee requested Mercer to advise it on a variety of compensation-related issues, including:

•	Compensation strategy development;

•	Officer pay levels;

•	Board of director pay levels;

•	Peer group review;

•	Stock ownership guidelines for management and Board members;

•	The Compensation Discussion and Analysis report; and

•	The Compensation Committee agenda and annual calendar.

In the course of conducting its activities, Mercer attended three meetings of the Compensation Committee and presented its findings and recommendations for discussion. During the course of the year, Mercer met with management to obtain and validate data, and review materials.

In order to maintain an objective external perspective, Mercer did not earn a material amount of money from services to AMD outside of its support to the Compensation Committee. In addition to input from Mercer, the Compensation Committee also considered external perspectives, feedback from human resources and input from management.

The Compensation Committee retained Semler Brossy Consulting Group, LLC (“Semler Brossy”) in November 2008 to replace Mercer as its consultant. Semler Brossy was selected as the consultant to the Compensation Committee after an interview process with several compensation consulting firms. The Compensation Committee has requested Semler Brossy to advise it on substantially similar compensation-related issues for 2009 as the Compensation Committee requested from Mercer in 2008.

Semler Brossy does not earn any amount of money from services to AMD outside of its support to the Compensation Committee.

The Compensation Committee charter includes an overview of the membership, purpose, goals and responsibilities, structure and operations of the Compensation Committee, and is available at www.amd.com or by contacting AMD’s Corporate Secretary. Information contained on the AMD website is not incorporated by reference in, or considered to be a part of, this document.

Compensation Program

The commentary below is intended to answer the following questions regarding AMD’s compensation programs for the Named Executive Officers set forth in the Summary Compensation Table on page 36 (“NEOs”):

•	What are the objectives of our compensation programs?

•	What is the compensation program designed to reward?

•	What is each element of compensation?

•	Why do we choose to pay each element?

•	How do we determine the amount (and where applicable, the formula) for each element?

•	How do each element and our decisions regarding that element fit into our overall compensation objectives and affect decisions regarding other elements?

Pay Objectives, Philosophy and Design Principles

The Compensation Committee’s compensation philosophy is to provide compensation and benefit programs that enable us to attract, retain and motivate high caliber employees, provide significant opportunity to reward superior individual and Company performance and to support career development and succession goals.

To implement this philosophy, the Compensation Committee has established the following principles:

•	Encourage NEO equity ownership to align NEO interests with the interests of stockholders;

•	Link rewards to achievement of business objectives;

•	Provide significant rewards for significant performance and support career development and succession goals;

•	Be competitive with local market practices while maintaining a global framework;

•	Reflect a total rewards perspective, balancing fixed and variable pay; and

•	Provide an appropriate return on investment on the overall program spending.

In designing and implementing the elements of compensation for NEOs, the Compensation Committee considers several foundational factors to guide specific compensation decisions.

Factor	Discussion

Competitive compensation is crucial in attracting, retaining and motivating high caliber employees.

The Compensation Committee annually reviews market compensation levels to determine whether the total compensation opportunity for its NEOs remains in the targeted pay range and makes adjustments when needed. For 2008, this assessment included evaluation of base salary, annual incentives and long-term incentives against a peer group of high-technology companies provided by Mercer, and evaluation of published data on compensation in the high-technology industry as detailed in the Towers Perrin Compensation Databank Executive Compensation survey. Both peer groups are described below. In addition, benefits such as health benefits, the 401(k) retirement program and perquisites are regularly assessed relative to the market. The Compensation Committee also reviews our business performance as compared to our peers to inform performance targets for incentive plans and to assess appropriate payout levels for performance.

In addition to considering market compensation levels, we consider Company and individual performance, as well as each NEO’s impact and scope within AMD. We provide our Chief Executive Officer, and our Executive Chairman, with greater compensation than that provided to other NEOs to reflect their respective importance to the organization as well as the increased level of responsibility faced by them as our Chief Executive Officer and Executive Chairman, respectively. Differences in compensation between our Executive Chairman and our Chief Executive Officer are due to

Dr. Ruiz’ (i) level of experience, (ii) continuing significant role and responsibilities within AMD and (iii) considerable role in negotiating the terms of the creation of The Foundry Company, a manufacturing joint venture with Advanced Technology Investment Company LLC pursuant to the Master Transaction Agreement, dated as of October 6, 2008, as amended (pursuant to which The Foundry Company will manufacture semiconductor products and will provide certain foundry services to AMD). Differences in compensation among the Chief Executive Officer and the other NEOs are also due to differences of compensation among similarly situated executive officers in the market.

The basis for selection of companies in the proxy peer groups included such factors as revenue, industry and competitive landscape.

•     Revenue—Peer companies should be comparable to AMD for appropriate compensation benchmarking.

•     Industry—Peer companies should be within comparable industry sectors.

•     Competitive Landscape—Peer companies should be competing with AMD for executive talent.

The proxy peer group included:

Agilent Technologies Inc.	LSI Corporation
Applied Materials Inc.	Micron Technology Inc.
Broadcom Corp.	Nvidia Corp.
Corning Inc.	Qualcomm Incorporated
EMC Corp.	Sandisk Corp.
Harris Corp.	Seagate Technology
Intel Corp.	Texas Instruments Inc.
Lexmark International Inc.

The Towers Perrin Compensation Databank Executive Compensation survey peer group included:

Apple Inc.	Lexmark International Inc.
CA, Inc.	Microsoft Corporation
Ceridian Corporation	National Semiconductor Corporation
Cisco Systems	NCR Corporation
Electronic Data Systems Corporation	Pitney Bowes Inc.
EMC Corp.	Sabre Travel Network
Emdeon Business Services	Seagate Technology
GTECH Corporation	Sun Microsystems, Inc.
IKON Office Solutions, Inc.	Unisys Corporation
Intel Corp.	Xerox Corporation
Lenovo

Specific market positioning and other competitive reference points are discussed under each element of compensation below. References to “market” refer to the review of the proxy peer group and Towers Perrin Compensation Databank Executive Compensation survey peer group, as discussed above.

Pay-for-Performance is fundamental.

The Compensation Committee places an emphasis on “at-risk” pay, which is delivered through our annual cash bonus plan and long-term equity grants.

The annual cash bonus plan links a portion of the NEO’s cash compensation to the financial performance of AMD. More details of the plan are described below under Elements of Compensation—Annual Incentive Plan.

It is our belief that equity compensation, combined with stock ownership guidelines, helps to align the perspectives of NEOs with stockholder interests. To that end, the majority of incentive compensation and total compensation in general is delivered in equity. More details of equity compensation are described below under Elements of Compensation—Long-Term Incentive Compensation.

Section 162(m) of the Internal Revenue Code (the “Code”) is a factor.	Section 162(m) of the Code limits the deductibility of non-performance based compensation paid to the Chief Executive Officer and any of the three other most highly compensated executive officers, other than the chief financial officer, to $1 million. In establishing total compensation for such officers, the Compensation Committee considers the effect of Section 162(m). Corporate objectives may not always be consistent with the requirements for full deductibility. Therefore, deductibility is not the sole factor used in setting the appropriate levels or modes of basic compensation, and certain compensation paid by AMD in the future may not be fully deductible under Section 162(m).

Total Compensation. In aggregate, the key elements of compensation below provide for an emphasis on performance and at-risk pay, with a significant upside based on exceptional Company and individual performance. Based on Company and individual performance, the aggregate target is between the 50th and 75th percentile of the market although actual aggregate compensation may vary significantly depending on Company and individual performance. Compensation decisions are normally made at the first and second Compensation Committee meetings of the fiscal year. Annual Incentive Plan targets and performance goals are approved at the Compensation Committee meeting shortly after the commencement of the applicable performance period, the intent of which is to ensure compliance with Section 162(m) of the Code regarding performance-based pay. Stock option, restricted stock unit, and base salary decisions are approved at the second Compensation Committee meeting of the fiscal year, following the annual review of individual performance and competitive market data, to ensure consistency with the rest of AMD. The target aggregate value of total compensation at the time of Compensation Committee approval was within the targeted range, as described above.

Elements of Compensation: AMD’s NEO compensation program is comprised of several components. The combination and allocation of the components and the amount of each component is influenced by the role of the NEO in AMD, including scope of the job and the impact the role has on the organization, market practices, the total value of all the compensation, benefits and perquisites available to the person, past earnings and the employment contracts with our President and CEO and our Executive Chairman. The Compensation Committee reviews and considers each component for each NEO before making compensation decisions. In accordance with the Compensation Committee’s compensation philosophy, a majority of the total compensation paid to NEOs is comprised of incentive compensation that is “at-risk,” or performance-based. In supporting this philosophy, there will be little or no payout unless performance goals are achieved or the stock price appreciates.

Presented below is summary information about each pay element of compensation:

Pay Element	Key Objective and Role of Pay Element	Basis of Design

Base Salary

Salaries are provided to NEOs as compensation for day-to-day responsibilities and services to AMD and to meet the objective of attracting and retaining the talent needed to run the business.

Salaries provide a consistent cash flow to employees assuming acceptable levels of performance and ongoing employment.

Base salaries are targeted at the 67th percentile of market levels to attract and retain key talent, given the highly competitive nature of AMD’s labor market.

NEO salaries are based on an analysis of competitive salary levels within AMD’s pay peer groups, overall company budgets, individual performance, experience, potential and internal equity. The Compensation Committee annually reviews NEO performance and market compensation levels in order to determine an appropriate level of base salary for the year. In addition, the Compensation Committee considers the input of the CEO in determining appropriate base salary increases for non-CEO NEOs.

In July 2008, Mr. Meyer entered into an employment agreement (the “Meyer Employment Agreement”) pursuant to which Mr. Meyer succeeded Dr. Ruiz as AMD’s Chief Executive Officer. Mr. Meyer is currently AMD’s President and Chief Executive Officer. Mr. Meyer received a base salary increase of approximately 9% as a result of his promotion.

In November 2008, Mr. Rivet’s annual base salary was increased approximately 8.5% as a result of his appointment as our Chief Operations and Administrative Officer on October 23, 2008. Mr. Rivet also remains our Chief Financial Officer.

Other than Mr. Meyer’s and Mr. Rivet’s base salary increases, as discussed above, no NEOs received salary increases due to AMD’s business results.

Further, with the goal of reducing operating expenses and lowering AMD’s break-even point, in January 2009, the Compensation Committee approved a temporary 20% decrease to Mr. Meyer’s and Dr. Ruiz’s base salaries and a temporary 15% decrease to the other NEOs’ base salaries, effective as of February 2009. The Compensation Committee will review AMD’s financial condition, macroeconomic conditions and the lowered base salaries at least quarterly in order to ascertain the appropriate time to restore base salaries to pre-reduction levels.

Pay Element	Key Objective and Role of Pay Element	Basis of Design
Annual Incentive Plan (AIP)

The use of this plan is intended to focus participants on generating profitability, both through maximizing revenues and controlling costs.

The Annual Incentive Plan (AIP) is a cash-based incentive plan intended to provide compensation other than fixed pay (e.g., base salary and benefits) and long-term pay (e.g., equity-based plans) and designed to encourage NEOs and other participants to focus on short-term (annual) targets.

Individual incentive targets are intended to be targeted at the 50th percentile of the market. Upon elimination of the AMD 2005 Long-Term Incentive Plan (as further described in the Long Term Incentive Compensation section below), and the subsequent transfer of one-half of the incentive opportunity into the AIP, the AIP is targeted at above the 75th percentile of the market and varies according to the NEO. The annual payout is determined by the achievement of objectives over two six-month performance periods (i.e., January to June and July to December), subject to the application of negative discretion by the Compensation Committee. The Compensation Committee believes that the high volatility of AMD’s industry necessitates using achievement of objectives over two six-month performance periods because they more accurately link pay with performance. Dr. Ruiz and Mr. Meyer (after his appointment as CEO) were eligible to earn between 0% and 200% of their target opportunity based on achievement of progressively more aggressive performance objectives. The other NEOs can earn between 0% and 400% of their target opportunity based on the achievement of progressively more aggressive performance objectives. The chart below sets forth fiscal year 2008 target opportunities for each NEO.

NEO         AIP Target (% of base salary)

Meyer       210% prior to appt. as President and CEO;

                   200% after his appt

Ruiz          230%

Rivet         150% prior to appt. as COO and CAO;

                   175% after his appt.

McCoy     150%

Rivas        150% prior to his resignation in May 2008

Pay Element	Key Objective and Role of Pay Element	Basis of Design

For fiscal year 2008, the annual payout is determined by the achievement against pre-determined operating income goals over two six-month performance periods. The bonus funding was weighted 30% in the first half of fiscal year 2008 and 70% in the second half, when AMD’s financial results were expected to support a more significant bonus opportunity.

Due to the cancellation of the AMD 2005 Long-Term Incentive Plan, as to existing and future cycles (as discussed further below), the second half of fiscal year 2008 individual bonus targets were increased to the percentages as set forth in the chart above, such that there would be no overall decrease in the variable pay opportunity.

Financial results for both the first half and second half 2008 were below the threshold operating income goals whereby bonuses would have been funded. Accordingly, management and the Compensation Committee have determined that NEOs were not eligible for an AIP payout for all of 2008. Further, due to the across-the-board temporary decrease to all NEO base salaries, in effect, such reductions will also result in a corresponding reduction of fiscal year 2009 annual bonus payments, if any (assuming that such salary decreases remain in effect through the end of 2009).

Long-Term Incentive Compensation:    During fiscal year 2008, we utilized two types of long-term incentive programs for NEOs, each having specific objectives as described below. Each of the two vehicles comprises approximately one-half of the value of the long-term incentive awards at time of grant for NEOs. The target for NEO long-term incentive grants (in aggregate) is the 67th percentile of the market.

Prior to March 2008, we also utilized the AMD 2005 Long-Term Incentive Plan (LTIP) as a long-term incentive program for NEOs. In March 2008, the LTIP was cancelled as to existing and future cycles. The Compensation Committee determined that the high volatility of AMD’s industry combined with the three-year cycle design of the LTIP resulted in a disconnect between pay and performance. The Compensation Committee determined that the AIP for incentive compensation payments better managed the connection between pay and performance. Due to the cancellation of the LTIP, one-half of the LTIP’s annual target opportunity was transferred into the AIP bonus target (as discussed above). The remaining one-half was transferred to the annual stock option and restricted stock unit program. There was no overall increase in variable pay opportunity. The resulting total direct compensation remains targeted between the 50th and 75th percentiles of the market, depending upon the factors discussed above.

Pay Element	Key Objective and Role of Pay Element	Basis of Design

Stock Options	The objective and role of granting stock options are to create long-term incentive and to align NEO interests with stockholders interests because there is no financial gain to an NEO unless our stock price appreciates.

Stock options are granted at 100% of the fair market value of AMD’s common stock on the date of grant. Generally, stock options vest over three years and expire after seven years.

Pursuant to the Meyer Employment Agreement, AMD granted Mr. Meyer a stock option on August 15, 2008. For a detailed description of Mr. Meyer’s stock option grant pursuant to the Meyer Employment Agreement, please see the “Executive Compensation – Employment Agreements” and the Grants of Plan-Based Awards in 2008 table, below.

In November 2008, Mr. Rivet received a stock option due to his promotion to Chief Operations and Administrative Officer. In December 2008, Mr. McCoy received a retention stock option grant to retain and reward him for his management of critical Company initiatives. Please see the Grants of Plan-Based Awards in 2008 table below for further details of each respective stock option grant.

Restricted Stock Units (RSUs)	The objective and role of RSUs are to recognize the highly cyclical nature of our business, recognize individual performance, encourage employee retention, manage dilution and provide a long-term incentive that is strongly aligned with stockholders interests, while aligning the potential value of the award to the overall AMD market value. The Compensation Committee believes that the use of RSUs offers the NEOs a competitive and stable level of equity-based compensation.

Generally, RSUs vest over three years.

Pursuant to the Meyer Employment Agreement, AMD granted Mr. Meyer RSUs on August 15, 2008. For a detailed description of Mr. Meyer’s RSU grant pursuant to the Meyer Employment Agreement, please see the “Executive Compensation – Employment Agreements” section below.

In November 2008, Mr. Rivet received an RSU award due to his promotion to Chief Operations and Administrative Officer. See “Grants of Plan-Based Awards in 2008” table, below, for further details.

Size of Stock Option and Restricted Stock Unit Awards

RSUs were approved by the Compensation Committee and granted in May 2008. Stock options were approved by the Compensation Committee in May 2008 and granted in four separate installments throughout the year with the first installment in May 2008, allowing them to be priced throughout the year.

Prior to approving the grants, the Compensation Committee conducts a thorough assessment of competitive market data (proxy peer group data and market survey data), as well as Company and executive performance. The assessment of competitive market data, and Company and executive performance, results in a targeted total direct compensation (annual base salary plus AIP opportunity at target plus long term incentive opportunity at target) market position. The long term incentive award is derived from the difference between the targeted total direct compensation and the targeted short term compensation (annual base salary plus AIP opportunity at target). One-half of the value of the long term incentive award was awarded in the form of stock options. The value of the stock options is determined using the Black-Scholes valuation methodology and a stock price equal to the 180 day trailing average stock price at the time of the analysis (the Compensation Committee believes that using the 180 day trailing average stock price results in a more accurate stock price of the Company). The other one-half of the value of the long term incentive award was awarded in RSUs, using a 2 to 1 stock option to RSU value ratio. The stock option to RSU value ratio was based on Black-Scholes valuation methodology.

Stock Ownership Guidelines.    The purpose of the stock ownership guidelines is to strengthen the alignment of NEO interests with stockholder interests and to increase visibility of NEO stock ownership. Through 2008, each NEO was required to acquire and hold, within five years of the establishment of the stock ownership requirements in 2004, or of becoming an NEO, 50% of the number of shares that constituted their target annual grant of stock options and other equity awards. The ownership guideline could only be satisfied by direct ownership of common shares. In February 2008, we amended our stock ownership guidelines to include all officers subject to the filing requirements of Section 16(a) of the Securities Exchange Act of 1934 and to increase the stock ownership requirement for these officers by 25%. Specifically, Section 16 officers with the title of Senior Vice President are required to acquire and hold 35,000 shares; Section 16 officers with the title of Executive Vice President are required to acquire and hold 78,125 shares; our President and CEO is required to acquire and hold 312,500 shares. We also extended the timeframe for compliance to five years from the establishment of the new guidelines, which is the first quarter of 2013, or five years from becoming a Section 16 officer. As of December 27, 2008, all NEOs were on target to meet their ownership guideline within the appropriate timeframe.

We have a stock trading policy that prohibits NEOs from short sales and buying or selling puts or calls. The stock trading policy specifically recommends that NEOs do not trade in our stock on a short-term basis or purchase our stock on margin (exclusive of the exercise of stock options and the immediate sale of the shares acquired). Although hedging transactions are not expressly prohibited, any hedging must be accomplished in compliance with the stock trading policy.

Other Benefits.    We offer additional benefits designed to be competitive with overall market practices, and to attract and retain the talent needed at AMD. All United States salaried employees, including NEOs, are eligible to participate in our U.S. benefit programs, which include a Section 401(k) plan (with Company matching contributions), health care coverage, life insurance, disability, paid time-off and paid holidays, which are targeted at the 50th percentile of the market. In addition, NEOs are eligible to receive certain other benefits described below. In January 2009, as part of AMD’s cost cutting efforts and with the goal of reducing operating expenses and AMD’s break-even point, the Compensation Committee temporarily suspended the Section 401(k) plan Company matching contributions for all employees.

Pay Element	Key Objective and Role of Pay Element	Basis of Design

Deferred Compensation	The deferred compensation plan is intended to assist NEOs in their retirement planning. Additionally, because the plan also provides company ‘restoration’ contributions, the deferred compensation plan is intended to restore company contributions lost due to IRS limits on the tax-qualified Section 401(k) plan.

In addition to participation in our Section 401(k) plan, NEOs are eligible to participate in a nonqualified deferred compensation program, the “Deferred Income Account Plan.” The plan allows deferral of up to 50% of salary and up to 100% of commissions and bonuses into selected funds. Earnings on deferrals are based on the performance of the funds selected by participants. NEO contributions and year-end account balances for 2008 can be found in the 2008 Nonqualified Deferred Compensation table.

In the event that the NEO participates in our Deferred Income Account Plan, we make a matching contribution equal to the amount that would have been made absent the IRS limit on the covered compensation amount.

Nonqualified Defined Benefit Arrangements	The nonqualified defined benefit arrangements for Dr. Ruiz and Mr. Rivet are intended to replace former employer benefits that were forfeited upon joining AMD.

Pursuant to his employment agreement, Dr. Ruiz will receive:

(1)    the average of the three highest annual base salaries for the last 10 years of the period beginning April 26, 2002 and ending on the date of retirement (for purposes of this formula, however, annual base salary cannot exceed $1,000,000 annually compounded by 3% from January 1, 2002);

(2)    that average is then multiplied by the product of 4% and Dr. Ruiz’ number of full years of service with AMD (not to exceed 10 years of service).

(3)    the resulting product is then reduced by any other defined benefit plan benefits he received, but not for social security payments. Currently, we do not maintain a defined benefit retirement plan.

Given these benefits, Dr. Ruiz’ level of total retirement benefits is competitive with levels among AMD’s pay peer group. Details of Dr. Ruiz’ benefits and the amounts accrued are found in the 2008 Pension Benefits table.

Mr. Rivet will receive a lump sum retirement benefit. The lump sum payment will be determined by discounting to present value on the date of determination a

Pay Element	Key Objective and Role of Pay Element	Basis of Design

stream of lifetime payments equal to no more than 70% of his base salary then in effect, and then deducting from that present value the value of certain other retirement payments from AMD and his former employer. Additional details of Mr. Rivet’s benefits and the amounts accrued are found in the 2008 Pension Benefits table.

Pursuant to an individual agreement, Mr. Rivet will receive full vesting (to be paid out in a lump sum payment) of his accrued retirement benefit upon the earlier of: (1) age 55 (on March 23, 2009); (2) termination of employment following a change in control; (3) termination other than for cause, after age 54; and (4) an event of disability.

These benefits are intended to serve as a replacement for Dr. Ruiz’ and Mr. Rivet’s arrangements with their former employer.

Post-Employment Compensation.    Post-employment compensation elements that are not offered to salaried employees in general are summarized below.

Pay Element	Key Objective and Role of Pay Element	Basis of Design

Severance Arrangements	Severance arrangements were entered into by AMD to help assure the retention of the CEO and other NEO’s experience, skills, knowledge and background for the benefit of AMD. These arrangements also reinforce and encourage continued attention and dedication to duties without the distraction arising from the possibility of a change in control of AMD and provide the business with a smooth transition in the event of a change in control of AMD. In addition, these arrangements provide the NEOs with a severance amount to help financially ease their transition from AMD.	Dr. Ruiz’s employment agreement was entered into pursuant to individual negotiations with the Compensation Committee at the time of Dr. Ruiz’ initial employment with AMD. Pursuant to Dr. Ruiz’s employment agreement, he has a severance arrangement with us. Under the agreement, Dr. Ruiz receives certain severance benefits upon termination unless the termination is for cause or is a voluntary termination without good reason. For a detailed description of Dr. Ruiz’ severance benefits please see the “Executive Compensation - Employment Agreements” section below. On July 17, 2008, Dr. Ruiz’ employment agreement was amended to provide that Dr. Ruiz’ position with AMD changed from Chief Executive Officer to Executive Chairman of AMD and to provide that Dr. Ruiz may be eligible for retirement or severance benefits, as applicable, in the event he terminates employment with AMD but continues in service with an entity that is less than 80% owned by AMD.

Pay Element	Key Objective and Role of Pay Element	Basis of Design

On July 17, 2008, we entered into an employment agreement with Derrick R. Meyer pursuant to which Mr. Meyer succeeded Dr. Ruiz as AMD’s Chief Executive Officer. Mr. Meyer is currently our President and Chief Executive Officer. Mr. Meyer’s employment agreement was entered into pursuant to individual negotiations with the Compensation Committee. Pursuant to Mr. Meyer’s employment agreement, in the event of Mr. Meyer’s involuntary termination without cause or constructive termination, Mr. Meyer receives certain severance benefits. For a detailed description of Mr. Meyer’s severance benefits please see the “Executive Compensation – Employment Agreements” section below.

NEOs will receive certain incremental amounts in the event of termination of employment in connection with a change in control of AMD, as described in the “Executive Compensation—Change in Control Arrangements” section below.

On June 1, 2008, we entered into a separation agreement and release with Mr. Mario Rivas pursuant to which Mr. Rivas received a lump sum separation payment of $500,000 and a lump sum payment of $12,437 to cover 12 months of COBRA health insurance premiums.

AMD is under no contractual obligations with respect to severance with any of the other NEOs other than those described above.

Pay Element	Key Objective and Role of Pay Element	Basis of Design
Management Continuity Agreements

We entered into management continuity agreements with each of our NEOs, except Dr. Ruiz, designed to encourage their continued services in the event of a change in control. In July 2008, AMD entered into an employment agreement with Mr. Meyer. Mr. Meyer’s employment agreement supersedes his management continuity agreement.

The management continuity agreements were implemented to allow for a smooth transition in the event of a change in control of AMD and to provide the NEOs with a severance amount to help financially ease their transition from AMD. The management continuity agreements were implemented also to provide incentives to the NEOs to execute the wishes of the Board, even in the event that the Board of Directors takes an action that may result in the elimination of the NEO’s position with AMD. We believe this structure strikes a balance between incentives and executive hiring and retention without providing the benefits to NEOs who continue to enjoy employment with an acquiring company in the event of a change in control.

For purposes of Dr. Ruiz’ and Mr. Meyer’s employment agreements and the management continuity agreements, a change in control includes any change of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A promulgated under the Securities Exchange Act of 1934, as amended. A change in control is described in the section entitled “Executive Compensation—Change in Control Arrangements” below.

The management continuity agreements provide for termination benefits following a change in control if within two years after the change in control an NEO’s employment is terminated or the NEO is constructively discharged. In those circumstances, the NEO would receive:

•     A severance benefit equal to three times the sum of his rate of annual base compensation plus the average of his two highest bonuses in the last five years;

•     Payment of the pro-rated amount of his accrued bonus;

•     Twelve months’ continuation of other incidental benefits; and

•     Full and immediate vesting of all unvested stock options, stock appreciation rights and restricted stock units and awards.

In addition, for Mr. Rivet, if a change in control occurs, he will receive a lump sum payment of his retirement benefit; provided, that such lump sum payment had not been previously distributed. Mr. Rivet’s individual agreement was determined pursuant to individual negotiations with the Compensation Committee at the time of his initial employment with AMD.

The terms and conditions of the management continuity agreements were reviewed by Mercer in 2008, and Mercer and the Compensation Committee determined that the agreement design, conditions, and payout amounts were appropriate and competitive within the market.

Notwithstanding anything to the contrary set forth in any of our previous filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate future filings, including this proxy statement, in whole or in part, the following two reports will not be incorporated by reference into any such filings, nor will they be deemed to be soliciting material or deemed filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended, or under the Securities Exchange Act of 1934, as amended.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Board of Directors has reviewed and discussed with management the Compensation Discussion and Analysis included in this proxy statement. Based on this review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in AMD’s proxy statement for its 2009 Annual Meeting.

COMPENSATION COMMITTEE

Bruce L. Claflin, Chair

Frank M. Clegg

Robert B. Palmer

Morton L. Topfer

AUDIT COMMITTEE REPORT

The Audit Committee of the Board of Directors consists of Ms. Eberhart, as Chair, Dr. Barnes, Mr. Claflin and Mr. Topfer. Each of the members of the Audit Committee is “independent,” and “financially literate,” as determined by the Board of Directors and in compliance with NYSE and SEC rules. In addition, Ms. Eberhart was designated an “audit committee financial expert,” as the Board interprets that designation. Ms. Eberhart is a member of the Financial Executives Institute and the American Institute of Certified Public Accountants and serves on the Audit Committee of Anadarko Petroleum Corporation. She also served on the Audit Committee of Solectron, Inc.

The Audit Committee oversees our internal audit function and independent registered public accounting firm and assists the Board in fulfilling its oversight responsibilities on matters relating to the integrity of AMD’s financial statements, AMD’s compliance with legal and regulatory requirements, the performance of our internal audit function and the independent registered public accounting firm’s qualifications, independence and performance by meeting regularly with the independent registered public accounting firm, our senior management and our internal audit, financial, and legal personnel. Management is responsible for the preparation, presentation and integrity of AMD’s financial statements. The independent registered public accounting firm is responsible for performing an audit of AMD’s annual financial statements and expressing an opinion as to the conformity of AMD’s audited financial statements with U.S. generally accepted accounting principles.

In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed AMD’s audited financial statements for the fiscal year ended December 27, 2008 with management and Ernst & Young LLP, AMD’s independent registered public accounting firm. The Audit Committee also discussed with Ernst & Young LLP the matters required to be discussed by Statement on Auditing Standards No. 61, “Communications with Audit Committees,” as amended by Statement on Auditing Standards No. 90, “Audit Committee Communications.” This included a discussion of the independent registered public accounting firm’s judgments as to the quality, not just the acceptability, of AMD’s accounting principles and such other matters that generally accepted auditing standards require to be discussed with the Audit Committee. The Audit Committee also received the written disclosures and the letter from Ernst & Young LLP required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence and the Audit Committee discussed the independence of Ernst & Young LLP with that firm.

Based on the Audit Committee’s review and discussions noted above, the Audit Committee recommended to the Board, and the Board approved, that the audited financial statements be included in AMD’s Annual Report on Form 10-K for the fiscal year ended December 27, 2008 for filing with the SEC.

The Audit Committee and the Board also have recommended, subject to stockholder ratification, the selection of Ernst & Young LLP as AMD’s independent registered public accounting firm for fiscal 2009.

AUDIT COMMITTEE

H. Paulett Eberhart, Chair

W. Michael Barnes

Bruce L. Claflin

Morton L. Topfer

EXECUTIVE COMPENSATION

The following table shows compensation information for our Chief Executive Officer, our Chief Financial Officer, and our other executive officers as of the end of our last fiscal year (our Named Executive Officers). The table also includes compensation information for our former Executive Vice President, Computation Products Group because he was an executive officer during 2008 and disclosure would have been provided for him if he were serving as an executive officer at the end of fiscal 2008.

2008 SUMMARY COMPENSATION TABLE

Name and Principal Position	Year		Salary ($)	Stock Awards ($)(1)(6)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(2)	All Other Compensation ($)(3)		Total ($)
(a)	(b)		(c)	(e)	(f)	(g)	(h)	(i)		(j)
Derrick R. Meyer	2008		$856,732	$136,053	$895,178	$0	$0	$26,220		$1,914,183
President and Chief Executive Officer, Member of Board of Directors	2007		$695,000	$2,048,646	$534,824	$0	$0	$21,304		$3,299,774
	2006		$631,071	$1,675,488	$472,506	$$662,188	$0	$31,775		$3,473,028

Robert J. Rivet	2008		$605,276	$54,443	$527,864	$0	$5,493,383	$45,157		$6,726,123
Executive Vice President, Chief	2007		$599,000	$1,355,253	$443,794	$0	$1,854,758	$21,758		$4,274,563
Operations and Administrative Officer, Chief Financial Officer	2006		$564,252	$1,116,476	$455,451	$503,125	$2,076,921	$80,809		$4,797,034

Thomas M. McCoy	2008		$544,003	$39,711	$371,751	$0	$0	$33,551		$989,016
Executive Vice President Legal and Public Affairs	2007		$544,000	$991,887	$363,503	$0	$0	$45,244		$1,944,634
	2006		$541,404	$854,656	$434,465	$455,000	$0	$73,968		$2,359,493

Hector de J. Ruiz	2008		$1,123,990	$(377,705)	$1,362,373	$0	$797,844	$65,639		$2,972,141
Executive Chairman and Chairman of the Board	2007		$1,124,000	$4,577,330	$1,328,385	$0	$981,353	$74,922		$8,085,990
	2006		$1,046,358	$4,190,677	$1,548,292	$2,598,750	$539,000	$326,608		$10,249,685

Mario A. Rivas	2008		$269,226	$150,481	$270,339	$0	$0	$519,892	(7)	$1,209,938
Former Executive Vice President, Computation Products Group	2007		$500,000	$356,959	$300,903	$178,875	$0	$12,249		$1,348,986
	2006	(4)	$—	$—	$—	$—	$—	$—		$—

(1)	Amounts shown do not reflect compensation actually received by the Named Executive Officer or the actual value that may be recognized by the Named Executive Officer with respect to these awards in the future. The actual value realized from these awards, if any, will only be recognized by a Named Executive Officer upon the earlier of vesting of the award or the occurrence of events described under “Employment Agreements” or “Change in Control Arrangements,” below. Instead the dollar value of these awards is the compensation cost recognized for financial statement reporting purposes for the fiscal year ended December 27, 2008 in accordance with the provisions of SFAS 123R, but excluding any estimate of future forfeitures and reflecting the effect of any actual forfeitures. These compensation costs reflect equity awards granted in and prior to fiscal year 2008 as applicable, and the related expense over each award’s service period. See Note 11 of the consolidated financial statements in our Annual Report on Form 10-K for the year ended December 27, 2008 regarding the assumptions underlying the valuation of equity awards.
(2)	None of the amounts in this column are above-market or preferential earnings on compensation that is deferred on a basis that is not tax-qualified.

(3)	All Other Compensation includes the following amounts:

Name	Financial Planning (e.g., tax preparation, estate planning)	Matching Contributions to 401(k)	Tax Gross Ups (for imputed income related to family member’s travel)	Life Insurance Premiums	Perquisites(5)
Derrick R. Meyer	$0	$6,900	$5,758	$3,133	$10,429
Robert J. Rivet	$7,536	$6,900	$7,108	$1,747	$21,866
Thomas M. McCoy	$0	$6,900	$10,191	$2,716	$13,744
Hector de J. Ruiz	$25,000	$6,900	$7,901	$9,385	$16,453
Mario A. Rivas	$0	$6,346	$0	$1,109	$0

(4)	Because Mr. Rivas was not a Named Executive Officer during 2006, we only included compensation information for Mr. Rivas for 2007 and 2008. Mr. Rivas resigned as EVP, Computation Products Group, effective June 1, 2008.
(5)	During 2008, the spouses of Messrs. Meyer, Rivet, McCoy and Ruiz accompanied them on business trips where their participation was desired by AMD. The trips included flights on commercial airlines where fares of $9,576, $11,821, $13,050 and $13,139, respectively, were paid by AMD. For Messrs. Rivet and Ruiz this amount also includes security expenses of $8,378 and $492 respectively. The remainder of the amounts listed includes other expenses related to the trips and gifts.
(6)	The amounts shown include the impact of the reversal of stock compensation expense related to restricted stock unit awards that was included in the Summary Compensation Table in the Company’s proxy statements for fiscal years 2006 and 2007, due to the cancellation of such awards in connection with the cancellation of the LTIP as to existing and future cycles by the Board of Directors in March 2008. Such reversals were in the amount of $1,160,923, $684,876, $492,102, $2,439,124 and $0 for Mr. Meyer, Mr. Rivet, Mr. McCoy, Dr. Ruiz and Mr. Rivas, respectively.
(7)	The amount shown includes $512,437 paid pursuant to Mr. Rivas’ severence agreement.

2008 NONQUALIFIED DEFERRED COMPENSATION

The following table shows certain information for the Named Executive Officers under the Deferred Income Account Plan for the 2008 fiscal year.

Name	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($)	Aggregate Earnings in Last FY ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)
(a)	(b)	(c)	(d)	(e)	(f)
Derrick R. Meyer	$0	$0	$(3,199)	$0	$266,837
Robert J. Rivet	$0	$0	$(97,276)	$2,439,156	$0
Thomas M. McCoy	$0	$0	$(831,590)	$0	$1,303,193
Hector de J. Ruiz	$0	$0	$0	$0	$0
Mario A. Rivas	$0	$0	$0	$0	$0

We maintain a non-qualified deferred compensation plan, the Deferred Income Account Plan (DIA), formerly named the Executive Investment Account Plan, which allows eligible employees, including NEOs, to voluntarily defer receipt of a portion of their salary and annual bonus until the date or dates selected by the participant. Participants may defer up to 50% of annual base salary and/or 100% of commissions and bonuses. Participants make a deferral election prior to the year in which the compensation is earned that may not be terminated or changed during the year for which it was made. We make a contribution to the participant’s account if his/her annual base salary before the deferral is greater than the compensation limit for 401(k) plans. The contribution is equal to the lesser of (i) 50% of the deferred compensation credited to the participant’s account for the year and (ii) 3% of the participant’s salary in excess of the eligible 401(k) compensation limit for the year. Participants are 100% vested in the value of their accounts. Participants may select their desired benchmark investment fund(s) in which their accounts are deemed to be invested and may change their investment elections at any time, with such change effective from the next business day. The amount of investment gain or loss that is credited to the participant’s account depends on the participant’s investment election. Currently, we are utilizing the investment funds, except the Lifestyle Funds, available under variable life insurance policies insured by John Hancock Life as the benchmark investment funds. For the 2008 fiscal year, the investment return credited to the accounts of Messrs. Meyer and McCoy were -1.2% and -39% based on their investment elections for their accounts.

The deferral accounts are distributed following a participant’s termination of employment with us unless the participant has elected an in-service withdrawal (scheduled or hardship withdrawal). At the time a participant makes his/her deferral election, he/she may elect a different form of distribution for such year’s deferred compensation. The participant may elect a single lump sum distribution or annual installment distributions over three to ten years. The default form of distribution is a single lump sum. A participant may change the form of distribution election, subject to the terms of the DIA.

A participant may elect to withdraw all or part of his/her account while employed by us, subject to the terms of the DIA. The in-service withdrawal date must be at least two years after the plan year in which the election was made. An in-service withdrawal date may be changed, subject to the terms under the DIA. An unscheduled payment may also be made, subject to the terms of the DIA.

OUTSTANDING EQUITY AWARDS AT 2008 FISCAL YEAR-END

The following table shows all outstanding equity awards held by the Named Executive Officers as of December 27, 2008.

Name	Option Awards					Stock Awards
	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(1)
(a)	(b)	(c)		(e)	(f)	(g)		(h)	(i)		(j)
Derrick R. Meyer						1,000	(2)	$2,180
						4,688	(3)	$10,220
						4,688	(4)	$10,220
						4,688	(4)	$10,220
						4,688	(4)	$10,220
						53,334	(5)	$116,268
						3,900	(6)	$8,502
						200,000	(7)	$436,000
						158,000	(8)	$344,400
									8,667	(9)	$18,894	(9)
	7,500	0		$13.57	12/15/2009
	50,000	0		$42.25	4/27/2010
	25,000	0		$32.10	8/16/2010
	25,000	0		$26.90	4/25/2011
	25,000	0		$21.08	7/13/2011
	15,000	0		$12.40	11/8/2011
	25,000	0		$14.15	11/26/2011
	9,000	0		$11.69	4/24/2012
	37,500	0		$15.20	10/31/2013
	37,500	0		$14.64	2/2/2014
	37,500	0		$14.22	4/30/2011
	16,500	0		$11.33	7/28/2011
	37,500	0		$15.50	10/25/2011
	37,500	0		$16.66	2/3/2012
	37,500	0		$14.16	4/28/2012
	37,500	0		$20.10	7/27/2012
	16,145	2,605	(10)	$33.95	5/4/2013
	16,145	2,605	(10)	$17.81	7/25/2013
	16,145	2,605	(10)	$20.32	10/24/2013
	16,145	2,605	(10)	$14.83	2/15/2014
	24,999	25,001	(11)	$15.40	5/15/2014
	24,999	25,001	(11)	$11.95	8/15/2014
	24,999	25,001	(11)	$12.70	11/15/2014
	24,998	25,002	(11)	$6.45	2/15/2015
	0	100,000	(12)	$7.41	5/15/2015
	0	79,000	(12)	$5.64	8/15/2015
	0	280,000	(13)	$5.64	8/15/2015
	0	82,500	(12)	$5.64	8/15/2015
	0	100,000	(12)	$2.43	11/15/2015
	0	79,000	(14)	$2.43	11/15/2015
	0	17,500	(12)	$5.64	11/15/2015

Name	Option Awards					Stock Awards
	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(1)
(a)	(b)	(c)		(e)	(f)	(g)		(h)	(i)		(j)
Robert J. Rivet						800	(2)	$1,744
						2,813	(3)	$6,132
						2,813	(4)	$6,132
						2,813	(4)	$6,132
						2,813	(4)	$6,132
						26,667	(5)	$58,134
						3,450	(6)	$7,521
						110,000	(7)	$239,800
						110,000	(16)	$239,800
									7,667	(9)	$16,914	(9)
	175,000	0		$23.25	10/2/2010
	25,000	0		$26.90	4/25/2011
	25,000	0		$21.08	7/19/2011
	25,000	0		$12.40	11/8/2011
	25,000	0		$14.15	11/26/2011
	150,000	0		$10.26	10/25/2011
	25,000	0		$11.69	4/24/2012
	25,000	0		$8.46	7/24/2012
	25,000	0		$5.92	10/24/2012
	25,000	0		$5.92	10/24/2012
	31,250	0		$7.36	5/1/2013
	31,250	0		$7.16	8/1/2013
	31,250	0		$15.20	10/31/2013
	31,250	0		$14.64	2/2/2014
	31,250	0		$14.22	4/30/2011
	31,250	0		$11.33	7/28/2011
	31,250	0		$15.50	10/25/2011
	31,250	0		$16.66	2/3/2012
	30,000	0		$14.16	4/28/2012
	30,000	0		$20.10	7/27/2012
	16,145	2,605	(10)	$33.95	5/4/2013
	16,145	2,605	(10)	$17.81	7/25/2013
	16,145	2,605	(10)	$20.32	10/24/2013
	16,145	2,605	(10)	$14.83	2/15/2014
	12,499	12,501	(11)	$15.40	5/15/2014
	12,499	12,501	(11)	$11.95	8/15/2014
	12,499	12,501	(11)	$12.70	11/15/2014
	12,499	12,501	(11)	$6.45	2/15/2015
	0	55,000	(12)	$7.41	5/15/2015
	0	55,000	(12)	$5.64	8/15/2015
	0	220,000	(15)	$2.43	11/15/2015
	0	55,000	(14)	$2.43	11/15/2015

Name	Option Awards					Stock Awards
	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(1)
(a)	(b)	(c)		(e)	(f)	(g)		(h)	(i)	(j)
Thomas M. McCoy						800	(2)	$1,744
						2,250	(3)	$4,905
						2,250	(4)	$4,905
						2,250	(4)	$4,905
						2,250	(4)	$4,905
						16,001	(5)	$34,882
						75,000	(7)	$163,500
	150,000	0		$41.00	4/26/2010
	75,000	0		$32.10	8/16/2010
	6,250	0		$26.90	4/25/2011
	6,250	0		$21.08	7/19/2011
	6,250	0		$14.15	11/26/2011
	31,250	0		$15.20	10/31/2013
	31,250	0		$14.64	2/2/2014
	31,250	0		$14.22	4/30/2011
	3,472	0		$11.33	7/28/2011
	31,250	0		$15.50	10/25/2011
	31,250	0		$16.66	2/3/2012
	30,000			$14.16	4/28/2012
	30,000			$20.10	7/27/2012
	12,916	2,084	(10)	$33.95	5/4/2013
	12,916	2,084	(10)	$17.81	7/25/2013
	12,916	2,084	(10)	$20.32	10/24/2013
	12,916	2,084	(10)	$14.83	2/15/2014
	7,499	7,501	(11)	$15.40	5/15/2014
	7,499	7,501	(11)	$11.95	8/15/2014
	7,499	7,501	(11)	$12.70	11/15/2014
	7,499	7,501	(11)	$6.45	2/15/2015
	0	37,500	(12)	$7.41	5/15/2015
	0	37,500	(12)	$5.64	8/15/2015
	0	37,500	(12)	$2.43	11/15/2015
	0	150,000	(17)	$2.21	12/15/2015

Name	Option Awards						Stock Awards
	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(1)
(a)	(b)		(c)		(e)	(f)	(g)		(h)	(i)	(j)
Hector de J. Ruiz							3,333	(2)	$7,266
							7,500	(3)	$16,350
							7,500	(4)	$16,350
							7,500	(4)	$16,350
							7,500	(4)	$16,350
							66,667	(5)	$145,334
							275,000	(7)	$599,500
	500,000		0		$17.07	1/24/2010
	125,000		0		$26.90	4/25/2011
	125,000		0		$21.08	7/19/2011
	62,500		0		$14.15	11/26/2011
	300,000		0		$16.05	1/31/2012
	200,000		0		$16.05	1/31/2012
	600,000		0		$16.05	1/31/2012
	125,000		0		$15.20	10/31/2013
	75,199		0		$14.64	2/2/2014
	29,164		0		$14.22	4/30/2011
	14,582		0		$11.33	7/28/2011
	19,443		0		$11.33	7/28/2011
	125,000		0		$15.50	10/25/2011
	125,000		0		$16.66	2/3/2012
	125,000		0		$14.16	4/28/2012
	125,000		0		$20.10	7/27/2012
	43,055		6,945	(10)	$33.95	5/4/2013
	43,055		6,945	(10)	$17.81	7/25/2013
	43,055		6,945	(10)	$20.32	10/24/2013
	43,055		6,945	(10)	$14.83	2/15/2014
	31,249		31,251	(11)	$15.40	5/15/2014
	31,249		31,251	(11)	$11.95	8/15/2014
	31,249		31,251	(11)	$12.70	11/15/2014
	500,000	(18)	0		$17.07	1/24/2010
	1,000,000	(18)	0		$17.07	1/24/2010
	100,000	(18)	0		$16.05	1/31/2012
	31,248		31,252	(11)	$6.45	2/15/2015
	0		137,500	(12)	$7.41	5/15/2015
	0		137,500	(12)	$5.64	8/15/2015
	0		137,500	(12)	$2.43	11/15/2015

Name	Option Awards				Stock Awards
	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(1)
(a)	(b)	(c)	(e)	(f)	(g)	(h)	(i)	(j)
Mario A. Rivas	26,039	0	$21.34	12/5/2013
	1,666	0	$14.83	2/15/2014
	1,041	0	$15.40	5/15/2014
	1,041	0	$11.95	8/15/2014

(1)	The dollar value of these awards are calculated by multiplying the number of shares or units by $2.18 per share, the last reported sales price of our common stock on December 27, 2008, the last trading day of fiscal 2008.
(2)	This award vested 33 1/3% on 8/9/2006 then vests 6.6667% quarterly for the next 10 quarters.
(3)	This award vested 25% on 5/22/2007 then vests 6.25% quarterly for the next 12 quarters.
(4)	This award vested 25% on 5/09/2007 then vests 6.25% quarterly for the next 12 quarters.
(5)	This award vested 33 1/3% on 8/9/2008 then vests 33 1/3% annually for the next two years.
(6)	This award vested 33.3% on 8/15/2007, 33.3% on 8/15/2008 and 33.4% on 8/15/2009.
(7)	This award vests 33 1/3% on 8/9/2009 then vests 33 1/3% annually for the next two years.
(8)	This award vested 1/3 of the total amount on initial grant date, then vests 1/3 of the amount 12 months following the initial grant date and 1/3 of the amount 24 months following the initial grant date.
(9)	This award vested 1/3 of the total amount on the grant date, then vests 1/3 of the amount 12 months following the grant date based on assessment of accomplishments against milestones and 1/3 of the amount 24 months following the grant date.
(10)	This option vested 33 1/3% on 5/4/2007 then vests 2.7779% monthly for the next two years.
(11)	This option vested 33 1/3% on 5/15/2008 then vests 8.33% quarterly for the next two years.
(12)	This option vests 33 1/3% on 5/15/09 then 8.33% quarterly for the next two years.
(13)	This option vests 33 1/3% on 8/15/09 then monthly thereafter for two years.
(14)	This option vests 33 1/3% on 8/15/09 then 5.56% quarterly for the next three years.
(15)	This option vests 1/3 on 11/15/2009 then vests quarterly for two years.
(16)	This award vests 1/3 on 2/9/2010, 1/3 on 2/9/2011 and 1/3 on 2/9/2012.
(17)	This option vests 50% on 12/15/2009 and 50% on 12/15/2010.
(18)	These options are held by Ruiz Ventures L.P.

GRANTS OF PLAN-BASED AWARDS IN 2008

The following table shows all plan-based awards granted to the Named Executive Officers in fiscal 2008. The non-equity incentive plan awards identified below are the threshold, target and maximum amounts under the Annual Incentive Plan (AIP) that could have been earned for 2008. No amounts were actually paid for 2008. For additional information regarding plan-based awards granted to Named Executive Officers, see the “Compensation Discussion and Analysis,” above.

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)		All Other Option Awards: Number of Securities Underlying Options (#)		Exercise of Base Price of Option Awards ($/ Share)	Grant Date Fair Value of Stock and Option Awards ($)(1)
		Threshold ($)	Target ($)	Maximum ($)
(a)	(b)	(c)	(d)	(e)	(i)		(j)		(k)	(l)
Derrick R. Meyer		$450,000	$1,800,000	$3,600,000
	2/15/2008						50,000	(2)	6.45	$151,382
	2/15/2008				13,000	(3)			0	$83,850
	5/15/2008						100,000	(4)	7.41	$312,628
	5/15/2008				200,000	(5)			0	$1,482,000
	8/15/2008						82,500	(6)	5.64	$215,713
	8/15/2008						280,000	(6)	5.64	$732,117
	8/15/2008						79,000	(7)	5.64	$206,562
	8/15/2008				158,000	(8)			0	$891,120
	11/15/2008						100,000	(4)	2.43	$141,645
	11/15/2008						79,000	(7)	2.43	$111,899
	11/15/2008						17,500	(4)	5.64	$57,532
Robert J. Rivet		$284,375	$1,137,500	$4,550,000
	2/15/2008						25,000	(2)	6.45	$75,691
	2/15/2008				11,500	(3)			0	$74,175
	5/15/2008						55,000	(4)	7.41	$171,945
	5/15/2008				110,000	(5)			0	$815,100
	8/15/2008						55,000	(4)	5.64	$143,809
	11/15/2008						55,000	(7)	2.43	$77,905
	11/15/2008						220,000	(9)	2.43	$311,618
	11/15/2008				110,000	(10)			0	$267,300
Thomas M. McCoy		$204,000	$816,000	$3,264,000
	2/15/2008						15,000	(2)	6.45	$45,415
	5/15/2008						37,500	(4)	7.41	$117,235
	5/15/2008				75,000	(5)			0	$555,750
	8/15/2008						37,500	(4)	5.64	$98,051
	11/15/2008						37,500	(4)	2.43	$53,117
	12/15/2008						150,000	(11)	2.21	$193,231
Hector de J. Ruiz		$646,300	$2,585,200	$5,170,400
	2/15/2008						62,500	(2)	6.45	$189,227
	5/15/2008						137,500	(4)	7.41	$429,863
	5/15/2008				275,000	(5)			0	$2,037,750
	8/15/2008						137,500	(4)	5.64	$359,522
	11/15/2008						137,500	(4)	2.43	$194,761
Mario A. Rivas		$187,500	$750,000	$3,000,000
	2/15/2008						3,125	(2)	6.45	$9,461

(1)	The value of the stock award is based on the fair value per share as of the grant date of the award (determined pursuant to SFAS 123R) multiplied by the number of shares. See Note 11 of the consolidated financial statements in our Annual Report on Form 10-K for the year ended December 27, 2008. The option exercise price has not been deducted from the amounts in column (l). Regardless of the value on the grant date, the actual value will depend on the market value of our common stock on a date in the future when an award vests or a stock option is exercised.
(2)	This option vested 33 1/3% on 5/15/2008 then 8.33% quarterly for the next two years.
(3)

This award vested 1/3 of the total amount on the grant date, then vests 1/3 of the amount 12 months following the grant date based on assessment of accomplishments against milestones and 1/3 of the amount 24 months following the grant date.

(4)	This option vests 33 1/3 on 5/15/09 then 8.33% quarterly for the next two years.
(5)	This award vests 33 1/3% on 8/9/2009 then 33 1/3% annually for the next two years.
(6)	This option vests 33 1/3 on 8/15/09 then monthly thereafter for two years.
(7)	This option vests 33 1/3 on 8/15/09 then 5.56% quarterly for the next three years.
(8)	This award vested 1/3 of the total amount on the grant date, then vests 1/3 of the amount 12 months following the grant date and 1/3 of the amount 24 months following the grant date.
(9)	This option vests 1/3 on 11/15/09 then vests quarterly for two years.
(10)	This award vests 1/3 on 2/9/10, 1/3 on 2/9/11 and 1/3 on 2/9/12.
(11)	This option vests 50% on 12/15/09 and 50% on 12/15/10.

OPTION EXERCISES AND STOCK VESTED IN 2008

The following table shows all stock options exercised and the value realized upon exercise and all stock awards that vested and the value realized upon vesting by the Named Executive Officers during fiscal 2008.

Name	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
(a)	(b)	(c)	(d)	(e)
Derrick R. Meyer	0	$0	85,784	$508,721
Robert J. Rivet	0	$0	65,151	$402,842
Thomas M. McCoy	0	$0	43,389	$262,688
Hector de J. Ruiz	0	$0	199,831	$1,240,975
Mario A. Rivas	0	$0	3,000	$19,951

(1)	Value is the fair market value of the underlying shares on the date of vesting multiplied by the number of shares.

Retirement Benefit Arrangements

The following table shows the pension benefits for Dr. Ruiz and Mr. Rivet. The material terms of their arrangements are described below. There are no retirement arrangements for the other Named Executive Officers.

2008 PENSION BENEFITS

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)(1)	Payments During Last Fiscal Year ($)
(a)	(b)	(c)	(d)	(e)
Robert J. Rivet	Rivet Plan	8.2	$13,202,835	$0
Hector de J. Ruiz	Ruiz Plan	8.9	$4,272,446	$0

(1)	The present value of accumulated pension benefits under the Ruiz Plan and Rivet Plan has been calculated as of the measurement date of December 28, 2008, using the same assumptions used by us for financial reporting purposes. The Ruiz Plan calculations use the following material assumptions: a discount rate of 6.00%, salary increases of 5.00% per annum, a retirement age of 63 and a lump sum payment form. The Rivet Plan calculations use the following material assumptions: a discount rate of 6.00%, salary increases of 5.00% per annum, a lump sum payment form based on 2.50% interest and the RP-2000 generational post-commencement male mortality table, and a retirement age of 55.

Replacement Retirement Benefit Arrangement for Mr. Rivet

To replace certain retirement benefits that Mr. Rivet forfeited when he joined us, we agreed to pay Mr. Rivet a lump sum payment on the earliest of the following: (1) age 55; (2) termination of employment following a change in control; (3) becoming disabled; and (4) our termination of Mr. Rivet’s employment without cause after age 54.

Mr. Rivet’s lump sum payment will be determined by discounting to present value on the date of determination a stream of lifetime payments equal to no more than 70 % of his base salary then in effect, and then deducting from that present value the value of certain other retirement payments from us and his former employer. If Mr. Rivet becomes permanently and totally disabled prior to age 55, he will receive such benefits but we will deduct the present value of any payments he will receive after age 55 under our executive long-term disability policy. Mr. Rivet will also receive a supplemental payment to cover federal income and Medicare taxes and any state income taxes due as a result of the lump sum payment.

Replacement Retirement Benefit Arrangement For Dr. Ruiz

The amount of the annual retirement benefit for Dr. Ruiz is calculated as follows: (1) the average of the three highest annual base salaries for the last 10 years of the period beginning April 26, 2002 and ending on the date of retirement (for purposes of this formula, however, annual base salary cannot exceed $1,000,000 annually compounded by three percent from January 1, 2002); (2) that average is then multiplied by the product of four percent and Dr. Ruiz’ number of full years of service with us (not to exceed 10 years of service); (3) the resulting product is then reduced by any other defined benefit plan benefits he will receive (currently, we do not maintain any defined benefit retirement plan), but not for Social Security payments. Dr. Ruiz has elected to have his annual retirement benefit paid in a single lump sum payment. For further discussion of Dr. Ruiz’ Retirement Benefit, see “Executive Compensation-Employment Agreements,” below.

Employment Agreements

Mr. Meyer’s Employment Agreement. On July 17, 2008, we entered into an employment agreement with Derrick R. Meyer, (the Meyer Employment Agreement), pursuant to which Mr. Meyer succeeded Dr. Ruiz as our Chief Executive Officer and became our President and Chief Executive Officer, effective July 17, 2008. As of the end of the fiscal year 2008, Mr. Meyer’s annual base salary was $900,000. As a result of the temporary across-the-board salary decrease for senior executives approved by the Compensation Committee in January 2009, Mr. Meyer’s base salary as of February 2009 was reduced 20 percent to $720,000, and the Meyer Employment Agreement was amended accordingly. Mr. Meyer is also eligible for an annual performance bonus under our Executive Incentive Plan in a target amount of 200% of his base salary and a maximum amount of 400% of his base salary, to be payable upon his achievement of certain performance goals and objectives to be determined by the Board of Directors. Mr. Meyer was not paid an annual bonus for 2008. Mr. Meyer will continue to serve on our Board of Directors.

Pursuant to the Meyer Employment Agreement, we granted Mr. Meyer a non-qualified stock option to purchase 280,000 shares of common stock effective as of August 15, 2008 under the 2004 Plan. One-third of the shares subject to the stock option vest on the first anniversary of the grant date, and the remaining shares vest in equal monthly installments so that all shares subject to the stock vest by the third anniversary of the grant date. We also granted Mr. Meyer 158,000 RSUs under the 2004 Plan on the grant date. The RSUs vest in three substantially equal annual installments from the grant date based on Mr. Meyer’s continued service with us through each such vesting date. In addition, we granted Mr. Meyer stock options (the Long Term Stock Option) to purchase an aggregate of 316,000 shares under the 2004 Plan in four equal installments, with the first installment granted on the grant date and each remaining installment to be granted on successive quarterly anniversaries of the grant date. One-third of the shares subject to the Long Term Stock Option vest on the first anniversary of the grant date, and one-twelfth of the shares subject to the Long Term Stock Option vest on each quarterly anniversary of the grant date.

Pursuant to the terms and conditions of the Meyer Employment Agreement, the Meyer Employment Agreement may be terminated by (i) our termination of Mr. Meyer for Cause (as defined in the Meyer Employment Agreement), (ii) Mr. Meyer’s Involuntary Termination Without Cause (as defined in the Meyer Employment Agreement), (iii) Mr. Meyer’s Constructive Termination (as defined in the Meyer Employment Agreement), (iv) Mr. Meyer’s voluntary election to terminate his employment with us or Mr. Meyer’s death or disability or (v) Mr. Meyer’s discretion, in the event the Compensation Committee fails to approve any of Mr. Meyer’s compensation subject to its approval.

In the event of Mr. Meyer’s Involuntary Termination Without Cause or Constructive Termination prior to or more than 24 months after a Change of Control (as defined in the Meyer Employment Agreement) of AMD, all equity awards then held by Mr. Meyer subject to vesting and based on Mr. Meyer’s continued service with us (i.e., non-performance vesting awards) shall accelerate and become fully vested. In addition, the exercise period for such equity awards shall be extended to the earlier of the fifth (5th) anniversary of the date of termination or the expiration of such awards. In the event of Mr. Meyer’s Involuntary Termination Without Cause or Constructive Termination within 24 months of a Change of Control, all equity awards then held by Mr. Meyer shall accelerate and become fully vested. The exercise period for all such equity awards shall also be extended to the earlier of the fifth anniversary of the date of Mr. Meyer’s termination or the expiration of such awards.

In the event of Mr. Meyer’s Involuntary Termination Without Cause or Constructive Termination, the Company will pay Mr. Meyer a single lump sum amount calculated by multiplying the Severance Multiplier (as hereinafter defined) times the sum of Mr. Meyer’s base salary and the target amount of his annual bonus. The “Severance Multiplier” is (i) three, in the event of Mr. Meyer’s Involuntary Termination Without Cause or Constructive Termination on or prior to the fourth anniversary of the effective date of the Meyer Employment Agreement, and (ii) two, in the event of Mr. Meyer’s Involuntary Termination Without Cause or Constructive Termination after the fourth anniversary of the effective date of the Meyer Employment Agreement. We will provide Mr. Meyer health and welfare benefits for a period of eighteen (18) months following the date of termination, including, at our election, COBRA premiums for 18 months, and we shall pay Mr. Meyer an amount calculated to pay income taxes due, if any, as a result of our payment on his behalf for such welfare benefits.

Pursuant to the Meyer Employment Agreement, Mr. Meyer is subject to a (i) two-year non-compete covenant to refrain from engaging in activities that would be competitive or conflict with his obligations to us and (ii) two-year non-solicitation covenant to refrain from soliciting or influencing any persons or business to direct his or its purchase of our products to any other person or business in competition with us and to refrain from soliciting or influencing any persons employed by, or any consultant retained by, us to terminate his employment or consulting relationship with us or to become an employee of or consultant to any of our competitors.

Dr. Ruiz’ Employment Agreement. We entered into an employment agreement with Dr. Ruiz pursuant to which he became the Company’s President and Chief Executive Officer on April 26, 2002. The employment agreement provided for Dr. Ruiz’ tenure as Chief Executive Officer through April 25, 2007, subject to automatic renewal for one-year periods unless we notified Dr. Ruiz that we would not renew (notice of non-renewal). The agreement provides for an annual base salary of $1,124,000 subject to increases at the discretion of the Compensation Committee. As a result of the temporary across-the-board salary decrease for senior executives approved by the Compensation Committee in January 2009, Dr. Ruiz’ base salary as of February 2009 was reduced 20 percent to $899,200, and Dr. Ruiz’ employment agreement was amended accordingly.

On July 17, 2008, we entered into an amendment (the Amendment Agreement) to the amended and restated employment agreement between us and Dr. Ruiz. Pursuant to the Amendment Agreement, Dr. Ruiz’ position changed from Chief Executive Officer to Executive Chairman, effective July 17, 2008. Dr. Ruiz continued to serve as our Chairman of the Board of Directors.

Dr. Ruiz is eligible to receive a target annual incentive bonus equal to 230 percent of his annual base salary, with a maximum annual incentive bonus opportunity not to exceed 460 percent of Dr. Ruiz’ annual base salary. This bonus is paid only upon Dr. Ruiz’ achievement of certain identified performance goals established by the Compensation Committee. Dr. Ruiz is also eligible to receive discretionary bonuses, in amounts determined by the Compensation Committee. Dr. Ruiz was not paid an annual bonus for 2008.

The aggregate of all bonus payments to Dr. Ruiz is capped at the highest of $10 million per year, such other limit as may be specified in the 2006 Executive Incentive Plan (the Executive Incentive Plan) or any successor plan or the amount deductible by us for federal tax purposes, with any excess carried over for three years or until such time as the $10 million bonus payment limitation under our Executive Incentive Plan is increased (the Carryover Bonus). Dr. Ruiz is eligible to participate in our other benefit plans. Dr. Ruiz is also entitled to out-of-pocket reimbursement of up to $25,000 annually for financial planning, tax planning, estate planning, and tax return preparation.

Dr. Ruiz will be reimbursed by us in the event that any income taxes are payable to the State of California in connection with income attributable to payments or benefits under his employment agreement and the exercise of any stock option granted by us along with any federal and state income taxes payable with respect to this reimbursement (the California Tax Reimbursement). Total payments made will not exceed $400,000 per year (or $800,000 per year in the case of termination without cause or constructive termination). No tax reimbursements have been made to date.

Under Dr. Ruiz’ original employment agreement, we granted Dr. Ruiz options for 1,200,000 shares with an exercise price of $16.05 per share, the fair market value of our common stock on the date of grant in 2002. These options have vested. Options granted under the original agreement are referred to in this proxy statement as Prior Options. The Prior Options may be exercised after termination of employment for a period of: (i) five years in the case of a termination for death or disability, retirement, or termination without cause or constructive termination on or following a change in control; and (ii) two years in the case of a constructive termination or a termination without cause prior to a change in control. Dr. Ruiz is eligible for the grant of additional equity compensation awards at a level no less than other executives receive.

If we terminate Dr. Ruiz without cause (or constructively terminate Dr. Ruiz) prior to a change in control, Dr. Ruiz will receive his accrued annual base salary, pro-rated annual bonus and pro-rated LTIP (or any replacement plan) through the date of termination and an amount equal to two times his annual base salary plus the sum of his highest (i) annual bonus, (ii) discretionary bonus, and (iii) LTIP payments paid for any of the last three years, provided that payment of such bonuses and LTIP incentive payments will not exceed the highest of $10 million, such other limit as may be specified in the Executive Incentive Plan or the amount deductible by us for federal tax purposes (the sum of these amounts is referred to as the Recent Annual Bonus). Dr. Ruiz will receive any Carryover Bonus. Dr. Ruiz, his spouse and any eligible dependents will be provided with health benefits for 24 months, and Dr. Ruiz will be entitled to the California Tax Reimbursement. In addition, all of Dr. Ruiz’ stock options will vest and become fully exercisable and all restrictions on any other equity awards will lapse and become nonforfeitable (other than the restricted stock units granted pursuant to the LTIP). Dr. Ruiz is entitled to an accrued “Retirement Benefit” that is described above in the section entitled, “Replacement Retirement Benefit Arrangement For Dr. Ruiz.” Dr. Ruiz is entitled to continued indemnification for 10 years following his termination.

If we terminate Dr. Ruiz without cause (or constructively terminate Dr. Ruiz) on, within 12 months following, or to effect a change in control, Dr. Ruiz will receive payment in an amount equal to three times his annual base salary. Dr. Ruiz will also receive his accrued annual base salary, pro-rated annual bonus and pro-rated LTIP (or any replacement plan) through the date of termination. Dr. Ruiz will receive the Carryover Bonus and the Recent Annual Bonus. We will also be required to provide health benefits for the life of Dr. Ruiz and his spouse, and Dr. Ruiz will be entitled to the California Tax Reimbursement. In addition, all of Dr. Ruiz’ unvested stock options will vest and become fully exercisable and all restrictions on any other equity awards will lapse and become nonforfeitable (other than the restricted stock units granted pursuant to the LTIP). Dr. Ruiz will be entitled to the accrued Retirement Benefit and will be credited for two additional years of service for purposes of calculating the accrued Retirement Benefit. Dr. Ruiz will also receive an additional payment to reimburse him for federal excise taxes (and taxes on those taxes, if any are payable).

If we do not renew Dr. Ruiz’ employment agreement with us after the end of any renewal term, generally Dr. Ruiz will receive his accrued annual base salary, pro-rated annual bonus, pro-rated LTIP (or any replacement plan) through the date of termination, the Carryover Bonus and, additionally, an amount equal to two times his annual base salary. Dr. Ruiz, his spouse and any eligible dependents will be provided with health benefits for 24 months, and Dr. Ruiz will be entitled to the California Tax Reimbursement. In addition, all of Dr. Ruiz’ unvested stock options will vest and all restrictions on any other equity awards will lapse and become nonforfeitable (other than the restricted stock units granted pursuant to the LTIP). Dr. Ruiz will be entitled to the accrued Retirement Benefit. Dr. Ruiz will also be entitled to continued indemnification for 10 years following his termination.

In the event of Dr. Ruiz’ retirement, Dr. Ruiz will receive the accrued Retirement Benefit, his accrued annual base salary, pro-rated annual bonus and pro-rated LTIP (or any replacement plan) through the date of termination, and the Carryover Bonus. We will provide health benefits for the life of Dr. Ruiz and his spouse, and Dr. Ruiz will be entitled to the California Tax Reimbursement. In addition, all of Dr. Ruiz’ unvested stock options will vest and all restrictions on any other equity awards will lapse and become nonforfeitable (other than the restricted stock units granted pursuant to the LTIP). Dr. Ruiz will also be entitled to continued indemnification for 10 years following his termination.

In the event Dr. Ruiz’ employment is terminated due to his death or disability, Dr. Ruiz or his beneficiary will be entitled to the accrued Retirement Benefit. Dr. Ruiz or his beneficiary also will receive Dr. Ruiz’ accrued annual base salary, pro-rated annual bonus and pro-rated LTIP through the date of termination. In addition, Dr. Ruiz or his beneficiary will receive the Carryover Bonus. We will provide health benefits for the life of Dr. Ruiz and his spouse, and Dr. Ruiz will be entitled to the California Tax Reimbursement. In addition, all of Dr. Ruiz’ unvested options that would have become vested within 24 months of the date of Dr. Ruiz’ termination of employment will vest and become fully exercisable and all restrictions on any other awards will lapse and become nonforfeitable (other than the restricted stock units granted pursuant to the LTIP). Dr. Ruiz will also be entitled to continued indemnification for 10 years following his termination.

In the event Dr. Ruiz voluntarily terminates his employment with the Company, he is entitled to continued indemnification by us for 10 years, his annual base salary accrued through the date of termination, his accrued Retirement Benefit and the Carryover Bonus.

On October 6, 2008, we signed, on behalf of The Foundry Company, our planned manufacturing joint venture with Advanced Technology Investment Company LLC, an employment agreement between The Foundry Company and Dr. Ruiz, pursuant to which Dr. Ruiz will serve as non-voting Chairman of The Foundry Company Board of Directors, to be effective upon the completion of the transaction. The term of the Agreement is for two years. In the event that the transaction does not occur pursuant to the terms of the Master Transaction Agreement, the employment agreement will be automatically null and void.

The Board also approved a transaction bonus payable to Dr. Ruiz in cash equal to $3,000,000 (subject to applicable withholdings), to be paid on the completion of The Foundry Company transaction, subject only to (i) Dr. Ruiz’ continued employment with us until the completion of the transaction, (ii) Dr. Ruiz’ separation from service with us upon completion of the transaction and (iii) Dr. Ruiz assuming the position of Chairman of the Foundry Company Board upon completion of the transaction. See “Certain Relationships and Related Transactions,” below for more information.

Mr. Rivas’ Separation Agreement. On June 4, 2008, we entered into a separation agreement with Mr. Rivas pursuant to which Mr. Rivas’ employment with us terminated effective June 1, 2008 and Mr. Rivas received a lump sum payment of $500,000, subject to payroll deductions and withholdings. Mr. Rivas also received payment of $12,437 to cover 12 months of health insurance payments.

Change in Control Arrangements

Management Continuity Agreements. We entered into management continuity agreements with each of our Named Executive Officers except Mr. Meyer and Dr. Ruiz, designed to encourage their continued services in the event of a change in control. For purposes of Mr. Meyer’s and Dr. Ruiz’ employment agreements and the management continuity agreements, a change in control includes any change of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A promulgated under the Securities Exchange Act of 1934. A change in control is conclusively presumed to have occurred on:

•

The acquisition by any person, other than us or any employee benefit plan of ours, of beneficial ownership of more than 20 percent (50 percent in Mr. Meyer’s employment agreement) of the combined voting power of our then-outstanding securities. In Dr. Ruiz’ employment agreement, the 20 percent threshold excludes securities acquired directly from us. Dr. Ruiz’ employment agreement also includes a 35 percent threshold, consummated merger or consolidation of AMD with or into any other entity (other than a merger or consolidation, which would result in the holders of our voting securities outstanding prior to the transaction holding securities that represent immediately after the transaction more than 50% of the combined voting power of the voting securities of either us or the surviving entity), an approved plan of complete liquidation of AMD or consummated sale or disposition by us of all or substantially all of our assets (other than a sale or disposition by us of all or substantially all of our assets to an entity at least 65% of the combined voting power of the voting securities of which are owned by persons in substantially the same proportions as their ownership of AMD immediately prior to the sale) as additional presumed change of control events;

•	A change of the majority of the Board of Directors during any two consecutive years, unless certain conditions of Board approval are met; or

•	A determination by certain members of the Board of Directors within one year after an event that such event constitutes a change in control.

The management continuity agreements provide that, if within two years after a change in control the Named Executive Officer’s employment is terminated by us or the Named Executive Officer is constructively discharged, he will receive:

•	A severance benefit equal to three times the sum of his rate of annual base compensation plus the average of his two highest bonuses in the last five years;

•	Payment of his accrued bonus;

•	Twelve months’ continuation of health and welfare comparable to those in effect on the date of termination and other incidental benefits;

•	Payment of any income taxes due as a result of the payment by us for health and welfare benefits to the Named Executive Officer; and

•	Full and immediate vesting of all unvested equity awards.

In addition, for Mr. Rivet, if a change in control occurs, he will receive a lump sum payment of his retirement benefit, see page 45.

Vesting of Stock Options. All stock options granted and restricted stock awarded under our equity incentive plans become fully vested upon termination of employment (other than for misconduct) or constructive termination within one year following a change in control, as defined in the plans.

The following table quantifies the amount that would be payable to Messrs. Rivet and McCoy assuming the termination of employment without cause or with good reason occurred within 24 months of a change in control. The amounts shown assume that the termination was effective as of December 27, 2008, and include amounts earned through that time and are estimates of the amounts, which would be paid out to the Named Executive Officers upon their termination. The actual amounts to be paid out can only be determined at the time of the Named Executive Officer’s separation from us after the occurrence of a change in control. For Mr. Rivas, the amounts listed below are actual payments made pursuant to Mr. Rivas’ separation agreement.

	Benefits and Payments Upon Termination Without Cause or With Good Reason within 24 months after a Change in Control	Benefits and Payments Upon Termination Without Cause or With Good Reason within 24 months after a Change in Control	Executive Benefits and Payments Upon Termination
	Robert J. Rivet	Thomas M. McCoy	Mario A. Rivas
Compensation:
Severance	$4,395,938	$3,730,500	$500,000
Pro-Rata Annual Bonus	—	—	—
Stock Options—Unvested and Accelerated(1)	—	—	—
Restricted Stock Units—Unvested and Accelerated(2)	$588,237	$219,744	$—

Benefits and Perquisites:
Retirement Benefit(3)	$14,868,401	—	—
Medical Benefit	$27,576	$31,129	$12,437
Financial Planning	$4,000	$4,000	$—
Excise Tax Gross-Up(4)	$8,441,146	—	$—

(1)	The value of the unvested and accelerated stock options is the difference between the exercise price of the option and $2.18 per share, the last reported sales price of our common stock on December 26, 2008, the last trading day of fiscal 2008.
(2)	The value of the unvested and accelerated restricted stock units is $2.18 per share, the last reported sales price of our common stock on December 26, 2008, the last trading day of fiscal 2008.
(3)

Mr. Rivet would have received a lump sum payment of $14,868,401 on the earlier of the following: (1) age 55; (2) termination of employment following a change in control; (3) becoming disabled; (4) our termination of Mr. Rivet’s employment without cause after age 54. See “Replacement Retirement Benefit Arrangement for Mr. Rivet” on page 45.

(4)	We determined the amount of the excise tax payment in accordance with the provisions of Section 280G of the Code. We utilized the following key assumptions to determine the tax gross-up payment: (i) the interest rate assumption was 120% of the applicable federal rate effective for the month of December 2008, compounded semiannually; (ii) a statutory federal income tax rate of 35%, Medical tax rate of 1.45% and no state income tax rate except for Mr. McCoy, which state income tax rate is assumed to be the California income tax rate of 10.3%; (iii) Section 280G “base amount” was determined based on average W-2 compensation for the period from 2003-2007 (or the period of the executive’s employment with us, if shorter); and (iv) equity grants made within one year of transaction were in the ordinary course of business and were not in contemplation of a transaction.

We do not currently have employment agreements with any of our Named Executive Officers other than Dr. Ruiz and Mr. Meyer. Dr. Ruiz’ employment agreement and Mr. Meyer’s employment agreement are discussed above in the section entitled, “Employment Agreements,” beginning on page 46. Table 1, below, reflects the amount of compensation and benefits payable to Mr. Meyer under his employment agreement in the event of (i) termination without cause or with good reason (without a change in control), (ii) termination without cause or with good reason within 24 months after a change of control and (iii) Mr. Meyer’s disability or death. The amounts shown assume that the termination was effective as of December 27, 2008, and include amounts earned through that time and are estimates of the amounts which would be paid out to Mr. Meyer upon his termination. The actual amounts to be paid out can only be determined at the time of Mr. Meyer’s separation from AMD.

TABLE 1: Derrick R. Meyer

Executive Benefits and Payments Upon Termination	Termination Without Cause or With Good Reason without Change In Control		Termination Without Cause or With Good Reason within 24 months after a Change in Control		Death		Disability
Compensation:
Severance		$8,100,000		$8,100,000		$—		$—
Pro-Rata Annual Bonus		—		—		—		—
Stock Options—Unvested and Accelerated(1)		—		—		—		—
Restricted Stock Units—Unvested and Accelerated(2)		$948,264		$967,157		$948,264		$948,264

Benefits and Perquisites:
Retirement Benefit	$		$		$		$
Medical Benefit		$43,950		$43,950		$43,950		$43,950
Excise Tax Gross-Up(3)		$—		$2,781,826		$—		$—
Financial Planning		$4,000		$4,000		$—		$—

(1)	The value of the unvested and accelerated stock options is the difference between the exercise price of the option and $2.18 per share, the last reported sales price of our common stock on December 26, 2008, the last trading day of fiscal 2008.
(2)	The value of the unvested and accelerated restricted stock units is $2.18 per share, the last reported sales price of our common stock on December 26, 2008, the last trading day of fiscal 2008.
(3)	We determined the amount of the excise tax payment in accordance with the provisions of Section 280G of the Code. We utilized the following key assumptions to determine the tax gross-up payment: (i) the interest rate assumption was 120% of the applicable federal rate effective for the month of December 2008, compounded semiannually; (ii) a statutory federal income tax rate of 35%, Medical tax rate of 1.45% and no state income tax rate; (iii) Section 280G “base amount” was determined based on average W-2 compensation for the period from 2003-2007 (or the period of the executive’s employment with us, if shorter); and (iv) equity grants made within one year of transaction were in the ordinary course of business and were not in contemplation of a transaction.

Table 2, below, contains estimates of the amount of compensation and benefits that would have been payable to Dr. Ruiz under his employment agreement as of December 27, 2008, in the event of (i) voluntary termination, (ii) retirement, (iii) non-renewal of his employment agreement, (iv) termination without cause or with good reason (without a change in control), (v) termination without cause or with good reason within 12 months after a change in control and (vii) Dr. Ruiz’ disability or death. The actual amounts to be paid out can only be determined at the time of Dr. Ruiz’ separation from AMD.

TABLE 2: Hector de J. Ruiz

Executive Benefits and Payments Upon Termination	Voluntary Termination	Retirement		Non-Renewal of Employment Agreement	Termination Without Cause or With Good Reason without Change In Control	Termination Without Cause or With Good Reason within 12 months after a Change in Control	Death	Disability
Compensation:
Severance	$—	$—		$2,248,000	$8,874,500	$9,998,500	$—	$—
Pro-Rata Annual Bonus	—	—		—	—	—	—	—
Stock Options—Unvested and Accelerated(1)	—	—		—	—	—	—	—
Restricted Stock Units—Unvested and Accelerated(2)	—	$817,500		$817,500	$817,500	$817,500	$817,5000	$817,500

Benefits and Perquisites:
Retirement Benefit	$3,852,166	$3,852,166		$3,852,166	$3,852,166	$4,815,208	$3,852,166	$3,852,166
Medical Benefit	—	$507,513	(3)	$37,899	$37,899	$507,513	$221,248	$507,513	(4)
Excise Tax Gross-Up	—	—		—	—	$—	—	—

(1)	The value of the unvested and accelerated stock options is the difference between the exercise price of the option and $2.18 per share, the last reported sales price of our common stock on December 26, 2008, the last trading day of fiscal 2008.
(2)	The value of the unvested and accelerated restricted stock units is $2.18 per share, the last reported sales price of our common stock on December 26, 2008, the last trading day of fiscal 2008.
(3)	Amount is calculated assuming that Dr. Ruiz retired as of December 27, 2008, with the consent of the Board.
(4)	Amount is calculated based on current active coverage costs for Dr. Ruiz and his spouse.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Our Audit Committee monitors and reviews issues involving potential conflicts of interest and related party transactions. In doing so, the Audit Committee applies our Worldwide Standards of Business Conduct, which provides that directors, Named Executive Officers and all other employees are expected to avoid any relationship, influence or activity that would cause or even appear to cause a conflict of interest. Our Principles require a director to promptly disclose to the Chairman of the Board any conflict of interest involving the director.

Hector de J. Ruiz Foundry Company Employment Agreement. Hector de J. Ruiz is currently Chairman of our Board of Directors and Executive Chairman of AMD. In connection with The Foundry Company manufacturing joint venture transaction, on October 6, 2008, we signed, on behalf of The Foundry Company, an employment agreement between AMD and Dr. Ruiz (the Ruiz Foundry Company Employment Agreement), pursuant to which Dr. Ruiz will serve as a non-voting, non-director Chairman of the Board of Directors of The Foundry Company, to be effective upon the completion of The Foundry Company manufacturing joint venture transaction. The term of the Ruiz Foundry Company Employment Agreement is two years, commencing on the completion date of the transaction. In the event that the transaction is not completed pursuant to the terms of the Master Transaction Agreement, the Ruiz Foundry Company Employment Agreement will be automatically null and void.

Under the Ruiz Foundry Company Employment Agreement Dr. Ruiz’s base salary at The Foundry Company will be $1,150,000 per year and during the term of the Ruiz Foundry Company Employment Agreement, Dr. Ruiz will be eligible for a target annual bonus opportunity of 200% of his base salary, with a maximum annual bonus opportunity at 400% of his base salary, subject to achievement of applicable performance goals established by The Foundry Company Board in consultation with Dr. Ruiz. In the event that Dr. Ruiz’s employment is terminated by The Foundry Company without Cause (as such term is defined in the Ruiz Foundry Company Employment Agreement) or Dr. Ruiz resigns for Good Reason (as such term is defined in the Ruiz Foundry Company Employment Agreement), The Foundry Company will pay to Dr. Ruiz, subject to compliance with non-competition and non-solicitation provisions and execution of a release of claims, an amount equal to his base salary and the target annual bonuses remaining payable to Dr. Ruiz for the remainder of the term of the Ruiz Foundry Company Employment Agreement, payable in a lump sum. If Dr. Ruiz’s employment is terminated due to disability or death, Dr. Ruiz or his beneficiaries, as applicable, are eligible to receive the same amounts as if Dr. Ruiz had been terminated without Cause; provided that no release of claims is required in the event that Dr. Ruiz’s employment is terminated due to death.

The foregoing description of the Ruiz Foundry Company Employment Agreement is qualified in its entirety by reference to the full text of the Ruiz Foundry Company Employment Agreement, which was filed as Exhibit 10.2 to AMD’s Form 8-K, filed with the SEC on October 10, 2008 and incorporated by reference herein.

Hector de J. Ruiz Bonus Payment. In connection with The Foundry Company manufacturing joint venture transaction, our Board of Directors approved a transaction bonus payable by AMD to Dr. Ruiz in cash equal to $3,000,000 (subject to applicable withholdings), to be paid on the completion of The Foundry Company transaction, subject only to (i) Dr. Ruiz’s continued employment with AMD through the completion of The Foundry Company transaction, (ii) Dr. Ruiz’s separation from service with AMD at the completion of the transaction and (iii) Dr. Ruiz becoming the non-voting, non-director Chairman of The Foundry Company Board upon the completion of the transaction.

The Foundry Company Manufacturing Joint Venture Transaction. On October 6, 2008, we entered into a Master Transaction Agreement with Advanced Technology Investment Company LLC (ATIC) and West Coast Hitech L.P., (WCH), acting through its general partner, West Coast Hitech G.P., Ltd. which was further amended on December 5, 2008. Pursuant to the Master Transaction Agreement, we and ATIC agreed to form a manufacturing joint venture, initially to be called “The Foundry Company.” The Foundry Company will manufacture semiconductor products and provide certain foundry services to us.

Pursuant to the Master Transaction Agreement, we agreed to contribute certain assets and liabilities to The Foundry Company in exchange for securities of The Foundry Company and the assumption of specified AMD liabilities by The Foundry Company. Specifically, we agreed to contribute our ownership interests in certain of our subsidiaries including the groups of German subsidiaries owning our wafer manufacturing facilities in Dresden, Germany, Fab 38 and Fab 36, other manufacturing assets, employees performing manufacturing-related functions, certain real property, tangible personal property, inventories, books and records, a portion of our patent portfolio and intellectual property, and rights under certain material contracts and permits. In exchange, The Foundry Company agreed to issue to us one Class A Ordinary Share, 1,090,950 Class A Preferred Shares and 700,000 Class B Preferred Shares and to assume certain liabilities, including the assumption of approximately $1.1 billion (as of December 27, 2008) of our outstanding indebtedness. In addition, ATIC agreed to contribute approximately $1.4 billion of cash to The Foundry Company in exchange for The Foundry Company securities, consisting of one Class A Ordinary Share, 218,190 Class A Preferred Shares, 172,760 Class B Preferred Shares, $201,810,000 aggregate principal amount of Class A Subordinated Convertible Notes and $807,240,000 aggregate principal amount of Class B Subordinated Convertible Notes, collectively, the Convertible Notes, and ATIC will pay $700 million in cash to us in exchange for the transfer of 700,000 Class B Preferred Shares of The Foundry Company to ATIC. The purchase price paid by ATIC is based upon an assumed value of assets that we are contributing to The Foundry Company equal to the product of 0.85 multiplied by the initial valuation of net tangible assets, which means the combined assets being transferred less the combined liabilities being transferred.

Although ATIC’s Convertible Notes will not be convertible immediately upon consummation of the transactions contemplated by the Master Transaction Agreement, on an as converted to ordinary shares basis, we will own 34.2 percent of The Foundry Company and hold a 50 percent voting interest in The Foundry Company while ATIC will own 65.8 percent of The Foundry Company and hold a 50 percent voting interest in The Foundry Company.

In addition, at the completion of the transaction, we intend to issue to WCH 58 million shares of our common stock and warrants to purchase 35 million shares of our common stock at an exercise price of $0.01 per share for an aggregate purchase price of 58,000,000 multiplied by the lesser of (i) the average of the closing prices of our common stock on the NYSE for the 20 trading days immediately prior to and including December 12, 2008 or (ii) the average of the closing prices of our common stock on the NYSE for the 20 trading days immediately prior to the closing date of the transactions contemplated by the Master Transaction Agreement. The warrants will be exercisable after the earlier of (i) public ground-breaking of a proposed Foundry Company manufacturing facility in up-state New York and (ii) 24 months from the date of issuance, and the warrants will have a ten-year term. WCH owns approximately 8.05% of our outstanding common stock, based on 608,725,020 shares outstanding on January 15, 2009. Upon issuance of the shares referenced above at the consummation of the transactions contemplated by the Master Transaction Agreement, WCH will own approximately 16.05% of the outstanding shares of our common stock, based on 608,725,020 shares outstanding on January 15, 2009, and if WCH exercises the warrants in full when the warrants become exercisable, WCH will own approximately 19.9% of our common stock on a fully diluted basis (including outstanding stock options and restricted stock units. Also, pursuant to the Master Transaction Agreement, for so long as WCH and its permitted transferees beneficially own at least 10% of our outstanding common stock, WCH has the right to designate one person for election to our Board of Directors.

Under the Master Transaction Agreement, the cash consideration that WCH and ATIC will pay and the securities that they will receive are as follows:

•

Cash to be paid by WCH to us for the purchase of 58 million shares of our common stock and warrants to purchase 35 million shares of our common stock: estimated to be $124 million, assuming a $2.15 per share price (which was the average of the closing prices per share of our common stock on the NYSE during the 20 trading days immediately prior to and including December 12, 2008);

•	Cash to be paid by ATIC to The Foundry Company for 4% Class A Convertible Subordinated Notes of The Foundry Company, convertible into 201,810 Class A Preferred Shares: $202 million;

•	Cash to be paid by ATIC to The Foundry Company for 11% Class B Convertible Subordinated Notes of The Foundry Company, convertible into 807,240 Class B Preferred Shares: $807 million;

•	Cash to be paid by ATIC to The Foundry Company for 218,190 Class A Preferred Shares of The Foundry Company: $218 million;

•

Cash to be paid by ATIC for 872,760 Class B Preferred Shares of The Foundry Company: $873 million, which includes $700 million paid to us for 700,000 Class B Preferred Shares of The Foundry Company. The Class B Preferred Shares are, by their terms, deemed to accrete in value at a rate of 12% per year, compounded semiannually. This accreted value will be taken into account upon certain distributions to the holders or upon conversion of the Class B Preferred Shares.

Upon consummation of the transactions contemplated by the Master Transaction Agreement, we will also enter into a Funding Agreement with The Foundry Company and ATIC which provides for the further funding of The Foundry Company. Pursuant to the Funding Agreement, ATIC will provide additional equity funding to The Foundry Company of a minimum of $3.6 billion and up to $6.0 billion over five years. The aggregate amount of equity funding to be provided to The Foundry Company in any fiscal year depends on the time period of such funding (Phase I, II or III) and the amounts set forth in the five-year capital plan of The Foundry Company. ATIC’s obligation to provide funding is subject to certain conditions, including, among other things, the accuracy, in all material respects, of The Foundry Company’s representations and warranties in the Funding Agreement, the absence of a material adverse effect of The Foundry Company, and the absence of a material breach or default by The Foundry Company or by us under the provisions of any document related to the transaction. In addition, each Phase has its own specific conditions that The Foundry Company must meet in order to receive funding from ATIC. With respect to Phase I, ATIC’s obligation to provide funding is subject to certain additional conditions, including, among other things: (i) the continuing effectiveness of a specified agreement with IBM (ii) the availability of New York and Dresden subsidies in amounts not materially different than contemplated in the Foundry Company five-year capital plan; and (iii) if the Reconciliation Event (as defined in the Funding Agreement) has not occurred, our continuing compliance with the covenants under the Shareholders’ Agreement with respect to the Intel Patent Cross License Agreement. With respect to Phase II, in addition to the conditions for Phase I, ATIC’s obligation to provide funding is subject to certain additional conditions, including, among other things: (i) we will have secured for The Foundry Company “AMD-specific Have Made” rights (defined as our right to have unlimited volumes of products, including microprocessors, made for us and our subsidiaries by The Foundry Company); (ii) The Foundry Company will have achieved targets for cumulative revenue and cumulative gross margin; and (iii) The Foundry Company will have achieved certain strategic milestones relating to the groundbreaking and build out of the Abu Dhabi fabrication facility and to AMD technology and the timing of the receipt by The Foundry Company of third party customer interest and revenue. With respect to Phase III, in addition to the conditions for Phase I, ATIC’s obligation to provide funding is subject to the approval of The Foundry Company’s annual business plan for the applicable fiscal year. We will have the right but not the obligation to provide funding to The Foundry Company.

The rights and obligations of AMD and ATIC as shareholders of The Foundry Company, will be set forth in a Shareholders’ Agreement which the parties intend to enter into upon closing of the transactions contemplated by the Master Transaction Agreement. The Foundry Company Board of Directors will consist of eight directors. Because we and ATIC will each own 50 percent of the shares entitled to vote in the election of directors, each of us will be entitled to designate for nomination four directors. The 50/50 ownership of the voting shares and rights of each of us to designate four directors will not change until the occurrence of the Reconciliation Event.

After a Reconciliation Event, the number of directors a shareholder may designate will be adjusted according to each shareholder’s ownership of The Foundry Company. Pursuant to the Shareholders’ Agreement, The Foundry Company will be restricted from taking certain actions, such as materially amending The Foundry Company’s initial five-year plan or entering into material agreements over a certain dollar thresholds, unless all of the members of The Foundry Company board approve such actions. Each shareholder will own one Class A Ordinary Share, which will be the only voting securities of The Foundry Company prior to the Reconciliation Event. The Foundry Company Class A Ordinary Shares are non-transferable. With respect to the other securities of The Foundry Company, neither shareholder will be able to sell any of The Foundry Company securities, without the consent of the other shareholder under certain circumstances prior to the Reconciliation Event. Each shareholder also will agree not to sell, transfer or encumber any of The Foundry Company securities prior to the Restricted Period (as defined in the Shareholders’ Agreement). There are certain exceptions to the above transfer restrictions, such as transfers with the prior written consent of the other shareholder or transfers to permitted transferees.

Also, upon consummation of the transactions contemplated by the Master Transaction Agreement, we and The Foundry Company intend to enter into a Wafer Supply Agreement pursuant to which The Foundry Company will provide certain foundry services to us. The Wafer Supply Agreement provides that we would purchase substantially all of our microprocessor products from The Foundry Company. We would be able to use another foundry company as a second source for certain of our quarterly microprocessor product wafer requirements and may source additional amounts from such foundry company to the extent The Foundry Company is unable to deliver products to us sufficient to meet our material customer commitments. In addition, once The Foundry Company establishes a 32 nm qualified process, we would purchase from The Foundry Company, where competitive, specified percentages of our GPU requirements, which percentage is expected to increase over a five-year period. We agreed not to sell, transfer or dispose of all or substantially all of our assets related to GPU products and related technology to any third party without The Foundry Company’s consent, unless the transferee agrees to be bound by the terms of the Wafer Supply Agreement, including its minimum purchase obligations, where competitive, with respect to GPU products. After reviewing forecasts provided by us, as agreed by the parties, The Foundry Company will allocate such additional capacity sufficient to produce our microprocessor product volumes set forth in the rolling, binding forecasts that we provide. The parties will establish capacity requirements in advance for GPU products. The Foundry Company will use commercially reasonable efforts to fill any capacity allocated to but unutilized by us with production for third parties so as to offset and reduce our fixed cost reimbursement obligations to The Foundry Company; provided that such efforts will not be required if there exists any unutilized capacity that has not been allocated to us. At our request, The Foundry Company will also provide sort services to us on a product-by-product basis. The price for microprocessor products will be related to the percentage of our microprocessor-specific total cost of goods sold. The price for GPU products will be determined by the parties when The Foundry Company is able to begin manufacturing GPU products for us.

Upon consummation of the transactions contemplated by the Master Transaction Agreement, we would also enter into a Patent Cross License Agreement pursuant to which we and The Foundry Company would grant to the other a non-exclusive license under patents filed by a party (or are otherwise acquired by a party) within a certain number of years following the effective date of the Patent Cross License Agreement. Under the agreement all of our issued patents and pending patent applications (other than patents and applications owned by ATI Technologies ULC and its wholly owned subsidiaries) will be divided between us. The Foundry Company will own its allocation of patents and applications subject to pre-existing rights, licenses or immunities granted to third parties relating to such patents and applications. The patents and patent applications to be owned by each party after the division will be licensed to the other party pursuant to the Patent Cross License Agreement. In addition, we intend to enter into a Non-Patent Intellectual Property and Technology Transfer Agreement, where we would assign to The Foundry Company all of our right, title and interest in technology and non-patent intellectual property rights used exclusively in the manufacture, sorting and/or intermediate (WIP) testing of semiconductor products. We will retain technology and non-patent intellectual property rights used exclusively in the design and/or post-delivery testing of semiconductor. Technology and non-patent intellectual property rights used both in the manufacture, sorting and/or intermediate (WIP) testing of semiconductor products and in the design and/or post-delivery testing of semiconductor products will be owned jointly by us and The Foundry Company.

ITEM 2—RATIFICATION OF THE APPOINTMENT OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Unless you indicate otherwise, your proxy will vote FOR the ratification of the appointment of Ernst & Young LLP as the independent registered public accounting firm for the current year. Ernst & Young LLP has been our independent auditors since our incorporation in 1969.

The Audit Committee meets with Ernst & Young LLP several times a year. The Audit Committee reviews both audit and non-audit services performed by Ernst & Young LLP and the fees charged for such services. Among other things, the Audit Committee examines the effect that the performance of non-audit services may have upon the independence of the registered public accounting firm. All services provided by Ernst & Young LLP in 2008 and 2007 were pre-approved by the Audit Committee after review of each of the services proposed for approval.

A representative of Ernst & Young LLP is expected to be present at the Annual Meeting and will have an opportunity to make a statement if he or she so desires. He or she will also be available to respond to appropriate questions from stockholders.

Independent Registered Public Accounting Firm’s Fees

Audit Fees.    Audit fees of Ernst & Young LLP during the 2008 and 2007 fiscal years were associated with our annual financial statement audit and audit of the effectiveness of our internal controls pursuant to Section 404 of the Sarbanes-Oxley Act, quarterly reports filed with the SEC, statutory audits required internationally and other regulatory filings. Audit fees for 2007 also included advisory services related to our financing transactions. Audit fees for 2008 and 2007 were $4,400,000 and $5,100,000.

Audit-Related Fees.    Audit-related fees for services of Ernst & Young LLP during the 2008 and 2007 fiscal years included accounting advice, audits of our employee benefit plans and separate audits of subsidiaries and affiliated entities’ financial statements not required by statute or regulation. Audit-related fees in 2008 also included advisory services related to The Foundry Company manufacturing joint venture. Audit-related fees for 2008 and 2007 were $4,000,000 and $126,000.

Tax Fees.    Tax fees during 2008 and 2007 included fees for tax compliance and tax advisory and planning services. Tax fees in 2008 also included tax planning in connection with our formation of The Foundry Company. Tax fees for 2008 and 2007 were $2,100,000 and $1,200,000, of which $314,000 and $535,000 were for tax compliance services.

All Other Fees.    There were no other fees paid to Ernst & Young LLP for 2008. All other fees in 2007 were $110,000 and were principally related to providing access to work papers and assistance with document discovery matters.

The Board of Directors unanimously recommends that you vote “FOR” the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the current year. Unless you indicate otherwise, your proxy will vote “FOR” ratification.

ITEM 3—APPROVAL OF THE OPTION EXCHANGE

We have historically granted stock options as a critical component of our employees’ compensation. Stock options were granted to encourage our employees to act as owners, which helps align their interests with those of stockholders. The objectives of our equity compensation plans are to motivate and reward personnel whose long-term employment is considered essential to our continued progress and to encourage them to continue their employment by us. Stock options were granted to encourage recipients to act in the stockholders’ interests and share in our success.

Our stock price has declined because of both an overall stock market downturn and execution challenges. As a result, approximately 85% of our stock options are underwater.

This means that the vast majority of the historically granted stock options no longer are effective as incentives to motivate and retain employees. Employees perceive that these options have little or no value. In addition, although these stock options are not likely to be exercised as long as our stock price is lower than the applicable exercise price, they will remain on our books with the potential to dilute stockholders’ interests for up to the full term of the options, while delivering little or no retentive or incentive value, unless they are surrendered or cancelled.

Our Board of Directors has determined that it would be in the best interests of AMD and our stockholders to provide for a one-time exchange of employee stock options that have an exercise price greater than the 52-week high trading price of our common stock on the NYSE at the commencement of our tender offer to our employees (other than options granted within the 12-month period preceding the commencement date of our tender offer to our employees) (the Option Exchange). Named Executive Officers and independent members of our Board of Directors will be excluded from participating in the Option Exchange. If options are exchanged, employees will receive new stock options to purchase fewer shares in accordance with a specified exchange ratio.

The Option Exchange will begin within six months of the date stockholders approve the program. If stockholders approve the Option Exchange and the Compensation Committee decides to commence the Option Exchange, eligible employees will be offered the opportunity to participate in the Option Exchange under a Tender Offer Statement to be filed with the SEC and distributed to all eligible employees. Employees will be given at least twenty (20) business days in which to accept the offer of the new options in exchange for the surrender of their eligible options. The surrendered options will be cancelled on the first business day following this election period. The new options will be granted on the date of cancellation of the old options and such new options will have an exercise price equal to the fair market value of our common stock on the date of the new grant.

The exchange ratio for the Option Exchange (that is, how many current options an employee must surrender in order to receive one new option) was and will be determined using the Binomial option pricing model. We chose to use this model to derive an exchange ratio that was intended to be cost neutral to AMD. New option grants calculated according to the exchange ratio will be rounded down to the nearest whole share on a grant-by-grant basis. Options to purchase fractional shares will not be issued. The actual exchange ratio will be determined at the time the tender offer commences.

STOCK OPTION EXCHANGE PROGRAM

Under the proposed Option Exchange, participating employees would surrender unexercised employee stock options they currently hold with an exercise price greater than the 52-week high trading price of our common stock on the NYSE at the commencement of our tender offer to our employees (other than options granted within the 12-month period preceding the commencement date of our tender offer to our employees). Named Executive Officers and independent members of our Board of Directors will be excluded from participating in the Option Exchange. If options are surrendered for exchange, employees will receive new stock options to purchase fewer shares, in accordance with a specified exchange ratio, granted under our 2004 Plan. The new options will be granted on the date of cancellation of the old options and such new options will have an exercise price equal to the fair market value of our common stock on the new option grant date. The exchange ratio and the minimum eligible exercise price, if applicable, for the exchange will be re-calculated before any Option Exchange begins using then-current data.

Of the outstanding options held by eligible employees as of January 15, 2009, the maximum number of shares of common stock underlying options which could be surrendered for exchange is 21,018,616 and the maximum number of shares of common stock underlying the new options which would be issued under the proposed Option Exchange, using the exchange ratios below, would be 6,005,319.

Objectives of and Reasons for the Option Exchange Program

•

The Option Exchange will provide renewed incentives and motivate the eligible employees to contribute to achieving future stock price growth. By realigning the exercise prices of previously granted stock options with the current value of our common stock, based on the exchange ratio described below, we believe that the new stock options will become an important tool to help motivate our eligible employees to continue to create stockholder value.

•

The exchange program will also enable us to recapture value from compensation costs that we already are incurring with respect to outstanding equity awards that currently have very little motivational impact. We believe it is not an efficient use of our resources to recognize compensation expense on awards that do not provide value to our employees. Under applicable accounting rules, we are required to recognize compensation expense related to these awards, even if these awards are never exercised because the majority remain underwater. By replacing options that have little or no retentive or incentive value with a lesser number of new options with an exercise price equal to the fair market value of our common stock on the date of the new grant, we will increase the retentive and incentive values. In addition, replacing these options will not create additional compensation expense (other than immaterial expenses that might result from fluctuations in our stock price after the exchange ratio has been set but before the exchange actually occurs).

Background

We believe that stock options are a valuable tool to align employees’ interests with those of stockholders. We have historically granted stock options to recognize, reward and motivate employees’ performance and to encourage them to continue their employment with us.

As of January 15, 2009, there were a total of 57,872,065 shares underlying options outstanding under our equity compensation plans. Of the outstanding options, as of January 15, 2009, options to purchase 21,018,616 shares of common stock would be eligible for exchange under the proposed Option Exchange. As of January 15, 2009, 5,280,835 shares were available for grant under our 2004 Plan. If 100% of eligible options were to be exchanged and new grants of options made in accordance with the exchange ratios set out below, the number of shares underlying options outstanding would be reduced by 15,013,297 shares, or approximately 26% of all outstanding options. As of January 15, 2009, 3481 employees will be eligible to participate in the Option Exchange. The fair market value of the common stock underlying the options that would be entitled to be surrendered for exchange was $2.26 as of January 15, 2009.

The table below reflects information on the options eligible for the Option Exchange, as of January 15, 2009:

Exercise Price of Eligible Employee Grants (assuming 52-week high of $7.80)	Number of Shares Underlying Options as of January 15, 2009	Weighted Average Exercise Price	Weighted Average Remaining Life of Option
$7.80 and above	21,018,616	$17.21	3.12

Details of the Option Exchange Program

Implementing the Stock Option Exchange Program

Our Board of Directors authorized the Option Exchange on February 26, 2009, upon the recommendation of the Compensation Committee and subject to stockholder approval. If this proposal is approved, this one-time offer to surrender eligible options in exchange for new options under the Option Exchange may commence at any time after the Annual Meeting at the discretion of our Compensation Committee. The program will begin within six months of the date stockholders approve the program.

If stockholders approve the Option Exchange and the Compensation Committee decides to commence the Option Exchange, eligible employees will be offered the opportunity to participate in the Option Exchange under a Tender Offer Statement to be filed with the SEC and distributed to all eligible employees. Employees will be given at least twenty (20) business days in which to accept the offer of the new options in exchange for the surrender of their eligible options. The surrendered options will be cancelled on the first business day following this election period. The new options will be granted under our 2004 Plan on the date of cancellation of the old options. Surrendered options will not be available for new grants under the 2004 Plan.

Eligibility

If implemented, the Option Exchange program will be open to all employees of AMD and any of its majority-owned subsidiaries who hold options, worldwide, where feasible and practical under local regulations as determined by AMD, except that the Option Exchange will not be available to the independent members of our Board of Directors or our Named Executive Officers. The program also will not be available to any former employees. An employee who tenders his or her options for exchange must also have been continuously employed with AMD or any of its majority-owned subsidiaries, and be an eligible employee on the date of the new grant in order to receive the new options. If an optionee is no longer an employee with AMD or any of its majority-owned subsidiaries for any reason, including layoff, termination, voluntary resignation, death or disability, on the date that the Option Exchange commences, that optionee cannot participate in the program. If an optionee is no longer an employee with AMD or any of its majority-owned subsidiaries for any reason on the date that the new grants are made, even if he or she had elected to participate and had tendered his or her options for exchange, such employee’s tender will automatically be deemed withdrawn and he or she will not participate in the Option Exchange program. Such employee will retain his or her outstanding options in accordance with their current terms and conditions, and he or she may exercise them during a limited period of time following the termination of employment in accordance with their terms to the extent that they are vested. A vote by an employee in favor of this proposal at the Annual Meeting does not constitute an election to participate in the Option Exchange.

Exchange Ratio

The exchange ratio set out below for the Option Exchange (that is, how many current options an employee must surrender in order to receive one new option) was and will be determined using the Binomial option pricing model. We chose to use this model to derive an exchange ratio that was intended to be cost neutral to AMD. New option grants calculated according to the exchange ratio will be rounded down to the nearest whole share on a grant-by-grant basis. Options to purchase fractional shares will not be issued.

The ratio set out below was established based on the closing price of AMD’s common stock on January 15, 2009, and is intended to be “cost neutral” for AMD. The actual exchange rate will be determined at the time the tender offer commences:

Exchange ratio for Option Exchange:

Exercise Price Range (assuming 52-week high of $7.80)	Exchange Ratio (Cancelled Option to New Option)
$7.80 and above	3.5–1

Election to Participate

Participation in the Option Exchange program will be voluntary. Under the Option Exchange, eligible employees may make a one-time election to surrender stock options that have an exercise price higher than the 52-week high, at the commencement of the tender offer (other than options granted within the 12-month period preceding the commencement date of our tender offer to employees) in exchange for new options in accordance with the exchange ratio.

Exercise Price of New Options

All new options will be granted with an exercise price equal to the fair market value of our common stock on the date of the new grant.

Vesting of New Options

The new options will vest beginning one year from the date of the new option grant, dependent upon continued employment with AMD or any of its majority-owned subsidiaries except as may be required in certain countries outside of the United States, such countries to be determined by AMD. This means that all new options would be completely unvested at the time of the new grant, regardless of whether the surrendered options were partially or wholly vested. New options replacing surrendered options that were fully vested at the time they were surrendered for cancellation will fully vest on the first year anniversary of the new option grant date (or, replacement grant date). New options replacing surrendered options that were not vested at the time they were surrendered for cancellation will vest as to 50% on the first year anniversary of the replacement grant date and as to the remaining 50% on the second year anniversary of the replacement grant date.

New options will only vest if the optionee remains an employee with AMD or any of its majority-owned subsidiaries and the new options may only be exercised by an employee of AMD or any of its majority-owned subsidiaries. New options that are not vested at termination of employment cannot be exercised and will be forfeited. As described above, the new options will be completely unvested on the date of grant, regardless of whether the surrendered options were partially or completely vested.

Term of New Options

The term of an option is the length of time during which it may be exercised. Under the Option Exchange, each new option will retain the same expiration date as the surrendered options subject to earlier expiration of the option upon termination of the employment of the optionee, except as may be required in certain countries outside of the United States as determined by AMD.

Other Conditions of New Options

The other terms and conditions of the new options will be governed by the 2004 Plan and the stock option agreement thereunder. The 2004 Plan provides that in the event of a change in control of AMD, each outstanding option shall be assumed or substituted by the successor corporation or related corporation, and in the event that the successor corporation refuses to assume or substitute such options, such options shall be fully vested and exercisable. New options will be non-qualified stock options under U.S. tax laws. The shares of common stock for which the new options will be exercisable have already been registered with the SEC as part of our stock plan registrations.

U.S. Federal Income Tax Consequences

The exchange of options pursuant to the Option Exchange should be treated as a non-taxable exchange and AMD and participating employees should recognize no income for U.S. federal income tax purposes upon the grant of the new options. All new options granted under the Option Exchange program will be non-qualified stock options for U.S. federal income tax purposes.

Accounting Impact

The intent of the program is that it will not result in AMD incurring any additional compensation expense. Based on this objective, the average fair value of each new stock option award granted to employees in exchange for surrendered stock options, measured as of the date such awards are granted, will be “cost neutral” (other than immaterial incremental compensation expense that might result from fluctuations in our stock price after the exchange ratios have been set but before the exchange actually occurs). The unamortized compensation expense from the surrendered options and incremental compensation expense, if any, associated with the new stock option awards under the Option Exchange program will be recognized over the service period of the new awards. If any portion of the new stock option awards granted is forfeited prior to the completion of the service condition due to termination of employment, the compensation cost for the forfeited portion of the award will not be recognized.

Potential Modification to Terms to Comply with Governmental Requirements

The terms of the Option Exchange will be described in a Tender Offer Statement that will be filed with the SEC. Although we do not anticipate that the SEC would require us to modify the terms materially, it is possible that we will need to alter the terms of the Option Exchange to comply with potential SEC comments. In addition, it is currently our intention to make the program available to eligible employees of AMD and its majority-owned subsidiaries who are located outside of the United States, where permitted by local law and where we determine it is practical to do so. It is possible that we may need to make modifications to the terms offered to employees in countries outside the United States to comply with local requirements, or for tax or accounting reasons.

Benefits of the Option Exchange Program to Eligible Employees

Because the decision whether to participate in the Option Exchange is completely voluntary, we are not able to predict who will participate, how many options any particular group of employees will elect to exchange, nor the number of replacement options that we may grant. As noted above, however, the independent members of our Board of Directors and our Named Executive Officers are not eligible to participate in the Option Exchange. The Option Exchange program also will not be available to any former employees of AMD or its majority-owned subsidiaries.

Effect on Stockholders

The Option Exchange was designed to provide renewed incentives and motivate the eligible employees to continue to create stockholder value and reduce the number of shares currently subject to outstanding options, thereby avoiding the dilution in ownership that would result from the issuance of new grants of stock options to incentivize employees. While we cannot predict which or how many employees will elect to participate in the Option Exchange, please see the “Background” section above for the approximate reduction of the number of shares underlying options outstanding assuming that 100% of eligible options are exchanged and replacement options are made in accordance with the exchange ratio set out above.

Effect on the 2004 Equity Incentive Plan

As of January 15, 2009, there were a total of 57,872,065 shares underlying options outstanding under our equity compensation plans. Of the outstanding options, as of January 15, 2009, options to purchase 21,018,616 shares of common stock would be eligible for exchange under the proposed Option Exchange. As of January 15, 2009, 5,280,835 shares of common stock were available for future grant under the 2004 Plan. Assuming all of the 21,018,616 eligible options are surrendered and cancelled pursuant to the Option Exchange program and 6,005,319 new options are granted in accordance with the applicable exchange ratio, and Proposal 4 is approved the number of shares available for issuance under the 2004 Plan would be approximately 30,525,456 shares.

Required Vote

The affirmative vote of the majority of the votes cast by holders of our common stock present in person or represented by proxy at the Annual Meeting will be required to approve the Option Exchange, provided that the total votes cast on the proposal represent over 50% of the outstanding stock entitled to vote on the proposal.

Recommendation of the Board of Directors

The Board of Directors has unanimously approved the Option Exchange and recommends that you vote FOR Proposal 3.

ITEM 4—APPROVAL OF THE AMENDMENT AND RESTATMENT TO THE 2004 EQUITY INCENTIVE PLAN

We are asking our stockholders to approve the amendment and restatement of our 2004 Plan which amends the 2004 Plan to increase the number of authorized shares for issuance under the 2004 Plan and to increase the number of shares an individual may receive to 3,000,000 shares (from 2,000,000 shares) as an Award (as defined below) under the 2004 Plan in any calendar year and to 6,000,000 shares (from 4,000,000 shares) as an Award during the first 12 months of an individual’s service. This amendment will provide us with an additional 31,250,000 shares of common stock that can be awarded to employees, consultants and advisors of AMD. The 2004 Plan is intended to promote our long-term growth and profitability by providing us with the tools to remain competitive in attracting and retaining employees.

The Board of Directors believes it is essential to obtain an additional 31,250,000 million shares for grant under the 2004 Plan and to increase the number of shares an individual may receive to 3,000,000 shares as an Award under the 2004 Plan in any calendar year and to 6,000,000 shares as an Award during the first 12 months of an individual’s service. The Board of Directors believes that these amendments are necessary to assist in the retention and hiring of employees, to allow us to continue awarding equity-based compensation, which is an important component of our overall compensation program, and to continue to provide our employees with an incentive to contribute to our future success by providing an opportunity to acquire shares of our common stock. The Board of Directors believes that the increased number of shares to fund Awards under our equity compensation program represents a reasonable amount of potential equity dilution. Further, the Board of Directors believes that the increased number of Awards an individual may receive provides additional flexibility to grant the equity awards required to attract, retain and motivate our employees.

Approval of this amendment and restatement will enable us to compete effectively in the competitive market for talent over the coming years, while maintaining very reasonable burn rates, dilution and overhang.

In this proxy statement, we refer to any grant from the 2004 Plan as an “Award.” Our Board of Directors approved the amendment and restatement to the 2004 Plan, subject to approval from our stockholders at the Annual Meeting. Our Named Executive Officers and members of the Board of Directors will be eligible to receive Awards under the 2004 Plan and therefore have an interest in this proposal.

As of March 9, 2009, approximately,             Awards were outstanding under the 2004 Plan and             shares of our common stock were available for grant. The closing price of AMD’s common stock on March 9, 2009 was $            . As of March 9, 2009, approximately             of our employees, officers and directors were eligible to participate in the 2004 Plan, of which 3 were executive officers and 8 were non-employee directors. In addition, shares that are released from or reacquired by us from outstanding awards under the 2004 Plan will become available for grant under the 2004 Plan and may be reissued as new Awards. However, if the Option Exchange is approved, surrendered options in the Option Exchange will not be available for future grants.

We believe strongly that the approval of the amendment and restatement to the 2004 Plan is essential to our continued success. Our employees are our most valuable asset. Awards such as those provided under the 2004 Plan are vital to our ability to attract and retain outstanding and highly skilled individuals in the extremely competitive labor markets in which we must compete. Such Awards also are crucial to our ability to motivate employees to achieve AMD’s goals.

Summary of the 2004 Plan

The following paragraphs provide a brief summary of the principal features of the 2004 Plan as amended and restated and its operation. Because the following is a summary, it may not contain all of the information that is important to you. A copy of the entire 2004 Plan has been filed with this proxy statement as Exhibit A.

Background and Purpose of the Plan

The 2004 Plan permits the grant of the following types of Awards: (1) nonstatutory stock options, incentive stock options and stock appreciation rights granted at the fair market value of our common stock on the date of grant (Fair Market Value Awards), and (2) restricted stock awards and restricted stock units (Full Value Awards). This amendment and restatement will increase the total number of shares available for grant under the 2004 Plan to 36,739,189 million and increase the number of shares an individual may receive to 3,000,000 shares (from 2,000,000 shares) as an Award (as defined below) under the 2004 Plan in any calendar year and to 6,000,000 shares (from 4,000,000 shares) as an Award during the first 12 months of an individual’s service.

The 2004 Plan is intended to attract, motivate, and retain employees, consultants, and non-employee directors who provide significant services to us. The 2004 Plan also is intended to further our growth and profitability.

Administration of the Plan

Our Board of Directors or a delegate or committee appointed by our Board of Directors (the Committee) administers the 2004 Plan. Awards will also be made pursuant to the Non Employee Director Equity Compensation Policy.

Subject to the terms of the 2004 Plan, the Committee has the sole discretion to select the employees and consultants who will receive Awards, determine the terms and conditions of Awards (for example, the exercise price and vesting schedule), and interpret the provisions of the 2004 Plan and outstanding Awards. The Committee may delegate any part of its authority and powers under the 2004 Plan to one or more directors and/or officers of AMD, but only the Committee itself can grant stock options or make Awards to participants who are officers of AMD.

If an Award or an award currently outstanding under any of our equity compensation plans, except for those equity compensation plans that we assumed when we acquired ATI, expires or is cancelled without having been fully exercised or vested, the unvested or cancelled shares generally will be returned to the available pool of shares reserved for issuance under the 2004 Plan. However, if the Option Exchange is approved, surrendered options will be returned to the available pool of shares reserved for issuance under the 2004 Plan but will not be available for future grants under the 2004 Plan. Also, if we experience a stock dividend, reorganization or other change in our capital structure, the Committee has the discretion to adjust the number of shares available for issuance under the 2004 Plan, the outstanding Awards, and the per-person limits on Awards, as appropriate to reflect the stock dividend or other change.

Eligibility to Receive Awards; Performance Criteria

The Committee selects the employees and consultants who will be granted Awards under the 2004 Plan. Incentive stock options can only be granted to employees. The actual number of individuals who will receive an Award under the 2004 Plan cannot be determined in advance because the Committee has the discretion to select the participants. No individual may receive more than 2,000,000 shares, or 3,000,000 shares if this proposal is approved by our stockholders, as an Award under the 2004 Plan in any calendar year, except that an individual may receive an Award up to 4,000,000 shares, or 6,000,000 shares if this proposal is approved by our shareholders, during the first 12 months of employment.

In determining whether an Award should be made, and/or the vesting schedule for any such Award, the Committee may impose whatever conditions to vesting that it determines to be appropriate. For example, the Committee may decide to grant an Award only if the participant satisfies performance goals established by the Committee. The Committee may set performance periods and performance goals that differ from participant to participant. The Committee may choose performance goals based on either company-wide or business unit results, as deemed appropriate in light of the participant’s specific responsibilities. For purposes of qualifying awards as performance-based compensation under Section 162(m), the Committee may (but is not required to) specify performance goals for the entire company and/or a business unit. Performance goals may be based on business criteria including: cash position, earnings per share, operating cash flow, market share, new product releases, net income, operating income, return on assets, return on equity, return on investment, other financial measures or any other performance related goal that the Committee deems appropriate.

After the end of each performance period, a determination will be made as to the extent to which the performance goals applicable to each participant were achieved or exceeded. The actual award (if any) for each participant will be determined by the level of actual performance.

Fair Market Value Awards

Stock Options.    A stock option is the right to purchase shares of AMD’s common stock at a fixed exercise price for a fixed period of time. Under the 2004 Plan, the Committee may grant nonstatutory and incentive stock options. The Committee will determine the number of shares covered by each option.

The exercise price of the shares subject to each nonstatutory stock option and incentive stock option cannot be less than 100 percent of the fair market value of our common stock on the date of the grant.

Any option granted under the 2004 Plan cannot be exercised until it becomes vested. The Committee establishes the vesting schedule of each option at the time of the grant. Options become exercisable at the times and on the terms established by the Committee. Options granted under the 2004 Plan expire at the times established by the Committee, but not later than 10 years after the grant date.

The exercise price of each option granted under the 2004 Plan must be paid in full at the time of the exercise. The Committee may also permit payment through the tender of shares that are already owned by the participant, or by any other means that the Committee determines to be consistent with the purpose of the 2004 Plan. The participant must pay any taxes AMD is required to withhold at the time of the exercise.

Stock Appreciation Rights.    Awards of stock appreciation rights may be granted pursuant to the 2004 Plan. Stock appreciation rights may be granted to employees and consultants. The Committee determines the terms and conditions of stock appreciation rights. However, no stock appreciation right may be granted at less than fair market value of our common stock on the date of grant or have a term of over ten (10) years from the date of grant. Upon exercising a stock appreciation right, the holder of such right shall be entitled to receive payment from AMD in an amount determined by multiplying (i) the difference between the closing price of a share of our common stock on the date of exercise and the exercise price by (ii) the number of shares with respect to which the stock appreciation right is exercised. AMD’s obligation arising upon the exercise of a stock appreciation right may be paid in shares or in cash, or any combination thereof, as the Committee may determine. The Committee may choose to grant stock appreciation rights in tandem with the grant of stock options, such that the exercise of either the stock option or the stock appreciation right would cancel the other.

Awards to Outside Directors

Prior to May 3, 2007, under a formula contained in a policy adopted by the Board, we granted initial options to purchase 50,000 shares of common stock to non-employee directors on their first election to the Board. These initial options were granted in four installments of 12,500 during the initial year of service, of which 4,166 shares in each installment vested on the first anniversary of the first installment of the grant, with the balance vesting monthly over the next two years. If a director was re-elected to the Board, we automatically granted annual supplemental options to purchase 25,000 shares of common stock. These annual options were granted in four installments of 6,250 during the year of re-election, of which 2,083 shares in each installment vested on the first anniversary of the first installment of the grant, with the balance vesting monthly over the next two years.

Effective May 3, 2007, our director equity compensation was revised such that non-employee directors’ initial annual equity awards are made in the form of RSUs rather than stock options. See “Directors’ Compensation and Benefits” section above for discussion relating to our outside director equity compensation policy.

Full Value Awards

Under the amended and restated 2004 Plan, the Committee can make the following Full Value Awards:

Restricted Stock.    Awards of restricted stock are shares that vest in accordance with the terms and conditions established by the Committee. The purchase price for an award of restricted stock will be $0.00 per share. The Committee will determine the number of shares of restricted stock granted to any employee or consultant.

Restricted Stock Units.    Restricted stock units are awards that obligate AMD to issue a specific number of shares of AMD common stock in the future if the vesting terms and conditions scheduled by the Committee are satisfied and may be payable in cash or in shares of our common stock. The purchase price for the shares will be $0.00 per share. The Committee will determine the number of shares that are subject to such restricted stock units.

Change of Control

Awards.    In the event of a merger or sale of substantially all of our assets, the successor corporation will either assume or provide a substitute award for each outstanding Award. In the event the successor corporation refuses to assume or provide a substitute award, the Committee will provide at least 15 days notice that the Award will immediately vest and become exercisable as applicable as to all of the shares subject to such Award and that such Award will terminate upon the expiration of such notice period.

Outside Director Awards.    In the event of a change of control of AMD, the Awards described above will vest 100 percent immediately upon the change of control.

Acceleration in Connection with a Termination of Employment.    If a participant’s employment is terminated for any reason other than for cause (or, with respect to certain participants who are executive officers, there is a constructive termination of their employment) within one year after a change of control, all options held by that participant become fully vested. A constructive termination occurs if the executive officer resigns because of a diminution or adverse change in his or her conditions of employment. In general, a “Change of Control” will be deemed to have occurred upon the acquisition of more than 20 percent of either the then-outstanding shares of AMD common stock or the combined voting power of our then outstanding securities, a change in two-thirds of the Board of Directors over a two-year period, certain mergers or corporate transactions in which we are not the surviving entity, or our liquidation or a sale of substantially all of our assets.

Non-Transferability of Awards

Unless a participant’s employment or award agreement provides otherwise, an Award may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner other than by will or by the laws of descent or distribution and may be exercised, during the lifetime of the participant, only by the participant.

Federal Tax Aspects

The following is a general summary under current law of the material federal income tax consequences of the grant and exercise of Awards under the 2004 Plan. This summary deals with general tax principles that apply only to employees who are citizens or residents of the United States and is provided only for general information purposes. The following discussion does not address the tax consequences of Awards that may be subject to and do not comply with the rules and guidance issued pursuant to Section 409A of the Code promulgated under the American Jobs Creation Act of 2004. Section 409A has implications that affect traditional deferred compensation plans, as well as certain equity awards. Accordingly, additional adverse tax consequences could apply to certain equity awards as a result of Section 409A based on the terms of the equity awards or modifications that have been made to the provisions of the equity awards.

The following discussion does not purport to be complete, and does not cover, among other things, state and local tax treatment of participants in the 2004 Plan. Tax laws are complex and subject to change and may vary depending on individual circumstances and from locality to locality. The summary does not discuss all aspects of income taxation that may be relevant in light of personal investment circumstances. This summarized tax information is not tax advice.

Incentive Stock Options.    No taxable income is reportable when an incentive stock option is granted to a participant or when that option is exercised. However, the amount by which the fair market value of the shares at the time of exercise exceeds the option price will be an “item of adjustment” for participant for purposes of the alternative minimum tax. Gain realized on the sale of an incentive stock option is taxable at capital gains rates, unless participant disposes of the shares within (1) two years after the date of grant of the option of (2) within one year of the date the shares were transferred to such participant. If the shares of common stock are sold or otherwise disposed of before the end of the one-year and two-year periods specified above, the difference between the option exercise price and the fair market value of the shares on the date of the options’ exercise will be taxed at ordinary income rates. If such a sale or disposition takes place in the year in which the participant exercises the option, the income recognized upon the sale or disposition of the shares will not be considered income for alternative minimum tax purposes. If the participant sells or otherwise disposes the shares before the end of the one-year and two-year periods specified above, the maximum amount that will be included as alternative minimum tax income is the gain, if any, the participant recognizes on the disposition of the shares.

Nonstatutory Stock Options.    No taxable income is reportable when a nonstatutory stock option is granted to a participant. Upon exercise, the participant will recognize ordinary income in an amount equal to the excess of the fair market value (on the exercise date) of the shares purchased over the exercise price of the option. Any additional gain or loss recognized upon any later disposition of the shares would be capital gain or loss.

Stock Appreciation Rights.    No taxable income is reportable when a stock appreciation right is granted to a participant. Upon exercise, the participant will recognize ordinary income in an amount equal to the amount of cash received and the fair market value of any shares received. Any additional gain or loss recognized upon any later disposition of the shares would be capital gain or loss.

Restricted Stock.    A participant will not have taxable income upon grant unless he or she elects under Section 83(b) to be taxed at that time. Instead, he or she will recognize ordinary income at the time of vesting equal to the fair market value (on the vesting date) of the shares received minus any amount paid for the shares.

Restricted Stock Units.    A participant will generally not recognize taxable income at the time of the grant of a restricted stock unit award. When an award is paid (assuming the award is settled at the time that the award vests), the participant will recognize ordinary income. In the event of an award that is settled in shares of our Common Stock at a time following the vesting date, income tax may be deferred beyond vesting and until shares are actually delivered to the participant if deferred in compliance with the timing of distributions and other requirements under Section 409A of the Code.

Tax Effect for AMD.    Generally we will be entitled to a tax deduction in connection with an Award under the 2004 Plan in an amount equal to the ordinary income realized by a participant and at the time the participant recognizes such income (for example, the exercise of a nonstatutory stock option). Special rules limit the deductibility of compensation paid to our Chief Executive Officer and to each of our three other most highly compensated executive officers other than the Chief Financial Officer. Under Section 162(m) of the Internal Revenue Code, the annual compensation paid to any of these specified executives will be deductible only to the extent that it does not exceed $1,000,000. However, we can preserve the deductibility of certain compensation in excess of $1,000,000 if the conditions of Section 162(m) are met. These conditions include stockholder approval of the 2004 Plan, setting limits on the number of Awards that any individual may receive and for Awards other than certain stock options, establishing performance criteria that must be met before the Award actually will vest or be paid. The 2004 Plan has been designed to permit the Committee to grant Awards which may qualify as performance-based for purposes of satisfying the conditions of Section 162(m) which may permit AMD to receive a federal income tax deduction in connection with such Awards.

Amendment and Termination of the 2004 Plan and Prohibition on Repricing or Exchange of Awards Without Stockholder Approval

The Board generally may amend or terminate the 2004 Plan at any time and for any reason; provided, however, that the Board cannot reprice or otherwise exchange awards under the 2004 Plan, amend the 2004 Plan to increase the number of shares available under the 2004 Plan, or change the class of employees eligible to participate in the 2004 Plan without stockholder consent.

New Plan Benefits

The amount, if any, of equity compensation to be awarded to officers, directors, employees and consultants is determined from time to time by the Committee or the Board, as applicable and is not presently determinable.

The amount of options received at any time by Mr. Meyer, Mr. Rivet, Mr. McCoy, Dr. Ruiz and Mr. Rivas are 1,417,000, 800,000, 605,000, 1,750,000, and 120,000, respectively; by all current executive officers as a group is 4,692,000; by all current directors who are not executive officers as a group is 525,000; by Dr. Barnes, Mr. Caldwell, Mr. Claflin, Mr. Clegg, Ms. Eberhart, Mr. Palmer and Mr. Topfer are 100,000, 50,000, 100,000, 0, 100,000, 75,000, and 100,000, respectively; by each associate of any of such directors, executive officers or nominees is 0; by each other person who received or is to receive 5 percent of such options or rights is 0; by all employees who are not executive officers, as a group is 30,112,781.

Summary

We believe strongly that the approval of the amendment and restatement of the 2004 Plan is essential to our continued success. Awards such as those provided under the 2004 Plan constitute an important incentive for key employees and other service providers of AMD and help us to attract, retain and motivate people whose skills and performance are critical to our success. Our employees are our most valuable asset. We strongly believe that the amendment and restatement to the 2004 Plan is essential for us to compete for talent in the very difficult labor markets in which we operate.

Required Vote

The affirmative vote of the majority of the votes cast by holders of our common stock present in person or represented by proxy at the Annual Meeting will be required to approve the amendment and restatement of the 2004 Plan, provided that the total votes cast on the proposal represent over 50% of the outstanding stock entitled to vote on the proposal.

Recommendation of the Board of Directors

The Board of Directors unanimously recommends a vote “FOR” the approval of the amendment and restatement of the AMD 2004 Equity Incentive Plan.

AVAILABLE INFORMATION

Our Annual Report on Form 10-K, which includes our audited financial statements for the fiscal year ended December 27, 2008, has accompanied this proxy statement. You may also access a copy of our Annual Report on Form 10-K in the Investor Relations section of www.amd.com or at the website listed below. Upon your request, we will provide, without any charge, a copy of any of our filings with the Securities and Exchange Commission. Requests should be directed to our Corporate Secretary at Advanced Micro Devices, Inc., 7171 Southwest Parkway, M/S 100, Austin, Texas 78735 or by email to Corporate.Secretary@amd.com.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON             , 2009: OUR PROXY STATEMENT AND ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED DECEMBER 27, 2008 ARE AVAILABLE ELECTRONICALLY AT WWW.PROXYVOTE.COM.

AMD, the AMD arrow logo and combinations thereof, and ATI and the ATI logo are either registered trademarks or trademarks of Advanced Micro Devices, Inc. Other product and company names used in this publication are for identification purposes only and may be trademarks of their respective companies.

EXHIBIT A

ADVANCED MICRO DEVICES, INC.

2004 EQUITY INCENTIVE PLAN

(Amendment and Restatement Adopted by the Board of Directors on March 22, 2006)

(Approved by the Shareholders on May 5, 2006)

(Amendment Adopted by the Board of Directors on October 13, 2006)

(Second Amendment and Restatement Adopted by the Board of Directors on February 26, 2009)

1.	Purposes of the Plan. The purposes of this 2004 Equity Incentive Plan (the “Plan”) are:

•	to attract and retain the best available personnel,

•	to compete effectively for the best personnel, and

•	to promote the success of the Company’s business by motivating Employees, Directors and Consultants to superior performance.

Awards granted under the Plan may be Nonstatutory Stock Options (NSOs), Incentive Stock Options (ISOs), Stock Appreciation Rights (SARs), Restricted Stock, or Restricted Stock Units (RSUs), as determined by the Administrator at the time of grant.

2.	Definitions. As used herein, the following definitions shall apply:

(a)	“Administrator” means the Board or any of its delegates, including committees, administering the Plan, in accordance with Section 4 of the Plan.

(b)	“Affiliate” means any corporation, partnership, joint venture or other entity in which the Company holds an equity, profit or voting interest of thirty percent (30%) or more; provided, however, that with respect to Awards granted on or after May 5, 2006 “Affiliate” shall mean any corporation, partnership, joint venture or other entity in which the Company holds an equity, profit or voting interest of more than fifty percent (50%).

(c)	“Applicable Laws” means the requirements relating to the administration of equity compensation plans under U.S. state corporate laws, U.S. federal and state securities laws, the Code, any stock exchange or quotation system on which the Common Stock is listed or quoted and the applicable laws of any foreign country or jurisdiction where Awards are, or will be, granted under the Plan.

(d)	“Award” means, individually or collectively, a grant under the Plan of NSOs, ISOs, SARs, Restricted Stock, or RSUs.

(e)	“Award Documentation” means any written agreement or documentation published by the Company setting forth the terms and provisions applicable to each Award granted under the Plan. The Award Documentation is subject to the terms and conditions of the Plan.

(f)	“Awarded Stock” means the Common Stock subject to an Award.

(g)	“Board” means the Board of Directors of the Company or its delegate.

(h)	“Change of Control” Unless otherwise defined in Award Documentation or a Participant’s employment agreement, the term “Change of Control” shall mean any of the following events:

(i)	any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) is or becomes the beneficial owner (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company (not including the securities beneficially owned by such person any securities acquired directly from the Company or any of its Affiliates) representing more than 20% of either the then outstanding shares of the Common Stock of the Company or the combined voting power of the Company’s then outstanding voting securities;

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(ii)	during any period of two consecutive years, individuals who at the beginning of such period constituted the Board and any new director (other than a director designated by a person who has entered into an agreement or arrangement with the Company to effect a transaction described in clause (i) or (ii) of this sentence) whose appointment, election, or nomination for election by the Company’s stockholders, was approved by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors at the beginning of the period or whose appointment, election or nomination for election was previously so approved, cease for any reason to constitute a majority of the Board;

(iii)	there is consummated a merger or consolidation of the Company or subsidiary thereof with or into any other corporation, other than a merger or consolidation which would result in the holders of the voting securities of the Company outstanding immediately prior thereto holding securities which represent immediately after such merger or consolidation more than 50% of the combined voting power of the voting securities of either the Company or the other entity which survives such merger or consolidation or the parent of the entity which survives such merger or consolidation; or

(iv)	the stockholders of the Company approve a plan of complete liquidation of the Company and such plan of complete liquidation of the Company is consummated or there is consummated the sale or disposition by the Company of all or substantially all of the Company’s assets, other than a sale or disposition by the Company of all or substantially all of the Company’s assets to an entity, at least 80% of the combined voting power of the voting securities of which are owned by persons in substantially the same proportions as their ownership of the Company immediately prior to such sale.

Notwithstanding the foregoing: (y) unless otherwise provided in a Participant’s employment agreement, no “Change of Control” shall be deemed to have occurred if there is consummated any transaction or series of integrated transactions immediately following which the record holders of the Common Stock of the Company immediately prior to such transaction or series of transactions continue to have substantially the same proportionate ownership in an entity which owns all or substantially all of the assets of the Company immediately prior to such transaction or series of transactions and (z) unless otherwise provided in a Participant’s employment agreement, “Change of Control” shall exclude the acquisition of securities representing more than 20% of either the then outstanding shares of the Common Stock of the Company or the combined voting power of the Company’s then outstanding voting securities by the Company or any of its wholly owned subsidiaries, or any trustee or other fiduciary holding securities of the Company under an employee benefit plan now or hereafter established by the Company.

(i)	“Code” means the Internal Revenue Code of 1986, as amended.

(j)	“Committee” means a committee of Directors appointed by the Board in accordance with Section 4 of the Plan.

(k)	“Common Stock” means the common stock of the Company.

(l)	“Company” means Advanced Micro Devices, Inc., a Delaware corporation.

(m)	“Constructive Termination” shall mean a resignation by a Participant who has been selected by the Board as a corporate officer of the Company due to diminution or adverse change in the circumstances of such Participant’s service as such a corporate officer, as determined in good faith by the Participant; including, without limitation, reporting relationships, job description, duties, responsibilities, compensation, perquisites, office or location of employment. Constructive Termination shall be communicated by written notice to the Company (or successor to the Company), and such termination shall be deemed to occur on the date such notice is so delivered.

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(n)	“Consultant” means any natural person, including an advisor, engaged by the Company or Affiliate to render services to such entity.

(o)	“Director” means a member of the Board of Directors of Advanced Micro Devices, Inc.

(p)	“Disability” means total and permanent disability as defined in Section 22(e)(3) of the Code.

(q)	“Employee” means any person, including Officers and Directors, who is an employee of the Company or any Affiliate. An Employee shall not cease to be treated as an Employee in the case of (i) any leave of absence approved by the Company or (ii) transfers between locations of the Company or between the Company, any Affiliate, or any successor corporation. Neither service as a Director nor payment of a director’s fee by the Company or any Affiliate shall be sufficient to constitute status as an Employee.

(r)	“Exchange Act” means the Securities Exchange Act of 1934, as amended.

(s)	“Fair Market Value” means, as of any date, the value of Common Stock determined as follows:

(i)	If the Common Stock is listed on any established stock exchange, including without limitation the New York Stock Exchange, its Fair Market Value shall be the closing sales price for such stock (or the closing bid, if no sales were reported) as quoted on such exchange (or the exchange with the greatest volume of trading in the Common Stock) for such date, or if no bids or sales were reported for such date, then the closing sales price (or the closing bid, if no sales were reported) on the trading date immediately prior to such date during which a bid or sale occurred, in each case, as reported by Bloomberg.com or such other source as the Administrator deems reliable;

(ii)	If the Common Stock is regularly quoted by a recognized securities dealer but selling prices are not reported, its Fair Market Value shall be the mean between the high bid and low asked prices for the Common Stock for such date, or if no bid or asked prices were reported for such date, then the bid and asked prices on the date immediately prior to such date during which bid and asked prices were reported; or

(iii)	In the absence of an established market for the Common Stock, its Fair Market Value shall be determined in good faith by the Administrator.

(t)	“Incentive Stock Option” or “ISO” means an option intended to qualify as an incentive stock option within the meaning of Section 422 of the Code and the regulations promulgated thereunder.

(u)	“Independent Director” means a Director of the Company who is not also an Employee of the Company and who qualifies as an “outside director” for purposes of Code Section 162(m), and/or as a “Non-Employee Director” for purposes of Section 16(b) of the Exchange Act.

(v)	“Misconduct” means a Participant is determined by the Administrator to have:

(i)	committed an act of theft, embezzlement, fraud, dishonesty or other criminal act,

(ii)	breached a fiduciary duty owed to the Company (or Affiliate),

(iii)	deliberately disregarded rules of the Company (or Affiliate),

(iv)	made any unauthorized disclosure of any of the trade secrets or confidential information of the Company (or Affiliate),

(v)	engaged in any conduct constituting unfair competition with the Company (or Affiliate),

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(vi)	induced any customer of the Company (or Affiliate) to break any contract with the Company (or Affiliate), or

(vii)	induced any principal for whom the Company (or Affiliate) acts as agent to terminate such agency relationship.

(w)	“Nonstatutory Stock Option” or “NSO” means an Option not intended to qualify as an Incentive Stock Option.

(x)	“Notice of Grant” means a written or electronic notice evidencing certain terms and conditions of an individual Award. The Notice of Grant is part of the Award Documentation.

(y)	“Officer” means a person who is an officer of the Company within the meaning of Section 16 of the Exchange Act and the rules and regulations promulgated thereunder.

(z)	“Option” means an NSO or ISO granted pursuant to Section 8 of the Plan.

(aa)	“Option Agreement” means an agreement between the Company and a Participant evidencing the terms and conditions of an individual Option grant. The Option Agreement is subject to the terms and conditions of the Plan.

(bb)	“Parent” means a “parent corporation,” whether now or hereafter existing, as defined in Section 424(e) of the Code.

(cc)	“Participant” means the holder of an outstanding Award granted under the Plan.

(dd)	“Performance Goals” means the goal(s) (or combined goal(s)) determined by the Administrator (in its discretion) to be applicable to a Participant with respect to an Award. As determined by the Administrator, the Performance Goals applicable to an Award may provide for a targeted level or levels of achievement relating to annual revenue, cash position, earnings per share, operating cash flow, market share, new product releases, net income, operating income, return on assets, return on equity, return on investment, other financial measures or any other performance related goal that the Administrator deems appropriate. The Performance Goals may differ from Participant to Participant and from Award to Award.

(ee)	“Plan” means this Advanced Micro Devices, Inc. 2004 Equity Incentive Plan, as amended and restated.

(ff)	“Restricted Stock” means shares of Common Stock granted pursuant to Section 10 of the Plan that are subject to vesting, if any, based on continuing as a Service Provider and/or based on Performance Goals.

(gg)	“Restricted Stock Unit” or “RSU” means an Award, granted pursuant to Section 11 of the Plan.

(hh)	“Rule 16b-3” means Rule 16b-3 of the Exchange Act or any successor to Rule 16b-3, as in effect when discretion is being exercised with respect to the Plan.

(ii)	“Stock Appreciation Right” or “SAR” means an Award, granted alone or in connection with a related Option that is granted pursuant to Section 9 of the Plan.

(jj)	“Section 16(b)” means Section 16(b) of the Exchange Act.

(kk)	“Service Provider” means an Employee, Director or Consultant; subject to the limitations in Section 12 of the Plan with regard to Awards granted to Outside Directors.

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(ll)	“Share” means each share of Common Stock reserved under the Plan or subject to an Award, and as adjusted in accordance with Section 15(a) of the Plan.

(mm)	“Subsidiary” means a “subsidiary corporation,” whether now or hereafter existing, as defined in Section 424(f) of the Code.

3.	Stock Subject to the Plan.

(a)	Reserve. Subject to the provisions of Section 15(a) of the Plan, the maximum aggregate number of Shares that may be issued under the Plan is 73,650,000 Shares plus: (i) the number of shares of Common Stock reserved under the Company’s the 1995 Stock Plan of NexGen, Inc., 1996 Stock Incentive Plan, the 1998 Stock Incentive Plan and the 2000 Stock Incentive Plan (the “Prior Plans”) that are not subject to outstanding awards under the Prior Plans on April 29, 2004 (the “Effective Date”), and (ii) the number of shares of Common Stock that are released from, or reacquired by the Company from, awards outstanding under the Prior Plans at the Effective Date. Shares reserved under this Plan that correspond to shares of Common Stock covered by part (ii) of the immediately preceding sentence shall not be available for grant and issuance pursuant to this Plan except as such shares of Common Stock cease to be subject to such outstanding awards, or are repurchased at the original issue price by the Company, or are forfeited. The Shares may be authorized, but unissued, or reacquired Common Stock.

(b)	Reissuance. If Shares are: (i) subject to an Award that terminates without such Shares being issued, or (ii) issued pursuant to an Award, but are repurchased at the original issue price by the Company, or (iii) forfeited; then such Shares will again be available for grant and issuance under this Plan. At all times the Company will reserve and keep available the number of Shares necessary to satisfy the requirements of all Awards then vested and outstanding under this Plan. To the extent an Award under the Plan is paid out in cash rather than stock, such cash payment shall not result in reducing the number of Shares available for issuance under the Plan. Notwithstanding the provisions of this Section 3(b), no Shares may again be optioned, granted or awarded if such action would cause an ISO to fail to qualify as an incentive stock option under Section 422 of the Code. In no event shall the total number of Shares issued (counting each reissuance of a Share that was previously issued and then forfeited or repurchased by the Company as a separate issuance) under the Plan upon exercise of Awards exceed one hundred eighty (180) million Shares (adjusted in proportion to any adjustments under Section 15(a)) over the term of the Plan.

(c)	Non-Reissuance. Notwithstanding anything to the contrary contained herein, the following Shares shall not be added back to the Shares authorized for grant under this Section 3: (i) Shares tendered by the Participant or withheld by the Company in payment of the exercise price of an Option, (ii) Shares tendered by the Participant or withheld by the Company to satisfy any tax withholding obligation with respect to an Award and (iii) Shares that were subject to a stock settled SAR and were not issued upon the net settlement or net exercise of such SAR.

4.	Administration of the Plan.

(a)	Procedure.

(i)	Section 162(m). To the extent that the Administrator determines it to be desirable to qualify Awards granted hereunder as “performance-based compensation” within the meaning of Section 162(m) of the Code, the transactions contemplated hereunder shall be structured to satisfy the requirements for exemption of “performance-based compensation” under Section 162(m) of the Code and related regulations.

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(ii)	Rule 16b-3. To the extent that the Administrator determines it to be desirable to qualify transactions hereunder as exempt under Rule 16b-3, the transactions contemplated hereunder shall be structured to satisfy the requirements for exemption under Rule 16b-3.

(iii)	Other Administration. Other than as provided above, the Plan shall be administered by the Administrator in a manner to satisfy Applicable Laws.

(b)	Powers of the Administrator. Subject to the provisions of the Plan, including, without limitation Section 17, and in the case of a Board delegate, subject to the specific duties delegated by the Board to such Board delegate, the Administrator shall have the authority, in its discretion:

(i)	to determine the Fair Market Value as defined above;

(ii)	to select the Service Providers to whom Awards may be granted hereunder;

(iii)	to determine the number of shares of Common Stock to be covered by each Award granted hereunder;

(iv)	to approve forms of agreement and documentation for use under the Plan;

(v)	to determine the terms and conditions, not inconsistent with the terms of the Plan, of any Award granted hereunder. Such terms and conditions include, but are not limited to, the exercise price, the time or times when Options or SARs may be exercised (which may be based on performance criteria), transferability, any vesting acceleration or waiver of forfeiture or repurchase restrictions, and any restriction or limitation regarding any Award or the shares of Common Stock relating thereto, based in each case on such factors as the Administrator, in its sole discretion, shall determine;

(vi)	to construe and interpret the terms of the Plan and awards granted pursuant to the Plan;

(vii)	to prescribe, amend and rescind rules and regulations relating to the Plan, including rules and regulations relating to sub-plans established for the purpose of qualifying for preferred tax treatment under foreign tax laws;

(viii)	to modify or amend each Award (subject to Section 17 of the Plan), including the discretionary authority to extend the post termination exercisability period of Options or SARs longer than is otherwise provided for in the Plan;

(ix)	to allow Participants to satisfy withholding tax obligations by electing to have the Company withhold from the Shares or cash to be issued upon exercise or vesting of an Award that number of Shares or cash having a Fair Market Value equal to the amount required to be withheld. The Fair Market Value of any Shares to be withheld shall be determined on the date that the amount of tax to be withheld is to be determined. All elections by a Participant to have Shares or cash withheld for this purpose shall be made in such form and under such conditions as the Administrator may deem necessary or advisable;

(x)	to authorize any person to execute on behalf of the Company any instrument required to effect the grant of an Award previously granted by the Administrator;

(xi)	to make all other determinations deemed necessary or advisable for administering the Plan.

(c)	Effect of Administrator’s Decision. The Administrator’s decisions, determinations and interpretations shall be final and binding on all Participants.

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5.	Eligibility. Nonstatutory Stock Options, Restricted Stock, Restricted Stock Units, and Stock Appreciation Rights may be granted to Service Providers. Incentive Stock Options may only be granted to employees of the Company and any Parent or Subsidiary of the Company.

6.	Limitations on Awards.

(a)	No Rights as a Service Provider. Neither the Plan nor any Award shall confer upon a Participant any right with respect to continuing their relationship as a Service Provider, nor shall they interfere in any way with the right of the Participant or the right of the Company or any Affiliate to terminate such relationship at any time, with or without cause or to adjust the compensation of any Participant.

(b)	Exercise; Rights as a Stockholder; Effect of Exercise.

(i)	Any Award granted hereunder shall be exercisable or vest according to the terms of the Plan and at such times and under such conditions as determined by the Administrator and set forth in the Award Documentation, including, without limitation, Participant’s continuous status as a Service Provider and/or Participant’s satisfaction of Performance Goals. An Award may not be exercised for a fraction of a Share. An Award shall be deemed exercised when the Company receives written or electronic notice of exercise (in accordance with the Award Documentation) from the person entitled to exercise the Award. The Participant must remit to the Company full payment for the Shares with respect to which the Award is exercised. Full payment may consist of any consideration and method of payment authorized by the Administrator and permitted by the Award Documentation and the Plan. Shares issued upon exercise of an Award shall be issued in the name of the Participant or, if requested by the Participant, in the name of the Participant and Participant’s spouse, or after the death of the Participant in the name of the Participant’s beneficiaries or heirs or as directed by the executor of Participant’s estate under applicable law.

(ii)	Until the Shares are issued (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company), no right to vote or receive dividends or any other rights as a stockholder shall exist with respect to the Awarded Stock, notwithstanding the exercise of the Award. The Company shall issue (or cause to be issued) such Shares promptly after the Award is exercised or vests. No adjustment of an Award will be made for a dividend or other right for which the record date is prior to the date the Shares are issued, except as provided in Section 15(a) of the Plan or specified in such Award’s Award Documentation.

(iii)	Exercising an Award in any manner that results in the issuance of Shares shall decrease the number of Shares thereafter available, both for purposes of the Plan and for issuance under the Award, by the number of Shares as to which the Award is exercised.

(c)	Misconduct. If a Participant is determined by the Administrator to have committed Misconduct then, unless otherwise provided in a Participant’s agreement for services as a Service Provider, neither the Participant, the Participant’s estate nor such other person who may then hold any Award granted to the Participant shall be entitled to exercise any such Award with respect to any Shares, after termination of status as a Service Provider, whether or not the Participant may receive from the Company (or Affiliate) payment for: vacation pay, services rendered prior to termination, services rendered for the day on which termination occurs, salary in lieu of notice, or any other benefits. In making such determination, the Administrator shall give the Participant an opportunity to present evidence to the Administrator. Unless otherwise provided in a Participant’s agreement for services as a Service Provider, termination of status as a Service Provider shall be deemed to occur on the date when the Company (or Affiliate) dispatches notice or advice to the Participant that status as a Service Provider is terminated.

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(d)	162(m) Limitations.

(i)	Except in connection with his or her initial service, no Service Provider shall be granted, in any calendar year, Awards covering in the aggregate more than 3,000,000 Shares.

(ii)	In connection with his or her initial service, a Service Provider may be granted Awards covering in the aggregate up to 6,000,000 Shares in the first twelve (12) months of such Service Provider’s service, rather than the limit set forth in subsection (i) above.

(iii)	The foregoing limitations shall be adjusted proportionately in connection with any change in the Company’s capitalization as described in Section 15(a).

(iv)	If an Award is cancelled in the same fiscal year of the Company in which it was granted (other than in connection with a transaction described in Section 15(b), the cancelled Award will be counted against the limits set forth in subsections (i) and (ii) above.

(e)	Tax Withholding.

(i)	Where, in the opinion of counsel to the Company, the Company has or will have an obligation to withhold foreign, federal, state or local taxes relating to the exercise of any Award, the Administrator may in its discretion require that such tax obligation be satisfied in a manner satisfactory to the Company. With respect to the exercise of an Award, the Company may require the payment of such taxes before Shares deliverable pursuant to such exercise are transferred to the holder of the Award.

(ii)	With respect to the exercise of an Award, a Participant may elect (a “Withholding Election”) to pay the minimum statutory withholding tax obligation by the withholding of Shares from the total number of Shares deliverable pursuant to the exercise of such Award, or by delivering to the Company a sufficient number of previously acquired shares of Common Stock, and may elect to have additional taxes paid by the delivery of previously acquired shares of Common Stock, in each case in accordance with rules and procedures established by the Administrator. Previously owned shares of Common Stock delivered in payment for such additional taxes may be subject to conditions as the Administrator may require. The value of each Share withheld, or share of Common Stock delivered, shall be the Fair Market Value per share of Common Stock on the date the Award becomes taxable. All Withholding Elections are subject to the approval of the Administrator must be made in compliance with rules and procedures established by the Administrator.

7.	Term of Plan. The Plan shall become effective upon its adoption by the Board, subject to stockholder approval. It shall continue in effect for a term of ten (10) years unless terminated earlier under Section 17 of the Plan.

8.	Options.

(a)	Term of Options. The term of each Option shall be not greater than ten (10) years from the date it was granted.

(b)	Option Exercise Price and Consideration.

(i)	Exercise Price. The per share exercise price for the Shares to be issued pursuant to exercise of an Option shall be determined by the Administrator, subject to the following:

(ii)	In the case of an ISO granted to any Employee who, at the time the ISO is granted owns stock representing more than ten percent (10%) of the voting power of all classes of stock of the Company or any Affiliate, the per Share exercise price shall be no less than 110% of the Fair Market Value per Share on the date of grant.

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(iii)	In the case of an ISO granted to any Employee other than an Employee described in subsection (ii) immediately above, the per Share price shall be no less than 100% of the Fair Market Value per Share on the date of the grant.

(iv)	In the case of a NSO, the per Share exercise price shall be no less than 100% of the Fair Market Value per Share on the date of grant.

(v)	The exercise price for the Shares to be issued pursuant to an already granted Option may not be changed without the consent of the Company’s stockholders. This shall include, without limitation, a repricing of the Option as well as an option exchange program whereby the Participant agrees to cancel an existing Option in exchange for an Option, SAR or other Award.

(c)	Form of Consideration. The Administrator shall determine the acceptable form of consideration for exercising an Option, including the method of payment. In the case of an Incentive Stock Option, the Administrator shall determine the acceptable form of consideration at the time of grant. Such consideration, to the extent permitted by Applicable Laws, may consist entirely of:

(i)	check

(ii)	other Shares which have a Fair Market Value on the date of surrender equal to the aggregate exercise price of the Shares as to which said Option shall be exercised;

(iii)	broker-assisted cashless exercise; or

(iv)	any combination of the foregoing methods of payment; or

(v)	such other consideration and method of payment for the issuance of Shares to the extent permitted by Applicable Laws.

(d)	Termination of Relationship as Service Provider. When a Participant’s status as a Service Provider terminates, other than from Misconduct, death or Disability, the Participant’s Option may be exercised within the period of time specified in the Option Agreement to the extent that the Option is vested on the date of termination or such longer period of time determined by the Administrator (which may so specify after the date of the termination but before expiration of the Option) not to exceed five (5) years (but in no event later than the expiration of the term of such Option as set forth in the Option Agreement). In the absence of a specified period of time in the Plan or the Award Documentation, the Option shall remain exercisable for three (3) months following the date Participant ceased to be a Service Provider. If, on the date of termination, such Participant’s Option is not fully vested, then the unvested Shares shall revert to the Plan. If, after termination, the Participant’s Option is not fully exercised within the time specified, then the unexercised Shares covered by such Option shall revert to the Plan and such Option shall terminate.

(e)	Death or Disability of Participant. If a Participant’s status as a Service Provider terminates from death or Disability, then the Participant or the Participant’s estate, or such other person as may hold the Option, as the case may be, shall have the right for a period of twelve (12) months following the date of death or termination of status as a Service Provider for Disability, or for such other period as the Administrator may fix, to exercise the Option to the extent the Participant was entitled to exercise such Option on the date of death or termination of status as a Service Provider for Disability, or to such extent as may otherwise be specified by the Administrator (which may so specify after the date of death or Disability but before expiration of the Option), provided the actual date of exercise is in no event after the expiration of the term of the Option. A Participant’s estate shall mean his legal representative or any person who acquires the right to exercise an Option by reason of the Participant’s death or Disability.

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(f)	Events Not Deemed Terminations: Unless otherwise provided in a Participant’s agreement for services as a Service Provider, such Participant’s status as a Service Provider shall not be considered interrupted in the case of (i) a leave of absence (approved by the Administrator) by a Participant who intends throughout such leave to return to providing services as a Director, Employee, or Consultant; (ii) sick leave; (iii) military leave; (iv) any other leave of absence approved by the Administrator, provided such leave is for a period of not more than ninety (90) days, unless reemployment upon the expiration of such leave is guaranteed by contract or statute, or unless provided otherwise pursuant to formal policy adopted from time to time by the Company and issued and promulgated to employees in writing; or (v) in the case of transfer between locations of the Company or among the Company and its Affiliates. In the case of any Participant on an approved leave of absence, the Administrator may make such provisions respecting suspension of vesting of the Option while on a leave described in subparts (i) through (v) above and/or resumption of vesting on return from such leave as it may deem appropriate, except that in no event shall an Option be exercised after the expiration of the term set forth in the Option.

(g)	ISO Rules. The Option Agreement for each ISO shall contain a statement that the Option it documents is an ISO. However, notwithstanding such designation, to the extent that the aggregate Fair Market Value of the Shares with respect to which all ISOs held by a Participant are exercisable for the first time by such Participant during any calendar year exceeds $100,000, such excess Shares shall be treated as Shares subject to an NSO. For purposes of this Section 8(g), ISOs shall be taken into account in the order in which they were granted. The Fair Market Value of the Shares subject to an ISO shall be determined as of the time the ISO with respect to such Shares is granted.

(h)	Buyout Provisions. Subject to Section 8(b)(v), the Administrator may offer to buy out for a payment in cash or Shares an Option previously granted based on such terms and conditions as the Administrator shall establish and communicate to the Participant at the time that such offer is made; provided that the Administrator shall not make such offer without the consent of the Company’s stockholders with respect to an Option with a per share exercise price that is greater than Fair Market Value on the date of such offer.

9.	Stock Appreciation Rights.

(a)	Grant of SARs. Subject to the terms and conditions of the Plan, SARs may be granted to Service Providers at any time and from time to time as shall be determined by the Administrator, in its sole discretion. The Administrator shall have complete discretion to determine the number of SARs granted to any Participant.

(b)	Exercise Price and other Terms. The Administrator, subject to the provisions of the Plan, shall have complete discretion to determine the terms and conditions of SARs granted under the Plan; provided, however, that no SAR may have a term of more than ten (10) years from the date of grant. In the case of an SAR, the per Share exercise price shall be no less than 100% of the Fair Market Value per Share on the date of grant. The exercise price for the Shares or cash to be issued pursuant to an already granted SAR may not be changed without the consent of the Company’s stockholders. This shall include, without limitation, a repricing of the SAR as well as an SAR exchange program whereby the Participant agrees to cancel an existing SAR in exchange for an Option, SAR or other Award.

(c)	Payment of SAR Amount. Upon exercise of an SAR, a Participant shall be entitled to receive payment from the Company in an amount determined by multiplying:

(i)	The difference between the Fair Market Value of a Share on the date of exercise over the exercise price; times

(ii)	the number of Shares with respect to which the SAR is exercised.

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(d)	Payment upon Exercise of SAR. At the discretion of the Administrator, payment for an SAR may be in cash, Shares or a combination thereof.

(e)	SAR Agreement. Each SAR grant shall be evidenced by Award Documentation (a “SAR Agreement”) that shall specify the exercise price, the term of the SAR, the conditions of exercise, and such other terms and conditions as the Administrator, in its sole discretion, shall determine.

(f)	Expiration of SARs. An SAR granted under the Plan shall expire upon the date determined by the Administrator, in its sole discretion, and set forth in the Award Documentation.

(g)	Termination of Relationship as Service Provider. When a Participant’s status as a Service Provider terminates, other than from Misconduct, death or Disability, the Participant’s SAR may be exercised within the period of time specified in the SAR Agreement to the extent that the SAR is vested on the date of termination or such longer period of time determined by the Administrator (which may so specify after the date of the termination but before expiration of the SAR) not to exceed five (5) years (but in no event later than the expiration of the term of such SAR as set forth in the SAR Agreement). In the absence of a specified period of time in the Plan or the SAR Agreement, the SAR shall remain exercisable for three (3) months following the date Participant ceased to be a Service Provider. If, on the date of termination, such Participant’s SAR is not fully vested, then the unvested Shares shall revert to the Plan. If, after termination, the Participant’s SAR is not fully exercised within the time specified, then the unexercised Shares covered by such SAR shall revert to the Plan and such SAR shall terminate.

(h)	Death or Disability of Participant. If a Participant’s status as a Service Provider terminates from death or Disability, then the Participant or the Participant’s estate, or such other person as may hold the SAR, as the case may be, shall have the right for a period of twelve (12) months following the date of death or termination of status as a Service Provider for Disability, or for such other period as the Administrator may fix, to exercise the SAR to the extent the Participant was entitled to exercise such SAR on the date of death or termination of status as a Service Provider for Disability, or to such extent as may otherwise be specified by the Administrator (which may so specify after the date of death or Disability but before expiration of the SAR), provided the actual date of exercise is in no event after the expiration of the term of the SAR. A Participant’s estate shall mean his legal representative or any person who acquires the right to exercise an SAR by reason of the Participant’s death or Disability.

(i)	Events Not Deemed Terminations. Unless otherwise provided in a Participant’s agreement for services as a Service Provider, such Participant’s status as a Service Provider shall not be considered interrupted in the case of (i) a leave of absence (approved by the Administrator) by a Participant who intends throughout such leave to return to providing services as a Director, Employee, or Consultant; (ii) sick leave; (iii) military leave; (iv) any other leave of absence approved by the Administrator, provided such leave is for a period of not more than ninety (90) days, unless reemployment upon the expiration of such leave is guaranteed by contract or statute, or unless provided otherwise pursuant to formal policy adopted from time to time by the Company and issued and promulgated to employees in writing; or (v) in the case of transfer between locations of the Company or among the Company and its Affiliates. In the case of any Participant on an approved leave of absence, the Administrator may make such provisions respecting suspension of vesting of the SAR while on a leave described in subparts (i) through (v) above and/or resumption of vesting on return from such leave as it may deem appropriate, except that in no event shall a SAR be exercised after the expiration of the term set forth in the SAR.

(j)

Buyout Provisions. Subject to Section 9(b), the Administrator may offer to buy out for a payment in cash or Shares an SAR previously granted based on such terms and conditions as the Administrator shall establish and communicate to the Participant at the time that such offer is made; provided that the

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Administrator shall not make such offer without the consent of the Company’s stockholders with respect to an SAR with a per share exercise price that is greater than Fair Market Value on the date of such offer.

10.	Restricted Stock.

(a)	Grant of Restricted Stock. Subject to the terms and conditions of the Plan, Restricted Stock may be granted to Service Providers at any time and from time to time as shall be determined by the Administrator, in its sole discretion. The Administrator shall have complete discretion to determine (i) the number of Shares subject to a Restricted Stock award granted to any Participant, and (ii) the conditions that must be satisfied, the vesting of which typically will be based on continued provision of services and/or satisfaction of Performance Goals. Once the Shares are issued, voting, dividend and other rights as a stockholder shall exist with respect to Restricted Stock.

(b)	Other Terms. The Administrator, subject to the provisions of the Plan, shall have complete discretion to determine the terms and conditions, including the purchase price, if any, of Restricted Stock granted under the Plan. Restricted Stock grants shall be subject to the terms, conditions, and restrictions determined by the Administrator at the time the Restricted Stock is granted. Any certificates representing the Restricted Stock shall bear such legends as shall be determined by the Administrator.

(c)	Restricted Stock Award Documentation. Each Restricted Stock grant shall be evidenced by Award Documentation (a “Restricted Stock Award Documentation”) that shall specify the purchase price (if any) and such other terms conditions, and restrictions as the Administrator, in its sole discretion, shall determine.

11.	Restricted Stock Units.

(a)	Grant of Restricted Stock Units. Subject to the terms and conditions of the Plan, Restricted Stock Units may be granted to Service Providers at any time and from time to time as shall be determined by the Administrator, in its sole discretion. The Administrator shall have complete discretion to determine (i) the number of Shares subject to each Restricted Stock Units award, and (ii) the conditions that must be satisfied, the vesting of which typically will be based on continued provision of services and/or satisfaction of Performance Goals. Until the Shares are issued, no right to vote or receive dividends or any other rights as a stockholder shall exist with respect to Restricted Stock Units.

(b)	Other Terms. The Administrator, subject to the provisions of the Plan, shall have complete discretion to determine the terms and conditions, including the purchase price, if any, of Restricted Stock Units granted under the Plan. Restricted Stock Units awards shall be subject to the terms, conditions, and restrictions determined by the Administrator at the time the Restricted Stock Units award is granted. Restricted Stock Units shall be denominated in units with each unit equivalent to one Share for purposes of determining the number of Shares subject to any Restricted Stock Units award.

(c)	Restricted Stock Units Agreement. Each Restricted Stock Units grant shall be evidenced by Award Documentation (a “Restricted Stock Units Agreement”) that shall specify the purchase price, if any, and such other terms conditions, and restrictions as the Administrator, in its sole discretion, shall determine. Each Restricted Stock Units Agreement shall be subject to all applicable terms of the Plan and may be subject to any other terms that are not inconsistent with the Plan. A Restricted Stock Units Agreement may provide for dividend equivalent units.

(d)

Settlement. Settlement of vested Restricted Stock Units may be made in the form of (i) cash, (ii) Shares or (iii) any combination, as determined by the Administrator and may be settled in a lump sum or in installments. Distribution to a Participant of an amount (or amounts) from settlement of vested Restricted Stock Units may be deferred to a date after settlement as determined by the Administrator. The amount of a deferred distribution may be increased by an interest factor or by dividend

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equivalents. Until an Award of Restricted Stock Units is settled, the number of such Restricted Stock Units shall be subject to adjustment pursuant to the Plan. Notwithstanding the foregoing, settlement of vested Restricted Stock Units held by Participants who are residents of Canada or employed in Canada may be made only in the form of Shares.

12.	Awards to Outside Directors. Notwithstanding anything herein to the contrary, the grant of any Award to a Director who is not also an Employee (an “Outside Director”) shall be made by the Board pursuant to a written non-discretionary formula established by the Board (the “Outside Director Equity Compensation Policy”). The Outside Director Equity Compensation Policy shall set forth the type of Award(s) to be granted to Outside Directors, the number of shares of Common Stock to be subject to Outside Director Awards, the conditions on which such Awards shall be granted, become exercisable and/or payable and expire, and such other terms and conditions as the Board determines in its discretion. For the avoidance of doubt, Awards granted to Outside Directors shall be subject to all of the limitations set forth in the Plan.

13.	Non-Transferability of Awards. Unless determined otherwise by the Administrator, an Award may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner other than by will or by the laws of descent or distribution and may be exercised, during the lifetime of the recipient, only by the recipient. Notwithstanding the foregoing, in no event may an Award be sold, pledged, assigned, hypothecated, transferred, or disposed of for consideration absent stockholder approval. If the Administrator makes an Award transferable in accordance with this Section 13, the Award Documentation for such Award shall contain such additional terms and conditions as the Administrator deems appropriate.

14.	Reserved.

15.	Adjustments Upon Changes in Capitalization, Dissolution, Merger or Asset Sale.

(a)	Adjustments Upon Changes in Capitalization. Subject to any required action by the stockholders of the Company, the number of shares of Common Stock covered by each outstanding Award, the number of shares of Common Stock which have been authorized for issuance under the Plan but as to which no Awards have yet been granted or which have been returned to the Plan upon cancellation or expiration of an Award, in each case as set forth in Section 3, as well as the price per share of Common Stock covered by each such outstanding Award and the 162(m) annual share issuance limits under Section 6(d) shall be proportionately adjusted for any increase or decrease in the number of issued shares of Common Stock resulting from a stock split, reverse stock split, stock dividend, combination or reclassification of the Common Stock, or any other increase or decrease in the number of issued shares of Common Stock effected without receipt of consideration by the Company; provided, however, that conversion of any convertible securities of the Company shall not be deemed to have been “effected without receipt of consideration.” Such adjustment shall be made by the Compensation Committee, whose determination in that respect shall be final, binding and conclusive. Except as expressly provided herein, no issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of shares of Common Stock subject to an Award.

(b)	Dissolution or Liquidation. In the event of the proposed dissolution or liquidation of the Company, the Administrator shall notify each Participant as soon as practicable prior to the effective date of such proposed transaction. The Administrator in its discretion may provide for a Participant to have the right to exercise his or her Award until ten (10) days prior to such transaction as to all of the Awarded Stock covered thereby, including Shares as to which the Award would not otherwise be exercisable. In addition, the Administrator may provide that any Company repurchase option or forfeiture rights applicable to any Award shall lapse 100%, and that any Award vesting shall accelerate 100%, provided the proposed dissolution or liquidation takes place at the time and in the manner contemplated. To the extent it has not been previously exercised or vested an Award will terminate immediately prior to the consummation of such proposed action.

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(c)	Merger or Asset Sale. In the event of a merger of the Company with or into another corporation (as such merger is described in Section 1(h) herein), or the sale of substantially all of the assets of the Company (as such sale is described in Section 1(h) herein), each outstanding Award shall be assumed or an equivalent Award substituted by the successor corporation or related corporation. In the event that the successor corporation refuses to assume or substitute for the Award, the Participant shall fully vest in and have the right to fully exercise the Awards and all forfeiture restrictions on any or all of such Awards shall lapse, including Shares as to which it would not otherwise be vested or exercisable. If an Award becomes fully vested and exercisable in lieu of assumption or substitution in the event of such a merger or sale of assets, the Administrator shall notify the Participant in writing or electronically that the Award shall be fully vested and exercisable for a period of fifteen (15) days from the date of such notice, and the Award shall terminate upon the expiration of such period. For the purposes of this subsection, the Award shall be considered assumed if, following such merger or sale of assets, the Award confers the right to purchase or receive, for each Share of Awarded Stock subject to the Award immediately prior to such merger or sale of assets, the consideration (whether stock, cash, or other securities or property) received in such merger or sale of assets by holders of Common Stock for each Share held on the effective date of the transaction (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding Shares); provided, however, that if such consideration received in such merger or sale of assets is not solely common stock of the successor corporation or related corporation, the Administrator may, with the consent of the successor corporation, provide for the consideration to be received upon the exercise of the Award, for each Share of Awarded Stock subject to the Award, to be solely common stock of the successor corporation or related corporation equal in fair market value to the per share consideration received by holders of Common Stock in such merger or sale of assets.

(d)	Change of Control. Unless otherwise provided in a Participant’s agreement for services as an employee of the Company, if, within one year after a Change of Control has occurred, such Participant’s status as an employee of the Company is terminated by the Company (including for this purpose any successor to the Company due to such Change of Control and any employer that is an Affiliate of such successor) for any reason other than for Misconduct or, if applicable, terminated by such Participant as a Constructive Termination, then all Awards held by such Participant shall become fully vested for exercise upon the date of termination of such status, irrespective of the vesting provisions of such Participant’s Award Documentations.

(e)	Other Terms.

(i)	The Administrator may, in its sole discretion, include such further provisions and limitations in any Award, agreement or certificate, as it may deem equitable and in the best interests of the Company that are not inconsistent with the provisions of the Plan.

(ii)	With respect to Awards which are granted to “covered employees” within the meaning of Section 162(m) of the Code and are intended to qualify as “performance-based compensation” within the meaning of Section 162(m) of the Code, no adjustment or action described in this Section 15 or in any other provision of the Plan shall be authorized to the extent that such adjustment or action would cause such Award to fail to so qualify as performance-based compensation, unless the Administrator determines that the Award should not so qualify. No adjustment or action described in this Section 15 or in any other provision of the Plan shall be authorized to the extent that such adjustment or action would cause the Plan to violate Section 422(b)(1) of the Code. Furthermore, no such adjustment or action shall be authorized to the extent such adjustment or action would result in short-swing profits liability under Section 16 or violate the exemptive conditions of Rule 16b-3 unless the Administrator determines that the Award is not to comply with such exemptive conditions.

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(iii)	The existence of the Plan, the Award Documentation and the Awards granted hereunder shall not affect or restrict in any way the right or power of the Company or the stockholders of the Company to make or authorize any adjustment, recapitalization, reorganization or other change in the Company’s capital structure or its business, any merger or consolidation of the Company, any issue of stock or of options, warrants or rights to purchase stock or of bonds, debentures, preferred or prior preference stocks whose rights are superior to or affect the Common Stock or the rights thereof or which are convertible into or exchangeable for Common Stock, or the dissolution or liquidation of the Company, or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding, whether of a similar character or otherwise.

(iv)	No action shall be taken under this Section 15 which shall cause an Award to fail to comply with Section 409A of the Code or the Treasury Regulations thereunder, to the extent applicable to such Award.

16.	Date of Grant. The date of grant of an Award shall be, for all purposes, the date on which the Administrator makes the determination granting such Award, or such other later date as is determined by the Administrator. Notice of the determination shall be provided to each recipient within a reasonable time after the date of such grant.

17.	Amendment and Termination of the Plan.

(a)	Amendment and Termination. The Board may at any time amend, alter, suspend or terminate the Plan.

(b)	Stockholder Approval. The Company shall obtain stockholder approval of any Plan amendment to the extent necessary and desirable to comply with Applicable Laws and shall obtain stockholder approval for any amendment to the Plan to increase the number of shares available under the Plan, to change the class of employees eligible to participate in the Plan, to permit the Administrator to grant Options and SARs with an exercise price that is below Fair Market Value on the date of grant, to permit the Administrator to extend the exercise period for an Option or SAR beyond ten years from the date of grant, or to provide for additional material benefits under the Plan.

(c)	Effect of Amendment or Termination. No amendment, alteration, suspension or termination of the Plan shall impair the rights of any Participant, unless mutually agreed otherwise between the Participant and the Administrator, which agreement must be in writing and signed by the Participant and the Company. Termination of the Plan shall not affect the Administrator’s ability to exercise the powers granted to it hereunder with respect to Awards granted under the Plan prior to the date of such termination.

18.	Conditions Upon Issuance of Shares.

(a)	Legal Compliance. Shares shall not be issued pursuant to the exercise of an Award unless the exercise of the Award or the issuance and delivery of such Shares (or the cash equivalent thereof) shall comply with Applicable Laws and shall be further subject to the approval of counsel for the Company with respect to such compliance. Notwithstanding any other provision in this Plan, the Company will have no obligation to issue or deliver certificates for Shares under this Plan prior to: (a) obtaining any approvals from governmental agencies that the Company determines are necessary or advisable; and/or (b) completion of any registration or other qualification of such Shares under Applicable Laws. The Company will be under no obligation to register the Shares with the United States Securities and Exchange Commission or to effect compliance with the registration, qualification or listing requirements of any state securities laws, stock exchange or automated quotation system, and the Company will have no liability for any inability or failure to do so.

15

(b)	Investment Representations. As a condition to the exercise or receipt of an Award, the Company may require the person exercising or receiving such Award to represent and warrant at the time of any such exercise or receipt that the Shares are being purchased only for investment and without any present intention to sell or distribute such Shares if, in the opinion of counsel for the Company, such a representation is required.

19.	Inability to Obtain Authority. The inability of the Company to obtain authority from any regulatory body having jurisdiction, which authority is deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any Shares hereunder (or the cash equivalent thereof), shall relieve the Company of any liability in respect of the failure to issue or sell such Shares (or the cash equivalent thereof) as to which such requisite authority shall not have been obtained.

20.	Reservation of Shares. The Company, during the term of this Plan, will at all times reserve and keep available such number of Shares as shall be sufficient to satisfy the requirements of the Plan.

21.	Stockholder Approval. This Plan shall be subject to approval by the stockholders of the Company within twelve (12) months after the date of adoption by the Board. Such stockholder approval shall be obtained in the manner and to the degree required under Applicable Laws.

22.	Section 409A. To the extent that the Administrator determines that any Award granted under the Plan is subject to Section 409A of the Code, the Award Documentation evidencing such Award shall incorporate the terms and conditions required by Section 409A of the Code. To the extent applicable, the Plan and Award Documentations shall be interpreted in accordance with Section 409A of the Code and Department of Treasury regulations and other interpretive guidance issued thereunder, including without limitation any such regulations or other guidance that may be issued after the Effective Date. Notwithstanding any provision of the Plan to the contrary, in the event that following the Effective Date the Administrator determines that any Award may be subject to Section 409A of the Code and related Department of Treasury guidance (including such Department of Treasury guidance as may be issued after the Effective Date), the Administrator may adopt such amendments to the Plan and the applicable Award Documentation or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, that the Administrator determines are necessary or appropriate to (a) exempt the Award from Section 409A of the Code and/or preserve the intended tax treatment of the benefits provided with respect to the Award, or (b) comply with the requirements of Section 409A of the Code and related Department of Treasury guidance and thereby avoid the application of any penalty taxes under such Section.

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AMD

The future if fusion

PROXY SERVICES

40 COMPUTERSHARE

P.O. BOX 43004 PROVIDENCE, RI 02940

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIAL

If you would like to reduce the costs incurred by Advanced Micro Devices, Inc. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Advanced Micro Devices, Inc., c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: ADMIC1 KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY

ADVANCED MICRO DEVICES, INC.

The following are the proposals to be voted on at the meeting.

The Board of Directors recommends a vote FOR Items 1, 2, 3 and 4.

1. Election of the following Nominees to the Board of Directors:

For Against Abstain

1a) Hector de J. Ruiz

1b) W. Michael Barnes

1c) John E. Caldwell

1d) Bruce L. Claflin

1e) Frank M. Clegg

1f) H. Paulett Eberhart

1g) Derrick R. Meyer

For Against Abstain

1h) Robert B. Palmer

1i) Morton L. Topfer

Vote on Proposals For Against Abstain

2. Ratification of appointment of Ernst & Young LLP as AMD’s independent registered public accounting firm for the current fiscal year.

3. Approval of the Option Exchange.

4. Approval of the amendment and restatement of the 2004 Equity Plan.

Unless otherwise specified, this proxy will be voted FOR the listed nominees for Directors, FOR ratification of the appointment of the Company’s independent registered public accounting firm for the current fiscal year, FOR the Option Exchange and FOR the amendment and restatement of the 2004 Stock Option Plan.

Please sign exactly as the name or names appear(s) in this proxy. If the stock is issued in the name of two or more persons, all of them should sign the proxy. A proxy executed by a corporation should be signed in its name by an authorized officer. Executor, administrators and trustees so indicate when signing.

Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

AMD

The future is fusion

One AMD Place

P.O. Box 3453

Sunnyvale, CA 94088

(408) 749-4000

You are cordially invited to attend the Annual Meeting of Stockholders of Advanced Micro Devices, Inc. to be held at 9:00 a.m., CDT, on                 , 2009, at the Hyatt Regency Austin, 208 Barton Creek Road, Austin, Texas.

Regardless of whether or not you plan to attend the meeting, it is important that the shares be voted. Accordingly, we ask that you either vote by Internet or by telephone or sign and return your proxy card as soon as possible in the envelope provided.

Remember: If shares are held by your broker in “street name,” you must bring a letter from your broker showing that you were the direct or indirect (“beneficial”) owner of the shares on                 , 2009 to attend the Annual Meeting.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Proxy Statement and Annual Report on Form 10-K for the fiscal year ended December 27, 2008 are available at www.proxyvote.com.

ADMIC2

PROXY

ADVANCED MICRO DEVICES, INC.

Annual Meeting of Stockholders-                , 2009

This Proxy is solicited on behalf of the Board of Directors

The undersigned appoints DERRICK R. MEYER and HARRY A. WOLIN and each of them as proxies for the undersigned, with full power of substitution, to represent and to vote all the stock of the undersigned in the matters set forth in the 2009 Proxy Statement related to the Annual Meeting of Stockholders of Advanced Micro Devices, Inc. to be held on Thursday,                 , and at any adjournment(s) or postponement(s) thereof. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting of Stockholders or any adjournment(s) or postponement(s) thereof. If properly executed, this proxy shall be voted in accordance with the instructions given. To the extent no directions are given on a proposal, the proxyholders will vote FOR the nominees listed on the reverse side, FOR the ratification of the appointment of independent registered public accounting firm, FOR the Option Exchange, FOR the amendment and restatement of the 2004 Equity Plan, and in the discretion of the proxyholders, on other matters that may properly be presented at the meeting. The undersigned may revoke this proxy at any time prior to its exercise or may attend the meeting and vote in person.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED POSTAGE PRE-PAID ENVELOPE.

SEE REVERSE SIDE CONTINUED AND TO BE SIGNED ON REVERSE SIDE SEE REVERSE SIDE